  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 20, 1996
                                            REGISTRATION NO. 333-

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON D.C. 20549

                                ---------------

                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                ---------------

                            LEASING SOLUTIONS, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                ---------------

            CALIFORNIA                                   77-0116801
 (STATE OR OTHER JURISDICTION OF              (I.R.S. EMPLOYER IDENTIFICATION
  INCORPORATION OR ORGANIZATION)                            NO.)

                       10 ALMADEN BOULEVARD, SUITE 1500
                          SAN JOSE, CALIFORNIA 95113
                                (408) 995-6565
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                ---------------

                                 HAL J KRAUTER
                     CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                            LEASING SOLUTIONS, INC.
                       10 ALMADEN BOULEVARD, SUITE 1500
                          SAN JOSE, CALIFORNIA 95113
                                (408) 995-6565
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
            INCLUDING AREA CODE, OF REGISTRANT'S AGENT FOR SERVICE)

                                ---------------

                                  COPIES TO:

  RICHARD M. HARVEY,     DOUGLAS CLARK NEILSSON, ESQ. EDWARD M. LEONARD, ESQ.
         ESQ.               LEASING SOLUTIONS, INC.      BROBECK, PHLEGER &
  BROWN & BAIN, P.A.     10 ALMADEN BLVD., SUITE 1500       HARRISON LLP
   1755 EMBARCADERO       PALO ALTO, CALIFORNIA 94303      2200 GENG ROAD
   ROAD, SUITE 200              (408) 995-6565          SAN JOSE, CALIFORNIA
PALO ALTO, CALIFORNIA                                          95113
        94306                                              (415) 424-0160
    (415) 856-9411

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after the effective date of this Registration Statement.

                                ---------------

  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                ---------------

                        CALCULATION OF REGISTRATION FEE
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                                               PROPOSED        PROPOSED
                                  AMOUNT       MAXIMUM          MAXIMUM
     TITLE OF EACH CLASS           TO BE    OFFERING PRICE     AGGREGATE        AMOUNT OF
OF SECURITIES TO BE REGISTERED  REGISTERED     PER UNIT    OFFERING PRICE(1) REGISTRATION FEE
- ---------------------------------------------------------------------------------------------
   % Convertible Subordi-
   nated Notes............      $57,500,000      100%         $57,500,000       $19,827.59
- ---------------------------------------------------------------------------------------------
  Common Stock............          (2)          --               --               --

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
(1) Estimated solely for purposes of calculating the registration fee.
(2) Such indeterminate number of shares of Common Stock as may be issuable upon conversion of the Notes, including such additional shares as may be issuable as a result of adjustments to the conversion price. No separate fee is required.

                                ---------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE   +
+SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY  +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR   +
+THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE      +
+SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE    +
+UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF  +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                SUBJECT TO COMPLETION--DATED SEPTEMBER 20, 1996
PROSPECTUS
- --------------------------------------------------------------------------------
                                  $50,000,000


                       [LOGO OF LEASING SOLUTIONS, INC.]

                            LEASING SOLUTIONS, INC.

                    % Convertible Subordinated Notes Due 2003
- --------------------------------------------------------------------------------

The      % Convertible Subordinated Notes Due 2003 (the "Notes") are being offered by Leasing Solutions, Inc. (the "Company") and will mature on October
 , 2003, unless previously redeemed or repurchased. Interest on the Notes is
payable on April   and October   of each year, commencing April   , 1997. The
Notes are convertible into shares of the Common Stock of the Company ("Common Stock") at any time after the date 60 days following the last date on which the Notes are issued under the Indenture through maturity, unless previously
redeemed or repurchased, at a conversion price of $    per share, subject to
adjustment in certain events as described herein. See "Description of Notes --
 Conversion."

The Notes will constitute unsecured obligations of the Company subordinated in right of payment to all existing and future Senior Debt (as defined herein) of the Company. Senior Debt of the Company was approximately $230 million at July 31, 1996. See "Description of Notes -- Subordination." The Notes are redeemable, in whole or in part, at the option of the Company at any time on or after October , 1999, at the redemption prices set forth herein, plus accrued interest. See "Description of Notes -- Optional Redemption." Subject to certain conditions, following the occurrence of a Change of Control (as defined herein), each holder has the right to cause the Company to repurchase the Notes at 100% of the principal amount thereof, plus accrued interest. See "Description of Notes -- Change of Control."

The Notes will be represented only by Global Securities registered in the name of a nominee of The Depositary Trust Company, as Depositary (the "Depositary"). Settlement for the Notes will be made in immediately available funds. The Notes will trade in the Depositary's Same-Day Funds Settlement System until maturity, and secondary market trading activity in the Notes will therefore settle in immediately available funds. See "Description of Notes -- Global Securities."

The Common Stock is included in The Nasdaq Stock Market's National Market (the "Nasdaq National Market"). On September 19, 1996, the last reported sales price of the Common Stock on the Nasdaq National Market was $27.875 per share. See "Price Range of Common Stock." Application will be made to include the Notes in The Nasdaq SmallCap Market under the symbol "LSSIG."

SEE "RISK FACTORS" ON PAGES 6 TO 11 FOR A DISCUSSION OF CERTAIN MATERIAL FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE NOTES OFFERED HEREBY.

- --------------------------------------------------------------------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
IS A CRIMINAL OFFENSE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                                     Underwriting
                                         Price to   Discounts and   Proceeds to
                                         Public(1)  Commissions(2) Company(1)(3)
- --------------------------------------------------------------------------------
Per Note..............................         %            %              %
- --------------------------------------------------------------------------------
Total(4)..............................  $             $             $

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
(1) Plus accrued interest, if any, from the date of issuance.
(2) The Company has agreed to indemnify the Underwriters (as defined in "Underwriting") against certain liabilities, including liabilities under the Securities Act of 1933, as amended ("Securities Act"). See
    "Underwriting."
(3) Before deducting expenses payable by the Company estimated to be $   .
(4) The Company has granted the several Underwriters a 30-day over-allotment option to purchase up to an additional $7,500,000 aggregate principal amount of Notes on the same terms as set forth above. If all such additional Notes are purchased by the Underwriters, the total Price to
    Public will be $      , the total Underwriting Discounts and Commissions
    will be $     , and the total Proceeds to Company will be $      . See
    "Underwriting."

- --------------------------------------------------------------------------------
The Notes are offered by the several Underwriters, subject to delivery by the Company and acceptance by the Underwriters, to prior sale and to withdrawal, cancellation or modification of the offer without notice. Delivery of the Notes to the Underwriter is expected to be made to Prudential Securities Incorporated
through the facilities of the Depositary on or about October   , 1996.

PRUDENTIAL SECURITIES INCORPORATED                             SMITH BARNEY INC.

        , 1996

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the
Commission: 7 World Trade Center, New York, New York 10048; and Suite 1400, 500 West Madison Street, Chicago, Illinois 60621-2511. Copies of such material can be obtained from the Public Reference Section of the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, Washington, D.C. 20549, at prescribed rates. The Commission maintains a World Wide Web site that contains information which the Company has filed electronically with the Commission. The address of the Commission's World Wide Web site is http://www.sec.gov. The Common Stock is quoted on the Nasdaq National Market under the symbol "LSSI." Reports, proxy and information statements and other information described above may be inspected and copied at facilities maintained by the Nasdaq Stock Market at 1735 K Street, N.W., Washington, D.C. 20006.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents heretofore filed by the Company with the Commission are incorporated herein by reference: (i) the Company's Annual Report on Form 10-K for the year ended December 31, 1995; (ii) the Company's Notice of 1995 Annual Meeting of Shareholders and Proxy Statement with respect to such meeting; and (iii) the Company's Quarterly Reports on Form 10-Q, for the quarterly periods ended March 31, 1996 and June 30, 1996.

  All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Notes shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing of such documents. Any statement contained in this Prospectus to the extent that a statement contained herein or in any subsequently filed document that also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents incorporated by reference herein (other than exhibits to such documents, unless exhibits are specifically incorporated by reference into such documents). Requests for such copies should be directed to Leasing Solutions, Inc., 10 Almaden Boulevard, Suite 1500, San Jose, California 95113, Attention: Vice President, Corporate Finance. The Company's telephone number is (408) 995-6565.

                               ----------------

  IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE NOTES OFFERED HEREBY AND OF THE COMMON STOCK AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus or incorporated herein by reference. Prospective purchasers of the Notes offered hereby should carefully consider the factors set forth under "Risk Factors." Unless otherwise noted, the information contained in this Prospectus assumes that the Underwriters' over-allotment option will not be exercised.

                                  THE COMPANY

  Leasing Solutions, Inc. (the "Company") is in the business of leasing information processing and communications equipment to large, creditworthy customers, primarily through vendor programs with equipment manufacturers. The Company's focus is on operating leases because such leases provide the opportunity for the Company to realize a substantial return through residuals received upon remarketing the equipment to the original customer at the end of the initial lease term. To date, the Company has purchased over $750 million of equipment, representing over 275,000 assets. The Company has recently expanded its operations to Western Europe.

  The majority of the Company's vendor programs involve equipment utilized in corporate desktop and client/server network environments. The Company estimates that, during the first six months of 1996, desktop computers represented approximately 85% of the purchase price of equipment purchased by the Company for lease to its customers ("Dollar Volume"). The Gartner Group estimates that, by 1998, more than 35% of desktop and midrange computer equipment in North America will be leased. In order to better service their corporate customers, the Company believes that many information processing and communications equipment vendors are choosing to outsource their lease finance function to independent leasing companies, such as the Company.

  The Company's vendor programs generally involve equipment purchase and remarketing relationships with manufacturers. The Company has existing vendor programs for the United States with Apple Computer, Auspex Systems, Dell Computer, Memorex Telex, NCR, Quickturn Design Systems, and Sybase. The Company also has a vendor program with Dell Computer for Western Europe, and has entered into a letter of intent with Cisco Systems for a vendor program in the United States and Western Europe. In addition, the Company currently has a significant lease financing relationship with a major systems integrator and anticipates establishing additional systems integrator programs in the future. The ten largest customers of the Company, by Dollar Volume, during the 18 months ended June 30, 1996, and listed alphabetically, were Apple Computer, EDS, Ernst & Young LLP, Honeywell, L.L. Bean, Source Services, State of California, Tandy, Western Digital, and Xerox. The Company has over 400 master lease agreements in place with its corporate customers.

  Key factors contributing to the Company's growth in profitability have been its ability to estimate residual values and maximize realized residual values in the remarketing process. When estimating residual values, the Company utilizes, among other sources, residual estimates available from independent sources, such as the Gartner Group, input from its vendor relationships and the experience and expertise of its management team. The Company believes that its focus and management expertise with respect to the information processing and communications equipment sector of the leasing industry have been important elements of its successful remarketing efforts.

  For equipment purchased through its vendor programs, the Company works directly with the vendor's sales force in the remarketing process for equipment manufactured by the vendor. The Company's vendor programs generally involve residual sharing arrangements which provide financial incentives for vendors to assist in the remarketing process. The Company believes that the value of its equipment is greatest to the original customer when it is "embedded" in the customer's operations, such as equipment used in client/server networks. Therefore, the Company seeks to maximize the amount of equipment that is remarketed in place to the original customer in order to realize the considerably higher residual values that may result from such remarketing, as compared to equipment sold or leased to a third party. Based on equipment purchase cost, approximately 70% of the Company's equipment remarketed during the 18 months ended June 30, 1996, was remarketed in place to the original customer. See "Risk Factors -- Potential Reduction in Residual Values of Leased Equipment."

                                  THE OFFERING

Securities Offered........  $50,000,000 ($57,500,000 if the Underwriters' over-
                            allotment option is exercised in full) aggregate principal amount of % Convertible Subordinated Notes due 2003 (the "Notes") to be issued under an indenture (the "Indenture").

Interest Payment Dates....  April   and October   of each year at  % per annum
                            commencing April  , 1997. See "Description of
                            Notes."

Maturity..................  October  , 2003.

Conversion Rights.........  The Notes are convertible into Common Stock of the
                            Company at the option of the holder at any time after the date 60 days following the last date on which the Notes are issued under the Indenture through maturity, unless previously redeemed or
                            repaid, at a conversion price of $   per share
                            (equivalent to a conversion rate of approximately
                               shares per $1,000 principal amount of Notes),
                            subject to adjustment in certain events. See
                            "Description of Notes -- Conversion."

Redemption at the Option
of the Company............  The Notes are redeemable at any time on or after
                            October , 1999, in whole or in part, at the option of the Company, at declining redemption prices set forth herein, plus accrued interest. See "Description of Notes -- Optional Redemption."

Change of Control.........  In the event of a Change in Control (as defined in
                            "Description of Notes"), each holder of Notes will have the right to require the Company to repurchase all or any part of the holder's Notes at a repurchase price of 100% of the principal amount thereof, plus accrued interest. See "Description of Notes -- Change of Control."

Subordination.............  The Notes will constitute general unsecured obligations of the Company and will be subordinated in right of payment to all existing and future Senior Debt (as defined in "Description of Notes") of the Company, and are effectively subordinated to all existing and future indebtedness and other liabilities of Subsidiaries (as defined herein) of the Company. At July 31, 1996, the Company had approximately $230 million of indebtedness outstanding that would have constituted Senior Debt and the subsidiaries of the Company had approximately $28 million of indebtedness outstanding and other liabilities (excluding intercompany liabilities) to which the Notes would have been structurally subordinated. The Indenture contains no limitations on the incurrence of additional indebtedness or other liabilities by the Company or any of its Subsidiaries. See "Description of Notes -- Subordination."

Use of Proceeds...........  Principally to fund the Company's equity investment in equipment it leases to its customers and for general corporate purposes. See "Use of Proceeds."

Listing...................  Application will be made to include the Notes in
                            The Nasdaq SmallCap Market under the symbol
                            "LSSIG." The Common Stock is included in the Nasdaq National Market under the symbol "LSSI."

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                            YEARS ENDED       SIX MONTHS  ENDED
                                           DECEMBER 31,           JUNE 30,
                                      ----------------------- -----------------
                                       1993    1994    1995     1995     1996
                                      ------- ------- ------- -------- --------
INCOME STATEMENT DATA:
Total revenues....................... $50,818 $60,087 $80,676 $ 36,713 $ 59,864
Costs and expenses (1)...............  37,922  45,141  62,233   28,342   47,489
                                      ------- ------- ------- -------- --------
Transaction contribution.............  12,896  14,946  18,443    8,371   12,375
Selling, general and administrative
 expenses............................   7,435   7,294   8,584    4,077    5,419
                                      ------- ------- ------- -------- --------
Income before income taxes...........   5,461   7,652   9,859    4,294    6,956
Provision for income taxes...........   2,242   3,060   3,931    1,718    2,846
                                      ------- ------- ------- -------- --------
Net income........................... $ 3,219 $ 4,592 $ 5,928 $  2,576 $  4,110
                                      ======= ======= ======= ======== ========
Net income per share................. $   .66 $   .75 $   .93 $    .41 $    .53
                                      ======= ======= ======= ======== ========
Shares used in computing per share
 amounts.............................   4,884   6,096   6,373    6,241    7,727
                                      ======= ======= ======= ======== ========

                                                            AT JUNE 30, 1996
                                                         -----------------------
                                                          ACTUAL  AS ADJUSTED(2)
                                                         -------- --------------
BALANCE SHEET DATA:
Investment in leases.................................... $291,344    $291,344
Total assets............................................  314,817     316,617
Recourse debt...........................................  118,728      70,528
Nonrecourse debt........................................  123,264     123,264
% Convertible Subordinated Notes........................      --       50,000
Retained earnings.......................................   20,361      20,361
Shareholders' equity....................................   57,723      57,723

- --------
(1) All expenses other than selling, general and administrative expenses.
(2) Adjusted to reflect the sale of the Notes offered hereby (after deducting estimated underwriting discounts and commissions and offering expenses) and the application of the net proceeds therefrom. See "Use of Proceeds."

                                 RISK FACTORS

  PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS, IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS, IN CONNECTION WITH AN INVESTMENT IN THE NOTES OFFERED HEREBY.

  This Prospectus includes certain statements that may be deemed to be "forward-looking statements." All statements, other than statements of historical facts, included in this Prospectus that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future, including, without limitation, with respect to demand and competition for the Company's lease financing services and the products to be leased by the Company, the continued availability to the Company of adequate financing, risks and uncertainties of doing business in Europe, the ability of the Company to recover its investment in equipment through remarketing, the ability of the Company to manage its growth, the Company's business strategies, and the Company's expansion of its operations, are forward-looking statements. These statements are based on certain assumptions and, in certain cases, analyses made by the Company in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks or uncertainties, including the following risk factors, general economic and business conditions, the business opportunities (or lack thereof) that may be presented to and pursued by the Company, changes in laws or regulations and other factors, many of which are beyond the control of the Company. Prospective investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in forward-looking statements.

  POTENTIAL REDUCTION IN RESIDUAL VALUES OF LEASED EQUIPMENT. The Company has historically emphasized operating leases with a term of 24 to 36 months, rather than direct finance leases. In general, under the Company's operating leases, the present value of the monthly lease payments will pay back 80% to 90% of the purchase price of the equipment, whereas the present value of the monthly lease payments under its direct finance leases will generally pay back the Company's entire investment in the equipment. As a result, under its operating leases, the Company assumes the risk of not recovering its entire investment in the equipment through the remarketing process.

  At the inception of each operating lease, the Company estimates a residual value for the leased equipment based on guidelines established by the Company's Investment Committee. However, as is typical of information processing and communications equipment, the equipment owned and leased by the Company is subject to rapid technological obsolescence. Furthermore, decreases in manufacturers' prices of equipment may adversely affect the market value of such equipment, and thus its residual value. While the Company's experience generally has resulted in aggregate realized residual values for equipment in excess of the initial estimated residual values for such equipment, a decrease in the market value of such equipment at a rate greater than expected by the Company, whether due to rapid technological obsolescence, price decreases or other factors, would adversely affect the residual values of such equipment. In addition, since early 1993, the Company has entered into new vendor programs and one systems integrator relationship that have produced substantial lease volume. Approximately 68% of the purchase price of equipment purchased by the Company for lease to its customers ("Dollar Volume") during the 18 months ended June 30, 1996 has been purchased pursuant to such new vendor programs or systems integrator relationship. The Company estimates that during such 18 month period, desktop computers represented 85%, by its Dollar Volume. The initial lease terms of most of the leases to which such equipment is subject have not yet expired and, as a result, the Company does not yet have remarketing experience with respect to such equipment. Additionally, the desktop computer equipment purchased as a result of such new vendor programs or such systems integrator relationship is a different type of information processing and communications equipment than equipment for which the Company has significant remarketing experience. Therefore, the Company's historical experience in estimating residual values may not be applicable to equipment distributed by such new vendors or systems integrator, and the Company's historical remarketing experience is not necessarily indicative of future performance.

  Accordingly, there can be no assurances that the Company's estimated residual values for equipment will be achieved. If the Company's estimated residual values with respect to any type of equipment are reduced or not realized in the future, the Company may not recover its investment in such equipment and, as a result, its operating results, cash flows and financial condition could be materially adversely affected. As of June 30, 1996, the total net unrealized residual (book) value of the Company's leased equipment reflected in the Company's balance sheet was approximately $99 million. See "Management's Discussion and Analysis of Financial Condition and Results of Operations (hereinafter, "MD&A") -- Lease Accounting."

  POTENTIAL FLUCTUATIONS IN QUARTERLY OPERATING RESULTS. The Company's future quarterly operating results may fluctuate. The Company's quarterly results of operations are susceptible to fluctuations for a number of reasons, including, without limitation, any reduction of expected residual values related to the equipment the Company leases. Quarterly operating results could also fluctuate as a result of the sale by the Company of equipment in its lease portfolio, at the expiration of a lease term or prior to such expiration, to the lessee or to a third party or the sale of the stream of monthly rental payments under its leases to a third party. Such sales of equipment or lease receivables may have the effect of increasing revenues and net income during the quarter in which the sale occurs, and reducing revenues and net income otherwise expected in subsequent quarters. See "Potential Reduction in Residual Values of Leased Equipment" above and "MD&A -- Lease Accounting," "MD&A -- Results of Operations for the Three Years Ended December 31, 1995" and "MD&A -- Results of Operations for the Six Months Ended June 30, 1996."

  In the event the Company's revenues or earnings for any quarter are less than the level expected by securities analysts or the market in general, such shortfall could have an immediate and significant adverse impact on the market price of the Company's Common Stock. Any adverse impact could be greater if a shortfall occurs near the time of any material decrease in any widely followed stock index or in the market price of the stock of one or more public equipment leasing companies or major vendors or customers of the Company. See "Possible Volatility of Share Price" below.

  Given the possibility of such fluctuations, the Company believes that comparisons of the results of its operations for preceding quarters are not necessarily meaningful and that such results for one quarter should not be relied upon as an indication of future performance.

  DEPENDENCE ON VENDORS AND SYSTEMS INTEGRATORS. In 1995, approximately 21%, 13% and 10% of the Company's lease volume (by Dollar Volume) resulted from leases with respect to equipment purchased by the Company through its vendor programs with Dell Computer, Memorex Telex and Apple Computer, respectively. During the six months ended June 30, 1996, approximately 60%, 8% and 4%, respectively, of such lease volume resulted from such vendor programs. Furthermore, a major systems integrator with which the Company has a lease financing relationship accounted for 14% of such lease volume during 1995 and 17% of such lease volume during the first six months of 1996. The loss of any of its major vendors, and particularly Dell, or such systems integrator could have a material adverse effect on the Company's results of operations and financial condition. The inability of the Company to develop additional vendor programs and systems integrator relationships could adversely affect the Company's ability to continue to grow its lease portfolio. Several of the Company's other vendor programs have not, to date, produced significant volumes of leased equipment or revenues. See "Business -- Leasing and Sales Activities -- Vendor Programs."

  As noted, the Company's vendor program with Dell represented approximately 60% of its lease volume for the first six months of 1996. Virtually all of the equipment purchased for lease under the Dell program is desktop computer equipment. See "Potential Reduction in Residual Values of Leased Equipment" above. The vendor program with Dell is non-exclusive and, accordingly, does not require Dell to involve the Company in the lease financing requests of Dell's customers. The Company is in the process of negotiating an extension of its Dell vendor program agreement, which presently expires in June 1997, through January 1998. In the event the Company's agreement with Dell were to expire or Dell chose to refer a significant amount of the lease financing requests of its corporate customers to other lease financing sources, the Company's lease volume and ultimately, its results of operations and financial condition would be materially adversely affected.

  The Company has had a vendor program with Memorex Telex since the Company's inception in 1986. As of June 30, 1996, the net book value of the Company's leased equipment acquired from Memorex Telex reflected in the Company's balance sheet was approximately $56 million. The agreements documenting the Company's vendor program with, and portfolio acquisitions from, Memorex Telex (see "Business -- Leasing and Sales Activities -- Vendor Programs") provide that Memorex Telex will remarket its equipment purchased by the Company, or assist the Company with respect to its remarketing of such equipment, when the initial lease term ends. Memorex Telex has reported substantial losses over the last few years and is having difficulties meeting its obligations. In the event Memorex Telex does not improve its operating results and obtain necessary additional capital in the near future, there is a substantial possibility that it will file for protection under the bankruptcy laws. However, if such filing occurs, there can be no assurances that Memorex Telex will be able to successfully reorganize. As a result, Memorex Telex may not be able to continue in business or may be forced to materially curtail its business, either of which would adversely affect its ability to meet its obligations under its agreements with the Company. Accordingly, a continuation of Memorex Telex's financial difficulties could have a material adverse effect on the Company's results of operations and financial condition.

  The Company has had a vendor program with Apple Computer since mid-1993. Apple has reported substantial losses from operations over the last year. In the event Apple's financial difficulties result in it being acquired by a company with a captive leasing subsidiary or an exclusive relationship with another leasing company, there is an additional risk that Apple will not renew its vendor program agreement with the Company when it expires at the end of 1996. Furthermore, if Apple's financial difficulties persisted over a longer period, Apple may be forced to materially curtail its business, which could affect its ability to meet its obligations under its agreement with the Company, including its obligation to assist the Company with respect to remarketing of Apple equipment purchased by the Company. Accordingly, a continuation of Apple's financial difficulties could have a material adverse effect on the Company's results of operations and financial condition.

  DEPENDENCE ON AVAILABILITY OF FINANCING. The operating lease business on which the Company focuses is a capital intensive business. The typical operating lease transaction requires a cash investment by the Company of 10% to 20% of the original equipment cost, commonly known in the equipment leasing industry as an "equity investment." The Company's equity investment is typically financed with either recourse borrowings, the net proceeds of the sale of debt or equity securities or internally generated funds. It is expected that the net proceeds from the sale of Notes in this offering will be used primarily to provide capital for such equity investments. The balance of the equipment cost is typically financed with the proceeds of long-term, nonrecourse debt. In addition, the Company typically finances the acquisition of equipment for lease through short-term, "warehouse" lines of credit prior to obtaining long-term, permanent financing for the equipment. Accordingly, the Company's ability to successfully execute its business strategy and to sustain its growth is dependent, in part, on its ability to obtain recourse and nonrecourse debt capital, both short-term and long-term, and to raise additional debt or equity capital to meet its equity investment requirements in the future. Although, to date, the Company has been able to obtain the recourse and nonrecourse borrowing, and raise the other capital, it requires to finance its business, no assurances can be given that the necessary amount of such capital will continue to be available to the Company on favorable terms or at all. In particular, any material failure of the Company to achieve its residual value estimates through the remarketing of equipment would adversely affect its ability to finance its equity investments. In addition, the Company only recently expanded its lease financing activities to Western Europe and, as yet, has not put into place any lines of credit to support such activities. If the Company were unable to obtain any portion of its required financing on favorable terms, the Company would be required to reduce its leasing activity, which would have a material adverse effect on the Company's results of operations and financial condition. See "MD&A -- Liquidity and Capital Resources" and "Business -- Financing."

  DEPENDENCE ON CREDITWORTHY CUSTOMERS. The Company has focused its marketing and sales efforts, through its vendor programs and in general, on leasing equipment to large, creditworthy customers. To date, the credit quality of the Company's customers, and the Company's resulting successful delinquency and default experience, have enabled the Company to raise sufficient amounts of debt and equity capital to fund its equipment purchases. In the event the actual or perceived credit quality of the Company's customer base materially decreases, or the Company has a material increase in its delinquency and default experience, the Company may find it difficult to continue to obtain the capital it requires, resulting in a material adverse effect on its results of operations and financial condition (see "Dependence on Availability of Financing" above). Furthermore, a material increase in the Company's delinquency and default experience would, alone, have a material adverse effect on its results of operations.

  INTEREST RATE RISK. The Company's equipment leases are structured on a fixed monthly rental basis. Prior to obtaining long-term financing for its leases and the related equipment, the Company typically finances the purchase of those assets through short-term, "warehouse" lines of credit which bear interest at variable rates. The Company is exposed to interest rate risk on leases financed through its warehouse facilities to the extent interest rates increase between the time the leases are initially financed and the time they are permanently financed. Increases in interest rates during this period could narrow or eliminate the spread, or result in a negative spread, between the effective interest rate the Company realizes under its leases and the interest rate that the Company pays under its warehouse facilities or, more importantly, under the borrowings used to provide long-term financing for such leases. To protect the Company against this risk, the Company's Board of Directors has approved a hedging strategy and, as appropriate, the Company will hedge against such interest rate risk. To date, the Company has not engaged in any such hedges. There can be no assurance, however, that the Company's hedging strategy or techniques will be effective, that the profitability of the Company will not be adversely affected during any period of changes in interest rates or that the costs of hedging will not exceed the benefits. See "MD&A -- Liquidity and Capital Resources."

  DEPENDENCE ON MAJOR CUSTOMERS. The Company has two customers, the State of California and Xerox Corporation, which accounted for 11.2% and 10.3%, respectively, of 1995 revenues. During the first six months of 1996, the Company had three customers, Xerox, the State of California and Ernst & Young LLP, which accounted for 17.6%, 11.2% and 9.8%, respectively, of revenues for that period. The Company's lease agreements with these customers presently expire between now and mid-1999. In the event any of these customers, and particularly Ernst & Young LLP (which has represented approximately 50% of the Company's lease volume, by Dollar Volume, in the first six months of 1996), or any of the Company's other major customers, ceases to lease additional equipment or materially reduces the amount of equipment it leases from the Company in the future, the Company's operating results could be materially adversely affected.

  MANAGEMENT OF GROWTH. In the past three and a half years, the Company financed a significantly greater number of leases than it had in the prior seven years of its existence. As a result of this rapid growth, the net book value of the Company's lease portfolio grew from $69 million at December 31, 1992 to $291 million at June 30, 1996. In light of this growth, the historical performance of the Company's lease portfolio may be of limited relevance in predicting future lease portfolio performance. Any credit or other problems associated with the large number of leases financed in recent years will not become apparent until sometime in the future.

  In order to support the anticipated growth of its business, the Company has added a substantial number of new personnel since the beginning of 1995 and expects to add a substantial number of additional personnel during the balance of 1996 and during 1997. The Company is absorbing, and will continue to absorb in the future, the effects of additional personnel costs and the implementation of new software systems necessary to manage such growth. The Company's future operating results will depend on its ability to attract, hire and retain skilled employees and on the ability of its officers and key employees to continue to implement and improve its operational and financial control systems and to train and manage its employees. The Company's inability to manage growth effectively, should it occur, or to attract and retain the personnel it requires, could have a material adverse effect on the Company's results of operations.

  EXPANSION TO WESTERN EUROPE. In April 1996, the Company expanded its lease financing activities to Western Europe by acquiring a small independent leasing company in the United Kingdom. Although no assurances can be given, the Company expects that, in addition to its present capabilities in the United Kingdom, it will be in a position to provide lease financing to its vendors' customers in Germany in the next few weeks and to their customers in France, Belgium and the Netherlands by the end of 1996. International activities pose certain risks not faced by leasing companies that limit themselves to United States lease financing activities.

Fluctuations in the value of foreign currencies relative to the U.S. dollar, for example, could adversely impact the Company's results of operations. International activities also could be adversely affected by factors beyond the Company's control, including the imposition of or changes in government controls, export license requirements, or tariffs, duties or taxes and changes in economic and political conditions. In addition, cross-border leasing transactions within Western Europe raise the risk that VAT or other taxes that are not reimbursable by the lessee may be imposed on the transaction.

  The principal impetus for the Company expanding its operations to Western Europe was its vendor program agreement with Dell. The Company is in the process of negotiating the extension of the term of this agreement with Dell, which presently expires on October 31, 1996, to October 1997 or later. In the event the agreement is not extended, the Company may not have the lease volume in Europe to support its infrastructure and related costs and, as a result, could experience losses in its European operations. Furthermore, the European vendor program with Dell does not obligate Dell to participate in the remarketing of equipment the Company purchases from Dell. Although the Company recognizes that fact when estimating residuals for purposes of providing pricing for leases of Dell equipment in Europe, no assurances can be given that the Company will adequately take into account the impact on the Company's ability to recover its estimated residuals on such equipment which results from Dell not participating in such remarketing. See "Potential Reduction in Residual Values of Leased Equipment" above.

  COMPETITION. The information processing and communications equipment leasing business is characterized by significant competition. The Company competes with leasing companies, commercial banks and other financial institutions with respect to opportunities to provide lease financing to end-user customers and to provide vendor programs to manufacturers of such equipment. A substantial number of the Company's competitors are significantly larger, and have substantially greater resources, than the Company. The Company's relatively limited amount of capital places it at a disadvantage in relation to its larger competitors, particularly in connection with financing lease transactions involving large dollar volumes of equipment where the cost of the equipment substantially exceeds the amount of debt available for such financing. See "Business -- Competition."

  SUBORDINATION OF NOTES. The indebtedness evidenced by the Notes is subordinate to the prior payment in full of all Senior Debt (as defined in "Description of Notes"). At July 31, 1996, the Company had approximately $230 million of Senior Debt outstanding. In addition, because a substantial portion of the Company's operations and financing activities are or will be conducted through subsidiaries, claims of holders of indebtedness and of other creditors of such subsidiaries will have priority with respect to the assets and earnings of such subsidiaries over the claims of creditors of the Company, including holders of the Notes. At July 31, 1996, the Company's subsidiaries had approximately $28 million of debt outstanding. The Indenture will not limit the amount of additional indebtedness, including Senior Debt or pari passu indebtedness, that the Company or any of its subsidiaries can create, incur, assume or guarantee. During the continuance of any default (beyond any applicable grace period) in the payment of principal, premium, interest or any other payment due on the Senior Debt, no payment of principal or interest on the Notes may be made by the Company. In addition, upon any distribution of assets of the Company after any dissolution, winding up, liquidation or reorganization, the payment of the principal and interest on the Notes is subordinated to the extent provided in the Indenture to the prior payment in full of all Senior Debt and is structurally subordinated to claims of creditors of each subsidiary of the Company. By reason of this subordination, in the event of the Company's dissolution, holders of Senior Debt may receive more, proportionately, and holders of the Notes may receive less, proportionately, than the other creditors of the Company. The Company's cash flow and ability to service debt, including the Notes, are dependent, in part, upon the earnings of its subsidiaries and the distribution of those earnings to, or upon payments by those subsidiaries to, the Company. The ability of the Company's subsidiaries to make such distributions or payments are subject to contractual or statutory restrictions. See "Description of Notes."

  REPURCHASE OF NOTES UPON CHANGE OF CONTROL; AVAILABILITY OF FUNDS. In the event of a Change of Control (as defined in "Description of the Notes"), each holder of Notes will have the right to require that the Company repurchase the Notes in whole or in part at a redemption price of 100% of the principal amount thereof, plus accrued interest to the date of purchase. If a Change of Control were to occur, there can be no assurance that the Company would have sufficient funds to pay such redemption price for all Notes tendered by the holders thereof. See "Subordination of Notes" above. The Company's ability to pay such redemption price is, and may in the future be, limited by the terms of its lines of credit or other agreements relating to indebtedness that constitute Senior Debt. See "Description of Notes."

  POSSIBLE VOLATILITY OF SHARE PRICE. The market price of the shares of the Company's Common Stock has been highly volatile. In addition, in recent years the stock market in general and the market for shares of small capitalization stocks in particular have experienced extreme price fluctuations which have often been unrelated to the operating performance of affected companies. For example, the market price may be significantly affected by actual or anticipated financial results of the Company, the market price of stocks of other equipment leasing companies, announcements from vendors of the Company's leased equipment regarding new products or technological innovations, equipment price changes, a decision by a holder of a significant percentage of the Company's outstanding shares to liquidate its position in those shares, changes in government regulations, changes in prevailing interest rates, accounting principles or tax laws applicable to the Company, the operating results or financial condition of the Company's vendors or principal customers, or acquisitions affecting the Company's vendors or principal customers. See "Price Range of Common Stock." There can be no assurance that the market price of the Company's Common Stock will not experience significant fluctuations in the future, including fluctuations that are unrelated to the Company's performance.

  SHARES ELIGIBLE FOR FUTURE SALE MAY ADVERSELY AFFECT THE MARKET PRICE OF COMMON STOCK. As of the expected effective date of this Prospectus, approximately 6,268,287 shares of Common Stock (excluding the shares of Common Stock issuable upon the conversion of the Notes) will be outstanding and freely transferable without restriction. The Company and each of the Company's directors and officers has agreed with the Underwriters not to sell any shares of Common Stock within the 90-day period after the date hereof. At the end of such 90-day period, approximately 1,922,158 shares subject to such lock-up agreements will become eligible for sale, subject, with respect to approximately 1,836,950 of those shares, to the provisions of Rule 144. Sales of any such shares after such period could materially adversely affect the market price of the Common Stock. See "Shares Eligible for Future Sale" and "Underwriting."

                                USE OF PROCEEDS

  The net proceeds to the Company from the sale of the Notes offered hereby are estimated to be $48,200,000 ($55,475,000 if the Underwriters' over-allotment option is exercised in full), after deducting underwriting discounts and commissions and estimated expenses of this offering. The Company intends to use the net proceeds primarily to provide capital for its equity investments in equipment for lease to its customers, including equipment in portfolios acquired by the Company, and for general corporate purposes. A portion of such net proceeds may be used to acquire other companies or businesses in the same industry as the Company and the lease portfolios of other companies. The Company does consider such acquisitions in the normal course of its business, but does not have any present commitments or agreements with respect to any acquisitions. Although the Company is presently negotiating the acquisition of a lease portfolio in Germany, it does not expect to use any of the net proceeds of this offering to finance that acquisition.

  Prior to use of the net proceeds for the purposes described above, it will be used to repay a portion of the Company's outstanding short-term debt under its secured, recourse bank lines of credit, which, at June 30, 1996, totaled $112,200,000. The Company will have the ability to reborrow all or a portion of any such amount it repays to purchase equipment for lease. The debt under such lines of credit bears interest at an effective weighted average rate (based on the outstanding balance of each such line at June 30, 1996) of 8.2%. The recourse debt outstanding under such lines of credit at June 30, 1996 matures from August, 1996 through 2001. Proceeds of such borrowings were used to purchase equipment for lease to customers. If the Company does not use the entire net proceeds initially to pay down short-term debt, it will invest such available funds in United States government agency secured investments, or commercial paper rated Baa3 or better by Moody's Investor Services (or with a substantially similar rating), with maturities not in excess of three months.

                          PRICE RANGE OF COMMON STOCK

  The Company's Common Stock is included on the Nasdaq National Market under the symbol "LSSI." The following table sets forth, for the periods indicated, the high and low sales prices of the Common Stock as reported by the Nasdaq National Market.

                                                                 HIGH     LOW
                                                                ------- -------
FISCAL 1994
  First Quarter................................................ $12.750 $ 8.000
  Second Quarter............................................... $10.750 $ 7.750
  Third Quarter................................................ $ 9.750 $ 7.750
  Fourth Quarter............................................... $ 9.000 $ 5.625
FISCAL 1995
  First Quarter ............................................... $10.375 $ 6.375
  Second Quarter............................................... $12.000 $ 9.125
  Third Quarter................................................ $15.250 $11.000
  Fourth Quarter............................................... $16.250 $12.500
FISCAL 1996
  First Quarter................................................ $15.625 $12.500
  Second Quarter............................................... $17.250 $12.625
  Third Quarter (through September 19, 1996)................... $28.625 $13.500

  On September 19, 1996, the last reported sales price for the Common Stock on the Nasdaq National Market was $27.875 per share. As of August 31, 1996, there were approximately 180 shareholders of record of the Company's Common Stock.

                                CAPITALIZATION

  The following table sets forth the capitalization of the Company at June 30, 1996, and as adjusted to reflect the sale of the Notes offered hereby, and the application of the estimated net proceeds therefrom as described in "Use of Proceeds."

                                                             AT JUNE 30, 1996
                                                           --------------------
                                                              (IN THOUSANDS)
                                                            ACTUAL  AS ADJUSTED
                                                           -------- -----------
Recourse debt (1)......................................... $118,728  $ 70,528
Nonrecourse debt (1)......................................  123,264   123,264
% Convertible Subordinated Notes (2)......................      --     50,000
                                                           --------  --------
    Total debt............................................ $241,992  $243,792
                                                           --------  --------
Shareholders' equity:
    Preferred Stock, 5,000,000 shares authorized, none
     outstanding..........................................      --        --
    Common Stock, 10,000,000 shares authorized, 8,099,082
     shares outstanding (3)...............................   37,342    37,342
    Retained earnings.....................................   20,361    20,361
    Accumulated translation adjustment....................       20        20
                                                           --------  --------
      Total shareholders' equity..........................   57,723    57,723
                                                           --------  --------
Total capitalization...................................... $299,715  $301,515
                                                           ========  ========

- --------
(1) For information with respect to the Company's debt, see Note 7 of Notes to Consolidated Financial Statements included elsewhere in this Prospectus.
(2) Before deducting estimated underwriting discounts and commissions and offering expenses.
(3) Does not include an aggregate of 1,382,317 of Common Stock reserved for issuance under the Company's stock option plans and stock purchase plan, 521,677 shares of which are subject to outstanding options or 66,667 shares subject to an outstanding warrant of the Company, all as of June 30, 1996.

                                DIVIDEND POLICY

  The Company has never declared or paid a dividend to shareholders and does not anticipate declaring or paying a dividend in the foreseeable future, as the Company's Board of Directors intends to retain earnings for use in the business. Several of the agreements with respect to the Company's secured bank lines of credit include a covenant which prohibits the Company from paying dividends in any year in excess of 25% of its net income for that year. Any future determination concerning the payment of dividends will depend upon the existence of such restriction, the Company's financial condition, the Company's results of operations, and such other factors as the Board of Directors deems relevant.

                                  THE COMPANY

  The Company was formed in 1986 and is a California corporation. The Company's corporate offices are located at 10 Almaden Boulevard, Suite 1500, San Jose, California 95113, and its telephone number is (408) 995-6565.

                     SELECTED CONSOLIDATED FINANCIAL DATA

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

  The following selected consolidated financial data as of December 31, 1994 and 1995 and for each of the three years in the period ended December 31, 1995 has been derived from the consolidated financial statements of the Company included herein which have been audited. The selected consolidated financial data as of December 31, 1991, 1992 and 1993 and for the years ended December 31, 1991 and 1992 has been derived from audited consolidated financial statements not included herein. The selected consolidated financial data presented below as of and for the six month periods ended June 30, 1995 and 1996 have been derived from unaudited interim consolidated financial statements and the accounting records of the Company. In the opinion of management, such unaudited interim consolidated financial statements include all adjustments necessary to fairly state the information set forth therein. The following data should be read in conjunction with the consolidated financial statements, related notes and other financial information included herein and incorporated herein by reference and MD&A herein. See "Incorporation of Certain Documents by Reference."

                                                                      SIX MONTHS
                                  YEAR ENDED DECEMBER 31,           ENDED JUNE 30,
                          ---------------------------------------- ----------------
                           1991    1992    1993    1994     1995    1995     1996
                          ------- ------- ------- ------- -------- ------- --------
INCOME STATEMENT DATA:
Revenues:
 Operating lease
  revenue...............  $14,902 $20,779 $41,455 $54,216 $ 77,046 $34,752 $ 58,014
 Earned lease income....    3,538   5,341   6,603   4,256    2,885   1,513    1,146
 Gain on sale of leased
  equipment.............    1,785   2,951   2,416   1,103      271     206       88
 Other revenues.........    3,070   1,032     344     512      474     242      616
                          ------- ------- ------- ------- -------- ------- --------
 Total revenues.........   23,295  30,103  50,818  60,087   80,676  36,713   59,864
                          ------- ------- ------- ------- -------- ------- --------
Costs and expenses:
 Depreciation-operating
  leases................   10,287  14,209  29,830  37,781   51,164  23,557   39,035
 Selling, general and
  administrative
  expenses..............    4,569   6,197   7,435   7,294    8,584   4,077    5,419
 Interest expense.......    4,804   6,459   7,701   6,523   10,428   4,506    7,738
 Other expenses.........    2,499     250     391     837      641     279      716
                          ------- ------- ------- ------- -------- ------- --------
 Total costs and
  expenses..............   22,159  27,115  45,357  52,435   70,817  32,419   52,908
                          ------- ------- ------- ------- -------- ------- --------
Income before income
 taxes..................    1,136   2,988   5,461   7,652    9,859   4,294    6,956
Provision for income
 taxes..................      366   1,180   2,242   3,060    3,931   1,718    2,846
                          ------- ------- ------- ------- -------- ------- --------
Net income..............  $   770 $ 1,808 $ 3,219 $ 4,592 $  5,928 $ 2,576 $  4,110
                          ======= ======= ======= ======= ======== ======= ========
Net income per share(1).  $   .18 $   .43 $   .66 $   .75 $    .93 $   .41 $    .53
                          ======= ======= ======= ======= ======== ======= ========
Shares used in computing
 per share amounts......    4,234   4,247   4,884   6,096    6,373   6,241    7,727
                          ======= ======= ======= ======= ======== ======= ========
Ratio of earnings to
 fixed charges(2).......     1.23    1.45    1.69    2.14     1.93    1.93     1.87
OPERATING DATA:
 Lease originations.....  $79,889 $24,006 $87,255 $85,568 $149,382 $45,968 $127,853

                                      AT DECEMBER 31,                 AT JUNE 30,
                         ----------------------------------------- -----------------
                          1991    1992    1993     1994     1995     1995     1996
                         ------- ------- ------- -------- -------- -------- --------
BALANCE SHEET DATA:
 Investment in leases... $87,201 $68,577 $93,891 $124,621 $208,483 $140,879 $291,344
 Total assets...........  91,667  74,096 100,715  141,364  224,102  154,217  314,817
 Recourse debt..........   9,682   8,077   7,503    9,897   71,681   34,727  118,728
 Nonrecourse debt.......  66,720  58,078  68,878   89,594   93,354   81,918  123,264
 Shareholders' equity...   1,929   3,744  11,099   24,438   30,912   27,180   57,723

- --------
(1) See Note 2 of Notes to Consolidated Financial Statements for a description of the computation of net income per share.
(2) For the purpose of calculating the ratio of earnings to fixed charges, (i) earnings consist of income before income taxes plus fixed charges and (ii) fixed charges consist of interest expense plus that portion of rental expense deemed by the Company to be representative of the interest factor.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

LEASE ACCOUNTING

  Since 1990, the Company has principally engaged in two types of lease transactions which, in accordance with Statement of Financial Accounting Standards No. 13 ("SFAS 13"), are classified as operating leases or direct finance leases. The allocation of income among accounting periods within a lease term will vary depending upon the lease classification, as described below.

  Direct Finance Leases. Direct finance leases transfer substantially all benefits and risks of equipment ownership to the lessee. A lease is a direct finance lease if the collectibility of lease payments is reasonably certain and it meets one of the following criteria: (1) the lease transfers ownership of the equipment to the lessee by the end of the lease term; (2) the lease contains a bargain purchase option; (3) the lease term at inception is at least 75% of the estimated economic life of the leased equipment; or (4) the present value of the minimum lease payments is at least 90% of the fair value of the leased equipment at inception of the lease.

  Direct finance leases are recorded as "Investment in direct finance leases" upon acceptance of the equipment by the customer. At the inception of the lease, unearned lease income represents the amount by which the gross lease payments receivable plus estimated residual value exceeds the equipment cost. Unearned lease income is recognized, using the interest method, as earned lease income over the lease term.

  Operating Leases. All lease contracts which do not meet the criteria of direct finance leases are accounted for as operating leases. Monthly lease payments are recorded as operating lease revenues. Leased equipment is recorded, at the Company's cost, as "Investment in operating leases" and depreciated on a straight-line basis over the lease term to the estimated residual value at the expiration of the lease term. The residual value of an item of leased equipment is its estimated fair market value at the expiration of the lease. Residual values are estimated at the inception of the lease and reviewed quarterly over the term of the lease. Estimated residual values of leased equipment may be adjusted downward, if necessary. Decreases in estimated residual values are made as the change in residual value becomes apparent, and are reflected over the remaining term of the lease by increased depreciation expense for operating leases or by decreased earned lease income for direct finance leases.

  When equipment is sold, the net proceeds realized in excess of the estimated residual value are recorded as a "Gain on sale of leased equipment," or the amount by which the estimated residual value exceeds the net proceeds is recorded as a loss. To date, the Company has not had a net loss from aggregate equipment sales for any quarterly reporting period. When equipment is re-leased, the Company continues to depreciate the equipment in accordance with the Company's then current estimate of its residual value, and the monthly lease payments are recorded as revenue when billed.

  Substantially all of the leases which the Company enters into are noncancelable transactions under which the obligor must make all scheduled payments, maintain the equipment, accept the risk of loss of such equipment and pay all equipment related taxes. See "Business -- Leasing and Sales Activities -- Lease Terms and Conditions."

RESULTS OF OPERATIONS FOR THE THREE YEARS ENDED DECEMBER 31, 1995

  Revenues. Total revenues increased $9,269,000, or 18%, from $50,818,000 in 1993 to $60,087,000 in 1994, and $20,589,000, or 34%, to $80,676,000 in 1995.
Operating lease revenue increased $12,761,000, or 31%, from $41,455,000 in 1993 to $54,216,000 in 1994, and $22,830,000, or 42%, to $77,046,000 in 1995.
The increase in operating lease revenue for both periods reflects a higher average investment in operating leases, resulting from an increase in operating leases originated or acquired by the Company over the three year period. Earned lease income decreased $2,347,000, or 36%, from $6,603,000 in 1993 to $4,256,000 in 1994, and $1,371,000, or 32%, to $2,885,000 in 1995, as
a result of outstanding direct finance leases being paid down and fewer new direct finance leases being originated, due principally to the Company's focus on operating leases. Gains on sale of leased equipment decreased $1,313,000, or 54%, from $2,416,000 in 1993 to $1,103,000 in 1994, and decreased $832,000, or 75%, to $271,000 in 1995. The decreases in 1994 and 1995 are principally due to several significant transactions being sold at a gain in 1993 and 1994, with no such significant transactions in 1995.

  Depreciation-Operating Leases. Depreciation increased $7,951,000, or 27%, from $29,830,000 in 1993 to $37,781,000 in 1994, and $13,383,000, or 35%, to
$51,164,000 in 1995. The increase in depreciation for both years is principally the result of an increase in the operating lease base, resulting from increases in operating leases originated or acquired by the Company over the three year period.

  Selling, General and Administrative Expenses. Selling, general and administrative expenses decreased $141,000, or 2%, from $7,435,000 in 1993 to $7,294,000 in 1994, and increased $1,290,000, or 18%, to $8,584,000 in 1995.
The decrease from 1993 to 1994 is primarily due to a decrease in discretionary year end bonuses. The increase from 1994 to 1995 is due to increased personnel costs and compensation associated with the overall growth in leasing activities, increase in personnel in areas such as lease contract administration and information systems to support growth, and an increase in discretionary year end bonuses from the prior year.

  Interest Expense. Interest expense decreased $1,178,000, or 15%, from $7,701,000 in 1993 to $6,523,000 in 1994, and increased $3,905,000, or 60%, to
$10,428,000 in 1995. The decrease in interest expense from 1993 to 1994 was due to lower average outstanding debt, combined with lower average interest rates in 1994. The Company's average effective borrowing rate decreased in 1994 due to (1) use of short-term lines of credit to finance certain leases prior to permanent financing, (2) use of publicly sold, lease-backed debt securities to refinance existing leases and to permanently finance new leases, and (3) maturing higher rate debt. The increase in interest expense in 1995 was due to higher average recourse and nonrecourse debt outstanding, related to the higher average investment in leases, and an increase in average interest rates. The increased rates in 1995 resulted principally from the issuance of $17.5 million of nonrecourse subordinated debt to finance a portion of the Company's then existing equity investments in leases, thus providing cash for future equity investments in leases.

  Income Taxes. Provisions for income taxes were 41.1%, 40.0% and 39.9% of income before income taxes for the years 1993, 1994 and 1995, respectively.

  Net Income. As a result of the foregoing factors, net income and net income per share increased in each of the years 1993, 1994 and 1995. Net income increased $1,373,000, or 43%, from $3,219,000 in 1993 to $4,592,000 in 1994, and $1,336,000, or 29%, to $5,928,000 in 1995.

RESULTS OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 1995 AND 1996

  Revenues. Total revenues increased 63% to $59,864,000, for the six month period ended June 30, 1996, compared with the corresponding prior year period. Operating lease revenue increased 67% to $58,014,000, for the six month period ended June 30, 1996, compared with the corresponding prior year period. The increase in operating lease revenue reflects a higher average investment in operating leases, resulting from an increase in operating leases originated by the Company over the past year, and a significant increase in interim rents received, compared to the same period of 1995. Earned lease income decreased 24% to $1,146,000 for the six month period ended June 30, 1996, compared with the corresponding prior year period. The decrease is a result of outstanding direct finance leases being paid down and of the Company and its customers continuing to focus their leasing activity in 1996 on operating leases.

  Depreciation-Operating Leases. Depreciation expense for operating leases increased 66% to $39,035,000 for the six month period ended June 30, 1996, compared with the corresponding prior year period. The increase is due to the increase in the operating lease base, resulting from increases in operating leases originated by the Company over the past year.

  Selling, General and Administrative Expenses.Selling, general and administrative expenses increased 33% to $5,419,000, for the six month period ended June 30, 1996, compared with the corresponding prior year period. The increase is primarily attributable to increased compensation and benefit costs as a result of an increase in the number of employees, increases in travel costs associated with increased leasing activity and the commencement of the Company's operations in Europe, and increased occupancy costs resulting from an expansion of the Company's headquarters and the commencement of the Company's operations in the United Kingdom.

  Interest Expense. Interest expense increased 72% to $7,738,000, for the six month periods ended June 30, 1996, compared with the corresponding prior year period. The increase is due to higher average recourse and non-recourse debt outstanding, which resulted from additional borrowings to fund the growth in the Company's lease portfolio.

  Income Taxes. The provision for income taxes was 40% and 41% for the six month periods ended June 30, 1995 and 1996, respectively.

  Net Income. Net income increased 60% to $4,110,000, for the six month period ended June 30, 1996, compared with the corresponding prior year period, as a result of the increases in the components of total revenues specifically described above. Earnings per share increased 29% to $.53 for the six month period. Net income increased faster than earnings per share principally due to the effect of the issuance of additional shares of Common Stock in the Company's public offering in February 1996.

QUARTERLY RESULTS OF OPERATIONS FOR 1994, 1995 AND 1996

  The following table sets forth a summary of the Company's operating results for each quarter in 1994, 1995 and the first two quarters of 1996. The information for each of these quarters is unaudited but includes all adjustments which management considers necessary for a fair presentation thereof.

                                       THREE MONTHS ENDED
                             (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                       1994                            1995                    1996
                          ------------------------------- ------------------------------- ---------------
                          MAR 31, JUN 30, SEP 30, DEC 31, MAR 31, JUN 30, SEP 30, DEC 31, MAR 31, JUN 30,
                          ------- ------- ------- ------- ------- ------- ------- ------- ------- -------
Total revenues..........  $13,084 $15,123 $15,682 $16,198 $17,115 $19,598 $20,841 $23,122 $26,637 $33,227
Total costs and
 expenses...............   11,528  13,512  13,679  13,716  15,030  17,389  18,294  20,104  23,675  29,233
Income before income
 taxes..................    1,556   1,611   2,003   2,482   2.085   2,209   2,547   3,018   2,962   3,994
Net income..............  $   918 $   982 $ 1,191 $ 1,501 $ 1,251 $ 1,325 $ 1,528 $ 1,824 $ 1,777 $ 2,333
                          ======= ======= ======= ======= ======= ======= ======= ======= ======= =======
Net income per share....  $   .16 $   .16 $   .19 $   .24 $   .20 $   .21 $   .24 $   .28 $   .25 $   .28
                          ======= ======= ======= ======= ======= ======= ======= ======= ======= =======
Shares used in computing
 per share amount.......    5,693   6,229   6,232   6,230   6,278   6,328   6,355   6,531   7,214   8,239
                          ======= ======= ======= ======= ======= ======= ======= ======= ======= =======

  Revenues. Revenues increased in each of the above-referenced quarters principally due to increased investment in leases, resulting from increases in operating leases originated or acquired by the Company over those quarters, which increased operating lease revenue. The increase in revenues from the first quarter to the second quarter of 1994 of $2,039,000, or 16%, is principally the result of the purchase of a significant operating lease portfolio. The increase in revenues from the first quarter to the second quarter of 1995 of $2,483,000, or 15%, is the result, in part, of increased investment in leases which resulted in increased operating lease revenue. This increase in revenues also resulted from the acceleration of the receipt of remarketing proceeds from two significant transactions. The increase in revenues from the third quarter to the fourth quarter of 1995 of $2,281,000, or 11%, is principally due to the origination of leases during the fourth quarter of 1995. Total revenues increased by $3,515,000, or 15%, and $6,590,000, or 25%, for the first and second quarters of 1996, respectively, compared to the immediately preceding quarter. These increases represented increases in operating lease revenues, reflecting increases in operating leases originated by the Company in the previous quarter, as well as increases in interim rents received.

  Costs and Expenses. Costs and expenses increased in each quarter principally as a result of increased operating lease depreciation due to a higher investment in operating leases, resulting from increases in operating leases originated or acquired by the Company over those quarters, and increased interest expense due to a higher debt balance and higher average interest rates. Costs and expenses increased $1,984,000, or 17%, from the first quarter to the second quarter of 1994 principally as a result of the purchase of the significant lease portfolio noted above, and the related increase in depreciation, and a related charge for the prepayment of debt on that portfolio. Costs and expenses increased $1,314,000, or 10%, from the fourth quarter of 1994 to the first quarter of 1995 principally as a result of increased depreciation expense from leases originated in both of those quarters and an increase in interest expense. Costs and expenses increased $2,359,000, or 16%, from the first quarter to the second quarter of 1995 principally as a result of increased depreciation related to the increased investment in leases and remarketing transactions noted above. Costs and expenses increased $1,810,000, or 10%, from the third quarter to the fourth quarter of 1995 principally as a result of depreciation from leases originated in both of those quarters. Costs and expenses increased by $3,571,000, or 18%, and $5,558,000, or 23%, for the first and second quarters of 1996, respectively, compared to the immediately preceding quarter. These increases resulted principally from increases in depreciation expense caused by increased investment in operating leases and from increases in interest expense caused by increased borrowings to finance the purchase of equipment subject to such operating leases.

  The Company's quarterly results of operations are susceptible to fluctuations for a number of reasons, including, without limitation, any reduction of expected residual values related to the equipment the Company leases. Quarterly operating results could also fluctuate as a result of the sale by the Company of equipment in its lease portfolio, at the expiration of a lease term or prior to such expiration, to the lessee or to a third party. Such sales of equipment may have the effect of increasing revenues and net income during the quarter in which the sale occurs, and reducing revenues and net income otherwise expected in subsequent quarters.

LIQUIDITY AND CAPITAL RESOURCES

  The Company generated cash flow from operations of $22,658,000 during the six month period ended June 30, 1996, compared to net income of $4,110,000 for the same period. Cash flow from operations was higher than net income primarily as a result of non-cash expenses, such as depreciation and amortization, of $39,350,000, offset by uses of cash in operations, including resulting changes in accounts payable, income taxes payable, and other assets and liabilities, totaling $20,802,000. Investing activities, which are primarily related to investments in equipment for lease, used $122,424,000 during the six month period. Financing activities in the six month period generated $99,495,000 from $223,959,000 in new borrowings of recourse and non-recourse debt and $22,681,000 from the Company's issuance of common stock in its public offering in February, 1996 and upon exercise of options , aggregating $246,640,000, offset by repayment of capital lease obligation and recourse and non-recourse borrowings, aggregating $147,145,000. The net result of the above activity for the six month period was a decrease in cash and cash equivalents of $271,000.

  The financing necessary to support the Company's leasing activities has principally been provided from nonrecourse and recourse borrowings. Historically, the Company has obtained recourse and nonrecourse borrowings from money center banks, regional banks, insurance companies, finance companies and financial intermediaries. Beginning in 1994, the Company, through its wholly-owned subsidiary, Leasing Solutions Receivables, Inc., began obtaining long-term financing for a substantial portion of its leasing activity through the issuance of secured, nonrecourse debt securities (a "securitization"). Borrowings under the securitizations are secured by lease receivables and the underlying equipment financed under such arrangements.

  Prior to the permanent financing of its leases, interim financing has been obtained through short-term, secured, recourse facilities. The Company's available credit under these short-term, recourse facilities currently totals $184,000,000. A brief description of each of those facilities presently in place follows.

    (1) $155,000,000 facility syndicated, with ten banks, expiring September 11, 1997. Borrowings under the facility bear an interest rate, at the Company's option, of the agent bank's prime rate or LIBOR plus 135 basis points.

    (2) $15,000,000 facility with one bank, with borrowings available through January 31, 1997, and repayments due 240 days after borrowing. Borrowings under the facility bear interest at LIBOR plus 250 basis points.

    (3) $3,000,000 revolving facility, expiring November 15, 1996, with one bank. Borrowings under the facility bear interest at the bank's prime rate plus 75 basis points. In addition to interim financing of lease transactions, proceeds borrowed under this facility are available for general corporate purposes.

    (4) $11,000,000 revolving facility, expiring November 15, 1996, with one bank. Borrowings under the facility bear interest at the bank's prime rate plus 100 basis points. In addition to interim financing of lease transactions, proceeds under this facility are available for general corporate purposes.

  In addition, the Company has a $15,000,000 revolving facility, expiring October 15, 1997, with one bank. Borrowings under the facility bear interest at the bank's prime rate. The proceeds of borrowings under this line are used exclusively to fund certain accounts payable to one of the Company's vendors resulting from the purchase of equipment for lease to one significant customer of the Company.

  The Company also has a $100,000,000 non-recourse lease receivables purchase facility with an affiliate of Citicorp. This is a revolving facility, expiring in March 1997, and borrowings under the facility bear interest at a rate of 125 basis points over average life treasuries at the time of borrowing. To date, the Company has refinanced approximately $46,000,000 of borrowings under its other short-term facilities through this facility, at interest rates of 6.77% and 7.42%. The Company intends to refinance, from time to time, under this facility, additional borrowings under its other short-term facilities in order to fix the interest rate for these borrowings. The Company expects to refinance, on a long-term basis, leases financed under this existing facility under a new securitization facility, with another affiliate of Citicorp, at the same interest rate provided by this existing facility. Although the Company expects that the new securitization facility will become effective during the next few weeks, no assurances can be given.

  Borrowings under the above-described lines of credit are generally secured by lease receivables and the underlying equipment financed under the facility. Payments under the Company's borrowings and the maturities of its long-term borrowings are typically structured to match the payments due under the leases securing the borrowings. At June 30, 1996, the aggregate outstanding balance under these lines of credit was $155,293,000, with a weighted average interest rate of 7.8% per annum. The agreements for the lines of credit contain covenants regarding leverage (a recourse liabilities-to-equity ratio of not more than 4.5 to 1), interest coverage, minimum net worth and profitability and a limitation on the payment of dividends. At June 30, 1996, the Company had a recourse liabilities-to-equity ratio of 2.2 to 1.

  Occasionally, the Company will obtain long-term, non-recourse financing for individual significant lease transactions at the time or shortly after it purchases the related equipment. The Company borrowed an aggregate of $43,807,000 in 1995, and $33,618,000 in the six month period ended June 30, 1996, under such arrangements. An aggregate of $56,439,000, ($6,496,000 of which is recourse), with a weighted average interest rate of 8.3% per annum, remained outstanding under all such arrangements as of June 30, 1996.

  The Company's debt financing activities typically provide approximately 80% to 90% of the purchase price of the equipment purchased by the Company for lease to its customers. The 10% to 20% balance of the purchase price (the Company's equity investment in equipment) must generally be financed by cash flow from its operations, the proceeds of subordinated debt, or its equivalent, or recourse debt, or common stock or convertible debt sold by the Company. In February, 1996, the Company closed a public stock offering of 1,800,000 shares of its Common Stock, under which the Company received net proceeds of $22,493,000. Debt financing for the Company's equity investment is not readily available in the marketplace and normally requires an interest rate materially higher than is required by the Company's conventional debt financing. Although the Company expects that the credit quality of its lessees and its residual return history will continue to allow it to obtain such financing, no assurances can be given that such financing will be available, at acceptable terms or at all.

  The arrangements under which the Company expects to finance its leasing activities in Europe are likely to be substantially similar to the lease financing arrangements utilized by the Company in the United States. The Company's European subsidiaries will engage in nonrecourse and recourse borrowings, with terms comparable to its domestic borrowings, to provide most of the purchase price of equipment and finance its equity investment in equipment from one or more of the equity sources described above. The Company has not yet secured lines of credit to support its European leasing activities. However, although no assurances can be given, it expects that such lines will be provided by both United States financial institutions currently lending to the Company and by European financial institutions.

  The Company's current lines of credit, if renewed or replaced, its expected access to the public and private securities markets, both debt and equity, anticipated new lines of credit (both short-term and long-term and recourse and non-recourse), anticipated long-term financing of individual significant lease transactions, and its estimated cash flow from operations are anticipated to provide adequate capital to fund the Company's operations, including acquisitions and financings under its vendor programs, for the next twelve months. Although no assurances can be given, the Company expects to be able to renew or timely replace its existing lines of credit, to continue to have access to the public and private securities markets, both debt and equity, and to be able to enter into new lines of credit and individual financing transactions.

POTENTIAL FLUCTUATIONS IN QUARTERLY OPERATING RESULTS

  The Company's future quarterly operating results and the market price of its stock may fluctuate. In the event the Company's revenues or earnings for any quarter are less than the level expected by securities analysts or the market in general, such shortfall could have an immediate and significant adverse impact on the market price of the Company's stock. Any such adverse impact could be greater if any such shortfall occurs near the time of any material decrease in any widely followed stock index or in the market price of the stock of one or more public equipment leasing companies or major customers or vendors of the Company.

  The Company's quarterly results of operations are susceptible to fluctuations for a number of reasons, including, without limitation, as a result of sales by the Company of equipment it has leased to its customers or of sales of the lease receivables under the leases with its customers. Such sales of equipment or lease receivables, which are an ordinary but not predictable part of the Company's business, will have the effect of increasing revenues, and, to the extent sales proceeds exceed net book value, net income, during the quarter in which the sale occurs. Furthermore, any such sale may result in the reduction of revenue, and net income, otherwise expected in subsequent quarters, as the Company will not receive lease revenue from the sold equipment in those quarters.

  Given the possibility of such fluctuations, the Company believes that comparisons of the results of its operations to immediately succeeding quarters are not necessarily meaningful and that such results for one quarter should not be relied upon as an indication of future performance.

                                   BUSINESS

  Leasing Solutions, Inc. (the "Company") is in the business of leasing information processing and communications equipment to large, creditworthy customers, primarily through vendor programs with equipment manufacturers. The Company's focus is on operating leases because such leases provide the opportunity for the Company to realize a substantial return through residuals received upon remarketing the equipment to the original customer at the end of the initial lease term. To date, the Company has purchased over $750 million of equipment, representing over 275,000 assets. The Company has recently expanded its operations to Western Europe.

  The Company's vendor programs generally involve equipment purchase and remarketing relationships with manufacturers. The Company has existing vendor programs for the United States with Apple Computer, Auspex Systems, Dell Computer, Memorex Telex, NCR, Quickturn Design Systems, and Sybase. The Company also has a vendor program with Dell Computer for Western Europe, and has entered into a letter of intent with Cisco Systems for a vendor program in the United States and Western Europe. In addition, the Company has a lease financing relationship with a major systems integrator. The ten largest lessees of the Company by Dollar Volume during the 18 months ended June 30, 1996, and listed alphabetically, were Apple Computer, EDS, Ernst & Young LLP, Honeywell, L.L. Bean, Source Services, State of California, Tandy, Western Digital and Xerox. The Company has over 400 master lease agreements in place with corporate customers. Although the Company has and will continue to lease a variety of information processing and communications equipment, it estimates that, during the first six months of 1996, desktop computers represented approximately 85% of its Dollar Volume.

  The Company works directly with a vendor's sales force in the remarketing process for equipment distributed by that vendor. The Company's vendor programs generally involve residual sharing arrangements which provide financial incentives for vendors to assist in the remarketing process. The Company believes that the value of its equipment, and particularly equipment used in client/server network environments, is greatest to the original customer due to its "embedded" nature in the customer's operations. Therefore, the Company seeks to maximize the amount of equipment that is remarketed in place to the original customer in order to realize the considerably higher residual values that may result from such remarketing, as compared to equipment sold or leased to a third party. Based on equipment purchase cost, approximately 70% of the Company's equipment remarketed during the 18 months ended June 30, 1996, respectively, was remarketed in place to the original customer.

INDUSTRY OVERVIEW

  The equipment leasing industry in the United States has greatly expanded during the last decade. According to the Equipment Leasing Association ("ELA"), a leading industry trade association, lease financing continues to play a significant role in the United States economy, representing 30% of all business investment in productive assets during 1995. The ELA also estimates that approximately 80% of all United States companies lease some or all of their equipment. Thus, the equipment leasing industry has been and continues to be a major provider of financing for equipment in the United States. According to the United States Department of Commerce, the annual volume of new capital equipment, measured by original equipment cost, placed on lease in the United States in 1995 was approximately $160 billion. According to the ELA, computers (excluding mainframes) accounted for approximately 15% of the dollar volume of all 1995 lease activity.

  Most large companies are significant users of information processing and communications equipment, including equipment used in client/server networks. Since such companies acquire and upgrade information processing and communications equipment frequently, many use leasing as a primary means of equipment acquisition. Leasing, particularly through operating leases, also provides a lessee with greater flexibility than ownership in the event it outgrows its equipment or requires upgrades of its equipment to higher performance levels. In addition, operating leases enable a company to obtain the equipment it needs, while preserving cash flow and receiving favorable accounting and tax treatment. The Gartner Group, an information technology market research firm, estimates that by the year 1998, more than 35% of desktop and midrange computer equipment used in North America will be leased.

  Information processing and communications equipment is often used in client/server network applications. A major trend toward utilizing client/server networks in corporate applications began in the late-1980s. This trend was driven by the proliferation of personal computers and the development of networking applications that distribute computer power to the desktop. Client/server computing provides an alternative to the highly centralized, relatively expensive mainframe and mini-computer systems that connect multiple "dumb" terminals to a central processor and were the mainstay of the computing world until this decade. A client/server network consists of multiple desktop client computers with their own microprocessors and memory and the ability to access files and applications stored on high performance servers. Network server shipments alone grew from $2.3 billion in sales in 1989 to $7.2 billion in sales in 1994, according to International Data Corporation, which estimates the market for servers will grow at a compounded annual rate of 20% from 1994 to 1998. The Company believes that the use of other network related equipment is likely to grow proportionately.

  Over the last few years, there has been a trend toward large manufacturers of information processing and communications equipment outsourcing their equipment financing function to independent leasing companies, such as the Company, as opposed to providing this function through a captive finance organization. Outsourcing allows the vendor to focus on its core competencies of designing, manufacturing, marketing and selling equipment, rather than providing financing for its equipment. Additionally, large users of information processing and communications equipment often acquire products from multiple manufacturers to satisfy their network requirements. Manufacturers, however, are typically unwilling to finance other manufacturers' products through their own captive finance organization. By outsourcing their leasing functions to independent leasing companies, vendors can typically provide more comprehensive leasing services to their customers and thus often seek the assistance of independent leasing companies to provide such financing. Moreover, large corporate users of information processing and communications equipment are increasingly utilizing the services of their lease financing sources to provide equipment management and asset tracking functions for their leased equipment.

BUSINESS STRATEGY

  The Company's business strategy is to maximize residual values and grow its lease portfolio by maintaining a highly focused and specialized approach to its business. Key elements of the Company's business strategy include the following.

  Focus on Information Processing and Communications Equipment. By focusing on information processing and communications equipment and, in particular, client/server network products, the Company takes advantage of the background and expertise of its management, most of whom have extensive sales and financing experience with manufacturers of information processing and communications products. A large portion of the market for these products includes client/server or decentralized computing applications. The Company has positioned itself to take advantage of the shift away from mainframe computing toward the client/server network environment, a market which has grown rapidly. In addition, the Company invests significant resources in understanding the specific products of each of its vendors with which it has vendor programs. As a result, the Company is able to make more informed decisions regarding residual values of such products and the pricing of lease transactions, thereby maximizing opportunities for residual profits. The Company believes that the residual value of the equipment it leases to its customers is enhanced due to the "embedded" nature of client/server networks and the resulting tendency for such equipment to remain in place after the end of the original lease term.

  Focus on Vendor Programs and Systems Integrator Relationships. The significant majority of the equipment purchased for lease to end-user customers by the Company is purchased from manufacturers with which the Company has a vendor program. In addition, the Company has leased a significant amount of equipment as a result of a recently developed lease financing relationship with a major systems integrator. The Company utilizes a vendor's and systems integrator's sales organization to gain access to a large and diversified end-user customer base without incurring the costs of establishing independent customer relationships. The vendor relationship also typically provides for the upgrade, refurbishment, re-certification and remarketing of equipment purchased by the Company. Through the Company's relationship with each of its vendors and the vendor's involvement in remarketing the equipment, at or near the expiration of the lease term, the residual risk associated with ownership of the equipment is reduced and the Company's residual profit opportunity is enhanced. The Company encourages its vendor's assistance on remarketing through its practice of sharing with the vendor its residual profits derived from the vendor's equipment. The Company is continually seeking significant new vendor programs and systems integrator relationships in an effort to enhance its growth and its return on investment. See "Leasing and Sales Activities--Vendor Programs" below.

  Focus on Operating Leases. Operating leases provide the Company with the opportunity to utilize its expertise and relationships to realize a substantial return through residuals received upon remarketing the equipment to the original customer at the end of the initial lease term. The Company believes that large users of information processing and communications equipment, and particularly client/server networking products, are becoming increasingly aware of the benefits of financing their equipment requirements on an operating lease basis. The Company also believes that the principal benefits of operating lease financing to its customers include preserving cash flow and receiving favorable accounting and tax treatment.

  Focus on Major Corporate Customers. The Company seeks to reduce the financial risk associated with the lease transactions it originates by focusing its marketing programs and resources on large, creditworthy end-user customers, or lessees. This focus has allowed the Company to significantly reduce the risk of payment default by its customers. Additionally, once the Company has a master lease agreement with a customer, its ability to lease other manufacturers' products to that customer is enhanced, which can result in substantial non-vendor lease volume. As of December 31, 1995, the net book value of the Company's portfolio of equipment acquired other than through its vendor programs, as well as non-vendor equipment acquired by the Company through its vendor programs, was approximately $83 million, or 40% of the net book value of the Company's total portfolio as of that date.

  Focus on Maintaining a Responsive Organizational Structure. The Company provides custom leasing services and support to its vendors and their customers through its seven United States regional offices located in the Atlanta, Boston, Chicago, Dallas, Los Angeles, New York City and San Jose metropolitan areas and supports its customers and vendors through several United States field offices. The Company provides such services and support to customers and vendors in Western Europe through an office near London, and expects to commence operations in Germany and other significant Western European countries by late 1996. Through its seven United States regional leasing offices and United Kingdom office, staffed with experienced leasing and administrative personnel, the Company seeks to minimize the time required to respond to customer requests and maximize the economic return from individual lease transactions through direct contact with both the end-user customer and the vendor's sales representative. The Company also has invested substantial resources to develop its proprietary pricing and asset tracking and management control systems ("PATS"). These systems assist the Company in quickly providing lease quotes to its customers, generally within one business day after receipt of a request.

  Focus on International Expansion. In April 1996, the Company initiated its international expansion by acquiring an independent leasing company in the United Kingdom that leases information processing equipment. The Company is focusing on international expansion in order to leverage its existing vendor relationships in the United States to broaden its potential customer base and to create additional lease financing opportunities with new vendors that have substantial international activities. The Company is currently negotiating the acquisition of a portfolio of information processing equipment and related leases in Germany. It plans to have operations in Germany in the near future, and expects to have operations in France, Belgium and the Netherlands by the end of 1996.The Company may participate in additional international markets in the future as may be necessary to meet the demands of existing and prospective vendors.

CUSTOMERS

  Through its vendor programs, the Company currently services over 400 customers in connection with its direct leasing activities. In addition, the Company estimates that over an additional 1000 customers are serviced in connection with its private-label leasing activities. Private-label leasing involves a vendor leasing equipment to end-users on its own form of lease, selling the lease and related equipment to the Company, and billing and collecting the monthly rental payments under the lease on behalf of the Company. The services and support provided by the Company include custom lease payment streams and structures, short-term leasing, technology refresh leases, trial leases, asset swaps and trade-ins, upgrade and add-on financing, renewal and remarketing, personalized invoicing and asset management and reporting.

  The Company's typical customers are large, creditworthy corporations that require several million dollars of equipment per year and are repeat customers for one or more of the Company's vendor relationships. Repeat business generated through existing relationships is an important source of revenue for the Company. Over 90% of the lessees with whom the Company has a master lease agreement have more than one lease supplement in place with the Company. Additionally, once the Company has a master lease agreement with a customer, its ability to lease other manufacturers' products to that customer is enhanced.

  The ten largest customers of the Company, measured by the Dollar Volume during the 18 months ended June 30, 1996, are listed alphabetically below. The total Dollar Volume associated with these customers represented approximately 71% of the Company's total new lease originations for that 18 month period.

           Apple Computer     Source Services
           EDS                State of California
           Ernst & Young LLP  Tandy
           Honeywell          Western Digital
           L.L. Bean          Xerox

  From January 1, 1993 through June 30, 1996, approximately 68% of the Company's total lease transactions (based on Dollar Volume) were with customers whose credit ratings, or the credit ratings of their parent companies, were Baa or better, as rated by Moody's Investor Services, or with customers who were not rated but possess a credit profile equivalent to a Moody's Baa rating. The Company believes that its business is not dependent on any single customer. However, during 1995, the State of California and Xerox accounted for 11.2% and 10.3%, respectively, of its revenues, and during the first six months of 1996, Xerox, the State of California and Ernst & Young LLP accounted for 17.6%, 11.2% and 9.8%, respectively, of the Company's revenues. In the event any of those customers, and particularly Ernst & Young LLP (which represented approximately 50% of the Company's lease volume, by Dollar Volume, in the first six months of 1996), or any of its future significant customers ceases to lease additional equipment, or materially reduces the amount of equipment it leases, from the Company in the future, and such reduction in lease volume is not replaced by other existing or new customers, the Company's operating results could be materially adversely affected. The Company does not anticipate that Ernst & Young LLP will need to lease equipment in 1997 at the same volumes as it has in 1996. See "Risk Factors--Dependence on Major Customers."

LEASING AND SALES ACTIVITIES

Vendor Programs

  A majority of the Company's Dollar Volume for the twelve months ended December 31, 1995, and the six months ended June 30, 1996, was generated through vendor programs. All of the vendor programs presently in place, with the exception of Memorex Telex and Auspex, have been entered into since 1993. The programs with equipment vendors generally involve purchasing agreements and remarketing agreements. These purchase and remarketing agreements generally have terms of one year. Certain of such agreements are extended automatically for one year terms, unless they are terminated by either party upon the expiration of the then existing term with prior written notice ranging from 90 to 180 days. Customers introduced to the Company through its vendor programs typically acquire equipment from several manufacturers, which results in additional lease volume to the Company from "non-vendor" manufacturers. This non-vendor equipment is typically part of a client/server network environment and remains in place along with the vendor's equipment.

  The table below displays the distribution of the Company's equipment portfolio by Dollar Volume and percent of aggregate Dollar Volume during the twelve months ended December 31, 1995, and the six months ended June 30, 1996, and by net book value at December 31, 1995.

                                           DISTRIBUTION OF PORTFOLIO (1)
                         -----------------------------------------------------------------
                           TWELVE MONTHS ENDED      SIX MONTHS ENDED
                            DECEMBER 31, 1995         JUNE 30, 1996
                         ----------------------- -----------------------
                                      PERCENT OF              PERCENT OF
                                      AGGREGATE               AGGREGATE
                            DOLLAR      DOLLAR      DOLLAR      DOLLAR   NET BOOK VALUE AT
                            VOLUME      VOLUME      VOLUME      VOLUME   DECEMBER 31, 1995
                         ------------ ---------- ------------ ---------- -----------------
Dell Computer........... $ 31,290,000     21%    $ 76,979,000     60%           12%
Memorex Telex...........   19,389,000     13%       9,800,000      8%           24%
Apple Computer..........   14,546,000     10%       5,116,000      4%            9%
Storage Technology (2)..   12,858,000      9%       1,410,000      1%           10%
Systems integrator (3)..   21,377,000     14%      21,537,000     17%           11%
Other vendors...........    2,642,000      2%         130,000    --              3%
Non-vendors.............   47,280,000     31%      12,881,000     10%           31%
                         ------------    ----    ------------    ----          ----
                         $149,382,000    100%    $127,853,000    100%          100%
                         ============    ====    ============    ====          ====

- --------
(1) The information used to calculate the percentages in this table was derived from databases that are not part of the Company's accounting records. However, the data in such databases was derived from the same sources as data in the Company's accounting records, and the Company believes such information is accurate.
(2) Storage Technology is not expected to account for any material Dollar Volume in the future.
(3) The systems integrator with which the Company has a relationship does not manufacture equipment. The percentages of Dollar Volume and net book value for such systems integrator may include equipment from a variety of manufacturers, including equipment manufactured by the Company's vendors.

  A description of each of the Company's vendors and the products that the Company purchases or finances are as follows:

  Apple Computer, Inc. Apple designs, manufactures and sells personal computers and peripheral products. Its principal product line is the Macintosh series of desktop and portable computers.

  Auspex Systems, Inc. Auspex designs, manufactures and sells RISC-based file servers and a line of systems and board upgrades. Its main product is a UNIX/NFS-based, high-end file server, designed to be the central disk-storage resource in large computer networks.

  Dell Computer Corporation. Dell is a leading direct manufacturer of computer systems and one of the largest personal computer manufacturers in the world. Dell designs and customizes products and services to end-user requirements, and offers an extensive selection of peripherals and software.

  Memorex Telex Corporation. Memorex Telex designs, manufactures and sells computer peripheral and communications products, such as terminals, printers and controllers, intelligent systems, and networking products.

  NCR Corporation. NCR's Enterprise Computing Division designs, manufactures and sells mid-range and high-end commercial parallel processing systems. Its products feature the Teradata parallel relational database system that is capable of processing large volumes of transactions, as well as store, correlate and analyze massive amounts of information. The vendor agreement with NCR was entered into in July 1996.

  Quickturn Design Systems, Inc. Quickturn designs, manufacturers, markets and supports system level verification solutions for the design of integrated circuits and electronic systems. Quickturn's emulation systems are intended to improve design quality and to reduce time-to-market and prototype integrated circuit development costs.

  Sybase, Inc. Sybase develops and markets a full line of relational database management system software products optimized for on-line transaction processing applications in client/server oriented, networked computing environments.

  In August 1996, the Company entered into a Letter of Intent with Cisco Systems to provide lease financing for Cisco's enterprise-level internetworking customers in the United States and Western Europe. The Company is currently negotiating a definitive agreement with Cisco to provide such lease financing services, and, although no assurances can be given, anticipates entering into that agreement by the end of October 1996.

  A substantial majority of transactions entered into under a typical vendor program are direct leases. Under these direct leases, lessees enter into master lease agreements directly with the Company, rather than with the vendor. The master lease agreement sets forth the basic terms and conditions under which the Company will lease equipment to the lessee. The lease of specific equipment is documented with a simple supplement to the master lease agreement, thereby avoiding the necessity of negotiating a new master lease agreement each time the lessee desires to acquire additional equipment. Such a lease structure also makes it convenient for the lessee to acquire add-ons and/or upgrades to equipment it has leased from the Company and for the Company to finance such add-ons and upgrades. In the 18-month period ended June 30, 1996, these direct lease agreements accounted for approximately 93% of the Company's lease volume (excluding portfolio purchases), as measured by Dollar Volume.

  Under a typical vendor program, the Company works with the lessee and the vendor's sales personnel to help structure the initial lease. The Company finances the lease, purchases the related equipment and administers the lease (including billing and collecting). At the end of the initial lease term, the Company and the vendor typically work together to remarket the equipment. See "Remarketing" below.

  Additionally, the Company has established a relationship with a systems integrator who assists large users of information processing and communications equipment with their network systems procurement and related financing requirements. The Company has generated significant lease volume, and anticipates generating significant lease volume in the future, with this systems integrator. The equipment acquired by the Company from this systems integrator is similar to those products provided through its vendor programs. When estimating residual values and providing lease pricing for the products leased through system integrators, the fact that the Company has no formal remarketing agreement with these sources is taken into account.

Development Activities

  The Company's objective is to leverage its existing customer relationships, funding sources, regional leasing and support staff and back office operations support organization by systematically adding new vendor programs and system integrator relationships and expanding the scope of its existing programs and relationships, including by increasing the geographic coverage of its vendor programs outside the United States. See "Business--Strategy" and "International Expansion." This objective is accomplished through a dedicated group responsible for vendor and systems integrator development activity. The Company believes that one of its major strengths is its ability and willingness to customize its programs and relationships to meet the other party's specific marketing and financial objectives. The Company believes that this ability to customize its programs and its willingness to make a capital investment in the equipment it acquires makes it an attractive lease financing source for vendors and systems integrators considering a lease financing program or relationship.

  Once a vendor program agreement is signed or a systems integrator relationship is established, the Company's implementation process with the vendor's or systems integrator's organization commences. This extensive process involves presentations and training sessions at various levels and in various locations throughout the country in which the program is to be implemented. These training programs familiarize the Company's sales employees with the other party's products, customer base and methods of doing business, and the other party's sales employees with the lease financing opportunities offered by the Company which they may make available to their existing and prospective customers. Recognizing that, with the addition of each new vendor program and systems integrator relationship, the Company incurs significant incremental costs in the implementation process, the Company intends to continue to be selective in establishing additional programs and relationships in the future.

Products Leased

  The information processing and communications equipment that the Company presently purchases for lease include communication controllers, database machines, desktop computers (which include laptop computers, display stations, file servers, printers, tape and disk products, network routers and automatic switches, and video and document conferencing systems. The majority of the equipment acquired by the Company since 1994 is utilized in client/server network environments. The software licenses financed by the Company, which have to date involved immaterial volume, are principally with respect to database software. The table below displays the distribution of equipment purchased by the Company, by product type and percentage of Dollar Volume of equipment purchased, during 1993, 1994 and 1995.

                       EQUIPMENT VOLUME BY PRODUCT TYPE
               (Percent by Dollar Volume of equipment purchased)

                                                                  1993 1994 1995
                                                                  ---- ---- ----
      Desktop Computers..........................................   6%  32%  58%
      Tape and Disk Products.....................................  38%  15%  10%
      Printers...................................................   9%   6%   8%
      Central Processors.........................................  10%  15%   4%
      Communications Devices.....................................  13%  10%   4%
      Display Stations...........................................  14%   5%   2%
      File Servers...............................................   3%   5%   2%
      Software...................................................   3%   4%   1%
      Other......................................................   4%   8%  11%
                                                                  ---- ---- ----
                                                                  100% 100% 100%

  The Company estimates that, during the first six months of 1996, desktop computers represented approximately 85% of the equipment purchased by the Company, as measured by Dollar Volume. Approximately 60% of its Dollar Volume for that six month period was represented by equipment, principally desktop computers, purchased under the Company's vendor program with Dell.

Lease Terms and Conditions

  Substantially all of the Company's lease transactions are net leases with a specified non-cancelable lease term. These non-cancelable leases have a "hell-or-high-water" provision which requires the lessee to make all lease payments under all circumstances. A net lease requires the lessee to make the full lease payment and pay any other expenses associated with the use of equipment, such as maintenance, casualty and liability insurance, sales or use taxes and personal property taxes. The lessee also has the responsibility of obtaining the additional items required under a net lease, such as maintenance and insurance. However, many of the Company's more creditworthy customers are permitted to self insure against equipment losses.

  The vast majority of the leases the Company enters into have a lease term of from two to four years. These leases are either operating leases or direct finance leases. Generally leases having a term of three years or less are classified as operating leases and leases having a term greater than three years are classified as direct finance leases. Although the Company is principally engaged in the business of writing operating leases, it has in the past entered into direct finance leases for material amounts of equipment and expects to do so again in the future, particularly in its European operations. See "MD&A -- Lease Accounting" for a further discussion of such leases.

  Under several of the Company's vendor programs, the Company offers the vendor's customers "technology refresh" leases. These leases typically have a 24 or 36 month original term with an option permitting the lessee to exchange the equipment subject to the lease for new equipment on or after a designated date. Upon exercising the option, the term of the lease is extended so that its balance is equal to the 24 to 36 month original term of the lease. The "technology refresh" option permits the lessee to upgrade its equipment on specified terms and provides an opportunity for the lease to be extended.

Remarketing

  The results of the remarketing process ultimately determine the degree of profitability of a lease transaction. The Company's remarketing strategy is to keep its equipment installed in place at the end of the initial lease term. Typically, remarketing equipment in place produces better residual returns than equipment sold or leased to a third party. Prior to the expiration of the original lease term, the Company initiates the remarketing process for the related equipment. The Company is able to maximize its revenues and residual return by focusing its efforts on keeping the equipment in place at the end of the initial lease term by (1) re-leasing it to the initial lessee for a specified term, (2) renting the equipment to the initial lessee on a month-to-month basis, or (3) selling the equipment to the initial lessee. If the Company is unsuccessful in keeping the equipment in place, it will attempt to sell or lease the equipment to a different customer, or sell the equipment to equipment brokers or dealers. Based on equipment purchase cost, approximately 70% of the Company's equipment remarketed during the 18 months ended June 30, 1996, was remarketed in place to the initial lessee. Of the Company's leases which were remarketed in place during that period, approximately 50% have been remarketed through a lease renewal, 30% have been leased on a month-to-month basis and 20% have been sold to the original customer. No assurances, however, can be given that the Company's past successes in remarketing its equipment in place will be repeated in the future, primarily because the Company has little history with respect to remarketing desktop computers, which make up a substantial and growing percentage of the Company's equipment portfolio. Leases with respect to approximately 34% (by Dollar Volume) of the equipment purchased by the Company since its inception have been remarketed, and virtually all of such equipment has been remarketed through one or more of these remarketing activities. The Company believes that the residual value of the equipment it leases to its customers that are used in client/server networks, including desktop computers, is enhanced due to the "embedded" nature of products in such networks and the resulting tendency for such equipment to remain in place after the end of the original lease term. See "Risk Factors--Potential Reduction in Residual Values of Leased Equipment."

  Procedures and obligations of the Company and its vendors with respect to remarketing are defined through the Company's equipment purchase and remarketing agreements with vendors. The Company has dedicated significant resources, through both its headquarters and field offices, to support the remarketing effort. The Company's sales force usually works directly with the vendor's sales force to remarket Company-owned equipment. The Company's sales personnel are provided incentives to remarket such equipment. In addition, through payment of a remarketing fee and a sharing of residual profits, the Company provides incentives to vendors and their sales personnel, to assist in the remarketing efforts.

  The following table with respect to the Company's remarketing experience sets forth an economic analysis of remarketing activities from the Company's 25 to 36 month operating leases for the periods from its inception through each of December 31, 1993, 1994 and 1995 and June 30, 1996. This economic analysis has been prepared by the Company's management to assist in determining pricing and internal rates of return on the

Company's equity investment in equipment. Certain of the information used to prepare such analysis was derived from databases that are not a part of the Company's accounting records and was compiled based on certain assumptions made by the Company's management. However, the data in such databases is derived from the same sources as data in the Company's accounting records, and the Company believes such information is accurate and the assumptions are reasonable.

                                                  FROM INCEPTION THROUGH
                                            -----------------------------------
                                            DEC. 31, DEC. 31, DEC. 31, JUNE 30,
                                              1993     1994     1995     1996
                                            -------- -------- -------- --------
Equity Invested (% of Original Equipment
 Cost).....................................    12%      11%      11%      11%
Dollar-Weighted Average Lease Term
 (Months)..................................    35       35       35       35
Residual Value Realized (% of Original
 Equipment Cost)...........................    36%      37%      38%      38%
Return on Equity Invested (Compounded
 Annually).................................    46%      51%      52%      53%
Ratio of Realized Residual Value to
 Initially Estimated (Booked)..............   117%     123%     126%     129%

  The Company's historical experience in estimating residual values may not be applicable to certain of the information processing and communications equipment that the Company has recently purchased for lease. Approximately 68% (by Dollar Volume) of such equipment purchased in the 18 month period ended June 30, 1996 was purchased pursuant to vendor programs entered into since January 1993 and a lease financing relationship with a major systems integrator. The initial lease terms of the leases to which such equipment is subject have not yet expired and, as a result, the Company does not yet have remarketing experience with respect to such equipment. Therefore, the Company's historical experience in estimating residual values may not be applicable to such equipment. Accordingly, for that reason and others, the Company's historical remarketing experience is not necessarily indicative of future performance and no assurances can be given that the Company will be able to achieve remarketing results in the future that are comparable to the historical remarketing results shown above.

Default and Loss Experience

  The cumulative default and loss experience of the Company with respect to lease payments under the leases in its portfolio as of December 31, 1993, 1994 and 1995 and June 30, 1996 is set forth below.

                                CUMULATIVE DEFAULT AND LOSS EXPERIENCE
                                        (DOLLARS IN THOUSANDS)

                                                         FROM INCEPTION THROUGH
                         ---------------------------------------------------------------------------------------
                           DECEMBER 31, 1993     DECEMBER 31, 1994     DECEMBER 31, 1995       JUNE 30, 1996
                         --------------------- --------------------- --------------------- ---------------------
                                   PERCENT OF            PERCENT OF            PERCENT OF            PERCENT OF
                                     TOTAL                 TOTAL                 TOTAL                 TOTAL
                          AMOUNT  ACQUISITIONS  AMOUNT  ACQUISITIONS  AMOUNT  ACQUISITIONS  AMOUNT  ACQUISITIONS
                         -------- ------------ -------- ------------ -------- ------------ -------- ------------
Total Acquisitions (1).. $400,608              $486,176              $635,558              $763,411
Cumulative Gross
 Defaults (2)(4)........ $  1,419     0.4%     $  1,430     0.3%     $  1,526     0.2%     $  1,698     0.2%
Cumulative Recoveries
 (3)....................      872     0.2           883     0.2           904     0.1           950     0.1
                         --------     ---      --------     ---      --------     ---      --------     ---
Net Losses.............. $    547     0.2%     $    547     0.1%     $    622     0.1%     $    748     0.1%
                         ========     ===      ========     ===      ========     ===      ========     ===

- --------
(1) Total Acquisitions represents the total cost (aggregate purchase price of the equipment) to the Company since inception in 1986 through and including the date set forth above.
(2) Cumulative Gross Defaults represents the total defaults of all lessees experienced by the Company since inception in 1986 through and including the date set forth above measured as the aggregate of the Company's net book value in such lease and any recorded receivable on such lease at the date of default.
(3) Cumulative Recoveries represents the total recoveries with respect to defaults of all lessees since inception of the Company in 1986 through and including the date set forth above.
(4) A lessee is deemed to be in default when it fails to meet its obligations to make monthly rental payments under its lease, and fails to cure such breach, pursuant to the terms of the lease, and the Company declares the lessee in "default" by written notice to the lessee.

Purchase of Portfolios

  In addition to originating leases for end-user customers, the Company has purchased portfolios of equipment and related leases from its vendors and other leasing companies and lease brokers. To date, the vast majority of all equipment portfolio acquisitions have involved products marketed by vendors with which the Company has a vendor program. The Company prefers to have a remarketing program in place with the vendor of products in any portfolio it purchases, although the existence of such a relationship is not a condition to the purchase of a portfolio. In circumstances where it does not have such a relationship, the Company will normally only acquire information processing and communications equipment with functions similar to those of its then current vendors' equipment.

  From January 1, 1993 through June 30, 1996, the Company made 12 separate portfolio acquisitions for an aggregate purchase price of approximately $89 million. During 1993, 1994 and 1995, respectively, the Company acquired five, four and three portfolios, respectively, of equipment for an aggregate purchase price of $55.3 million, $23.1 million, and $10.5 million, respectively. The Company made no portfolio purchases in the first six months of 1996. The vast majority of such equipment is subject to a remarketing agreement with its manufacturer or is manufactured by one of the Company's vendors. The largest portfolio purchase, which occurred in January 1993, involved approximately $33 million of leases and related equipment previously sold by the Company. In addition, since 1994, the Company has purchased from Storage Technology or its affiliates, for an aggregate purchase price of $32.8 million, seven portfolios of leases originated by the vendor and the related equipment.

Process Control and Administrative Systems

  The Company has developed an administration system and controls which feature a series of checks and balances. The Company's system and controls are designed to protect against entering into lease transactions that may have undesirable economics or unacceptable levels of risk, without impeding the flow of business activity or preventing its sales organization from being creative and responsive to the needs of vendors and customers.

  The Company's regional offices are each staffed with a Director of Leasing and at least one Contract Administrator who work with the vendors' sales personnel to offer lease financing solutions to the vendors' end-user customers. Once the Company commits to a lease transaction, its contract administrators initiate a process of systematically preparing and gathering relevant lease information and lease documentation. The contract administrators are also responsible for monitoring the documentation through the Company's home office documentation and review process. Prior to the Company entering into any lease agreement, each transaction is evaluated based on the Company's pre-determined standards regarding residual values, lease structure, lease documentation and customer credit. The Company approves, and delivers documentation to its customers, in most instances, in less than two business days after a request for approval of the transaction has been submitted to the Company's headquarters by one of its Directors of Leasing.

  The Company utilizes an Investment Committee to review the residual values it will use to price standard transactions. The Investment Committee also must approve the pricing, including residual values, for all transactions involving $1 million or more in aggregate purchase price if the pricing parameter are outside previously approved guidelines. The Investment Committee is composed of the Chief Executive Officer, Chief Financial Officer, Vice President, Leasing, Vice President, Contract Administration, Controller, Vice President-Corporate Finance and Treasurer of the Company. In addition, there is a separate credit approval process whereby transactions up to $1 million require the approval of the Supervisor, Credit Administration and the Chief Financial Officer. All transactions over $1 million require the additional approval of the President.

  The Company's leasing and administrative personnel utilize the Company's proprietary PATS system to structure lease financing opportunities and provide the equipment management capabilities necessary to maximize the value of the leased equipment during and after the initial lease term. Its use of the PATS system, along with direct contact with customers, permits the Company to customize the lease transaction to the customer's specific requirements. The PATS system analyzes and prices transactions based upon residual values previously set by the Investment Committee, the debt rate at which the Company expects to obtain financing according to the lessee's credit rating and administrative costs associated with the transaction. Because most of the Company's business involves vendor products with existing creditworthy customers, the documentation, credit and structure review activities may be completed in a few hours. This expeditious review process and the preparation of lease documents in the Company's regional offices allow the Company to approve and document transactions quickly while adhering to the Company's system and controls.

International Expansion

  Commencing in early 1996, the Company embarked on a plan to increase its geographic coverage for vendor programs by expanding its lease financing activities outside the Untied States. The first step in this international expansion was into Western Europe, and was accomplished in April 1996 with the acquisition of a small independent leasing company in the United Kingdom. This company focused on leasing information processing equipment. The Company is currently negotiating to acquire an existing portfolio of information processing equipment and related leases in Germany. It plans to have operations in Germany in the near future, and expects to have operations in France, Belgium and the Netherlands by to the end of 1996.

  The Company currently has a vendor program agreement in place with Dell Computer, and a letter of intent for a vendor program with Cisco Systems, covering Western Europe. Although no assurances can be given, the Company anticipates entering into other new vendor relationships covering Western Europe in the next few months. The Company may participate in additional international markets in the future as may be necessary to meet the demands of existing and prospective vendors.

Financing

  The Company's financing strategy is to obtain substantially all of its required long-term borrowings from the proceeds of sales of nonrecourse, secured debt securities in the public and private debt securities markets through "securitizations" or by other similar secured financings. From time to time, the Company will obtain long-term financing for one or more leases with a single customer. Prior to securitizing its leases, the Company finances its acquisition of equipment on a short-term basis through secured "warehouse" lines of credit until such time as its portfolio of equipment is of sufficient size to permit it to efficiently finance the portfolio on a long-term basis. Payments under the Company's borrowings and the maturities of its long-term borrowings are typically structured to match the payments due under the leases securing the borrowings. Although the Company has not done so to date, it may engage in hedging transactions, pursuant to the hedging strategy approved by its Board of Directors, in order to protect itself, when necessary, against increases in interest rates prior to obtaining fixed rate, long-term financing for its equipment. The Company recently expanded its operations to Western Europe, and does not, as yet, have in place lines of credit to finance its leasing activities in those countries. See "MD&A -- Liquidity and Capital Resources" and "Risk Factors -- Interest Rate Risk."

  Nonrecourse Debt. The credit standing of the Company's customers allows the Company to obtain long-term financing for most of its leases on a nonrecourse basis. Under such a nonrecourse loan, the Company typically borrows an amount equal to the committed lease payments under the financed lease, discounted at a fixed interest rate. The lender is entitled to receive the monthly lease payments under the financed lease in repayment of the loan, and takes a security interest in the related equipment and those lease payments. The Company retains ownership of such equipment. Interest rates under this type of financing reflect the financial condition of the lessees, the term of the leases, the amount of the loan and the nature and manufacturer of the equipment.

  Historically, such nonrecourse loans have provided between 80% and 90% of the funds necessary to acquire equipment. The Company normally obtains the balance of the acquisition cost, commonly known in the leasing industry as the "equity investment" in the equipment, from the proceeds of recourse, and occasionally nonrecourse, borrowings by the Company, from its internally generated funds or from the proceeds of sales of its Common Stock. The Company expects to use substantially all of the net proceeds from the sale of the Notes to finance such "equity investments" over time.

  The Company is not liable for the repayment of nonrecourse loans unless the Company breaches certain limited representations and warranties in the loan agreements. The lender assumes the credit risk of each lease financed with recourse debt, and its only recourse, upon a default under a lease, is against the lessee and such equipment. Because the Company's ability to obtain nonrecourse lease financing from lenders depends on the credit standing of its lessees, the Company targets large, creditworthy customers. See "Customers" above.

  The Company utilizes the public and private debt securities markets, through securitizations, to provide a substantial portion of the nonrecourse debt it requires. The utilization of securitizations has reduced the Company's effective interest cost for its nonrecourse debt. The Company expects to obtain most of its long-term debt requirements in the future from the proceeds of sales of such debt or similar securities in the public and private debt markets. See "Risk Factors -- Dependence on Availability of Financing" and "MD&A -- Liquidity and Capital Resources."

  In order to manage certain expected tax liabilities in Europe, the Company may, from time to time, finance leases generated in Europe by selling the related lease receivable. Under such arrangements, the Company would grant a security interest in the underlying equipment, rather than sell it, and thus retain its interest in the anticipated remarketing proceeds from the equipment.

  Recourse Financing. The other significant source of financing for equipment acquisitions by the Company is recourse borrowings, both long-term and short-term. This type of financing has been used principally to "warehouse" portfolios of leases and the related equipment on a short-term basis, until the Company is in a position to efficiently finance the portfolio on a long-term, nonrecourse basis. In addition, when the Company finances its equity investment in leased equipment with lenders, it often does so on a recourse basis. See "Risk Factors -- Dependence on Availability of Financing" and "MD&A -- Liquidity and Capital Resources."

  The loans available to the Company under recourse arrangements are secured by the financed equipment and the monthly lease payments due under the related lease. Upon default by a lessee under a lease covering equipment financed through recourse borrowings, the financial institution providing the financing can seek recourse from the Company for the balance due on such financing.

COMPETITION

  The Company competes in the information processing and communications equipment leasing marketplaces with other independent leasing companies, captive lessors and bank affiliated lessors. The Company's business is highly competitive, both with respect to obtaining and maintaining vendor program arrangements and providing lease financing to end-user customers. The Company competes directly with various independent leasing companies, such as El Camino Resources, Comdisco, Leasetec and G.E. Capital, and certain captive or "semi-captive" leasing companies such as IBM Credit Corporation and AT&T Credit. Many of the Company's competitors have substantially greater resources and capital and longer operating histories.

  A substantial number of the Company's competitors are significantly larger, and have substantially greater resources, than the Company. The Company's relatively limited amount of capital places it at a disadvantage in relation to its larger competitors, particularly in connection with financing lease transactions involving large dollar volumes of equipment where the cost of the equipment substantially exceeds the amount of debt available for such financing. See "Risk Factors -- Competition."

  The Company believes it competes on the basis of price, responsiveness to customer needs, flexibility in structuring lease transactions, relationships with its vendors and knowledge of its vendors' products. The Company has found it most effective to compete on the basis of providing a high level of customer service and by structuring custom vendor programs and lease transactions that meet the needs of its vendors and customers.

The Company also believes that its cost of capital is comparable to that of its larger competitors, primarily due to its financing strategy of utilizing the public and private debt securities markets to finance its lease receivables. Other important elements that affect the Company's competitiveness are the high degree of knowledge and competence of its key employees, specifically relating to information processing and communications equipment and operating lease financing.

EMPLOYEES

  As of June 30, 1996, the Company had 103 employees (five of whom were part-time), 18 of whom were located in its regional or field offices in the United States, 13 of whom are located in its European office in the United Kingdom, and 72 of whom were located in its San Jose, California home office. At that date, the Company also retained 15 temporary workers, eight of whom were in San Jose and seven of whom were in the regional or field offices. The Company intends to hire a substantial number of additional personnel over the next several months. However, there can be no assurance that the Company will be able to attract and retain personnel with the experience and expertise necessary to meet its anticipated operating requirements. See "Risk Factors -- Management of Growth."

PROPERTIES

  The Company's home office is located in leased space at 10 Almaden Boulevard, Suite 1500, San Jose, California 95113. The Company also leases office space for its regional offices in the Atlanta, Boston, Chicago, Dallas, Los Angeles and New York City metropolitan areas, as well as for its European office in the United Kingdom. At June 30, 1996, the aggregate monthly rent under all of the Company's office leases, with respect to an aggregate of approximately 27,000 square feet, was approximately $47,000.

LITIGATION

  The Company is not involved in any legal proceedings, and is not aware of any pending or threatened legal proceedings, that would have a material adverse effect upon its financial condition or results of operations.

                                  MANAGEMENT

DIRECTORS AND OFFICERS

  The directors and officers of the Company are as follows:

   NAME                 AGE TITLE
   ----                 --- -----
Hal J Krauter (1)        58 Chairman, President, Chief Executive Officer and Director
Robert J. Kearns III     55 Executive Vice President, Finance and Chief Financial Officer
Ronald M. Bannerman      47 Vice President, Vendor Programs
Dorian Jay DiMarco       36 Vice President, Vendor Programs
Glenda B. Allen          53 Vice President, Contract Administration and Secretary
Steven J. Pressler       43 Vice President, Leasing
Steven L. Yeffa          37 Vice President, Finance -- International
Timothy P. Laehy         40 Vice President, Corporate Finance and Treasurer
Ian Harrison (2)         42 Vice President and Managing Director
Terence W. Murphy        36 Controller and Chief Accounting Officer
Louis R. Adimare         48 Director
George L. Bragg
 (1)(3)(4)               64 Director
James C. Castle (3)(4)   59 Director

- --------
(1) Member of Corporate Development Committee. (See "Committees and Meetings" below.)
(2) Mr. Harrison is Managing Director of Leasing Solutions International, Ltd., the Company's European subsidiary.
(3) Member of Audit Committee.
(4) Member of Independent Committee under stock based incentive plans.

  Hal J Krauter co-founded the Company in 1986. He has been President and Chief Executive Officer of the Company since its inception, and served as Chief Financial Officer from March 1994 to January 1995. In April 1996, he became Chief Operating Officer. Prior to founding the Company, he served as President of Drivetech, Inc., a manufacturer of disk drives, from 1983 to 1984, and as President of MAD Computer Systems, Inc., a manufacturer of personal computers, from 1984 until 1986. Earlier, he was the founder and first President of Memorex Finance Company, the equipment leasing affiliate of Memorex Corporation, from 1979 to 1983. Prior to founding Memorex Finance Company, he held various financial and management positions with Memorex Corporation, a supplier of IBM plug compatible products, and IBM Corporation, from 1960 through 1979, including Vice President and Chief Financial Officer of Memorex.

  Robert J. Kearns III joined the Company in January 1995 as its Vice President, Finance and Chief Financial Officer. He became an Executive Vice President in January 1996. He served as Vice President -- Capital Markets Group for GECAS, a GE Capital affiliate, in its structured finance and lease finance operations, from 1989 to June 1994. From 1984 to 1989, he served as a Senior Vice President of Manufacturers Hanover Leasing International/The CIT Group, with lease financing responsibilities in the Far East and Europe. From 1980 to 1984, he acted as President of a leasing operation, headquartered in Bahrain, which provided equipment financing in the Middle East. From 1969 to 1980, he served in a variety of management and lending positions, focusing on both international and U.S. investment and commercial banking, with Chase Manhattan Bank, Marine Midland and Citicorp Leasing International, as well as a private investment banking company.

  Ronald M. Bannerman joined the Company in June 1991 as Vice President, Leasing. In September 1992, he was appointed to the position of Vice President, Vendor Programs. From 1983 until he joined the Company, he served as a Vice President of Citicorp North America, Inc., an integrated banking and finance company, in its Equipment Finance/Leasing Group. While at Citicorp, he established its West Coast high technology equipment leasing office and managed the sales force of that office. Prior to joining Citicorp, he managed the captive finance company and third party leasing activities of Four-Phase Systems, a manufacturer of business systems, as Director, Finance Administration, from 1978 until 1983.

  Dorian Jay DiMarco joined the Company in October 1992 as Director of Vendor Programs, and was appointed Vice President, Vendor Programs in January 1995. Prior to joining the Company, he was with GE Capital Computer Leasing, a computer leasing company, serving as a Director of Portfolio Acquisition and Vendor Programs from June 1991 to July 1992, and as the Eastern Regional Sales Manager from September 1989 to June 1991. From 1986 to 1989, he was the Western Regional Sales Manager for General Electric Calma Company, a manufacturer of computer-aided design and manufacturing systems.

  Glenda B. Allen joined the Company in 1986 as Director, Contract Administration. In November 1995, she became the Company's Vice President, Contract Administration. In January 1996, she became Secretary of the Company. From 1982 through 1985, she served as an account executive in the receivables financial group of Westinghouse Credit Corporation, a financial services company. From 1985 through 1986 and 1979 through 1982, she served as Director, Contract Administration for Memorex Finance Company. She also served in various administrative capacities with Memorex Corporation from 1974 through 1979. From 1968 through 1972, she served as a Credit Manager for GE Credit Corporation.

  Steven J. Pressler joined the Company in January 1996 as Vice President, Leasing. He served as a Vice President and Western Regional Sales Manager for Heller Financial, Inc., an integrated financial services company, from October 1994 until joining the Company. In that capacity, he managed the lease financing and vendor program activities for his region. From 1983 to October 1994, he served in various capacities, including, most recently, Senior Vice President, of Tucker Leasing-Capital Corporation, which was in the lease financing business on a national basis. From 1974 until he joined Tucker, he served in a variety of leasing and credit positions with Chemical Bank, Industrial Credit Corporation (a subsidiary of Litton Industries) and Equitable Life Insurance.

  Ian Harrison joined the Company in August 1996 as the Managing Director of Leasing Solutions International, Ltd., the Company's European subsidiary. He became a Vice President of the Company in September 1996. From January 1992 until joining the Company, he served as Director -- Northern Europe and Sales and Marketing Director-Europe of AT&T Capital Europe Limited, a financial services company. From 1985 through December 1991, he acted as the Managing Director of Wang Equipment Services, the finance company of Wang Laboratories. Before joining Wang, he served as Special Projects Manager and Sales and Marketing Director, from 1983 to 1985, of Armco Europe Finance, a financial services company. Earlier, from 1982 to 1983, Mr. Harrison was a funding manager for International Brokerage and Leasing, a computer leasing and lease brokerage company.

  Terence W. Murphy joined the Company in August 1995 as its Controller. He became Chief Accounting Officer in January 1996. From January 1994 until he joined the Company, he was the principal and sole owner of a firm providing tax, accounting and financial consulting services to businesses. From December 1989 to December 1993, he was Controller of LB Credit Corporation, an equipment finance company. Prior to joining LB Credit, he served as an Assistant Controller of Wells Fargo Leasing from 1987 to December 1989. Wells Fargo Leasing was acquired by LB Credit in December 1989. Mr. Murphy is a licensed CPA.

  Timothy P. Laehy joined the Company in February 1991 as a Financial Analyst. In April 1996, he was appointed to the positions of Vice President, Corporate Finance and Treasurer. From 1990 through 1991, Mr. Laehy served as a Senior Associate at Recovery Equity Investors, a private investment fund. From 1988 through 1990, he served as an Associate at Guarantee Acceptance Capital Corporation, an investment bank.

  Steven L. Yeffa joined the Company in December 1991 as Director, Funding and was promoted to Treasurer in January 1995. In April 1996, he was appointed Vice President, Finance--International. Since July 1996, he has been located at the Company's European office in the United Kingdom. From 1989 to 1991, he served as Vice President, Funding at Matsco Financial Corporation, an equipment leasing company. From 1984 to 1989, he served as Asset Manager at CP National Corporation, a regional public utility, for which Mr. Yeffa directed the operations of their wholly-owned leasing company, CPN Leasco.

  Louis R. Adimare co-founded the Company in 1986. Since August 1987 until March 1996, he served as the Company's Executive Vice President, concentrating on leasing activities and strategic relations. He was the Company's Chief Operating Officer from September 1992 to March 1996. Prior to founding the Company, he had been a Regional Leasing Manager, for Memorex Finance Company from 1984 to 1986, and a District Manager, for Memorex Corporation from 1982 to 1984. From 1969 until 1982, he held sales and sales management positions at Honeywell Information Systems, which was in the computer systems business.
Mr. Adimare retired as an Officer of the Company in March 1996.

  George L. Bragg has been Chairman of Markwood Capital Alliance, which provides management consulting and financing services to high technology and special situation companies, since September 1994. From October 1993 to September 1994, he was President and a Director of Nichols Institute, which provides clinical testing services to hospitals, laboratories and physicians on a nationwide basis. From July 1991 to March 1993, he served in various executive capacities, including Vice Chairman, with Western Digital Corporation, which manufactures and sells disk drives for the personal computer market. He was a director of Western Digital from October 1990 until November 1995. He served as Chairman and President of Boston Street Capital, a management and investment consulting firm, from September 1990 until December 1991. From 1989 until 1990, he served as Chairman of the Board, Chief Executive Officer and President of Sooner Federal Savings Association. He became President and Chief Operating Officer of Telex Corporation, which was in the computer networking and terminal workstation business, in 1986. When Telex merged with Memorex Corporation in 1988, he became Managing Director and Executive Vice President of Memorex Telex N.V., which positions he held until 1989. Mr. Bragg is a director of Old America Stores and Eltron International, Inc.

  James C. Castle, Ph.D., has been, since August 1992, the Chairman and Chief Executive Officer of U.S. Computer Services, which provides subscriber management and billing services. Prior to joining U.S. Computer Services, he served as President and Chief Executive Officer, from August 1991 to April 1992, of Teradata Corporation, a public company purchased by NCR in February 1992, which develops and sells high performance systems and related products and services for relational database management. He was the President and Chief Executive Officer of Infotron Systems Corporation, a communications network systems company, from 1987 to 1991, and President of TBG Information Systems, Inc., which was engaged in the information systems and services businesses, from 1984 to 1987. He also served as the Executive Vice President of Memorex Corporation from 1982 to 1984. Dr. Castle is a director of PAR Technology Corporation and ADC Telecommunications.

COMMITTEES AND MEETINGS

  The audit committee of the Board of Directors of the Company (the "Board") currently consists of George L. Bragg and James C. Castle, two of the Company's non-employee directors. The audit committee reviews, and discusses with management and the Company's independent accountants, the Company's financial reporting and accounting practices. It also reports to the Board concerning such reporting and practices.

  The Company does not have a compensation committee or any other Board committee performing equivalent functions. Decisions regarding executive officer compensation, except as described below, are made by the Board as a whole, with Mr. Krauter abstaining with respect to decisions regarding his compensation. The Company does not currently have a standing nominating committee of the Board.

  In connection with the Board's approval of the Company's 1995 Stock Option and Incentive Plan (the "1995 Plan"), a committee of the Board, composed of the Company's non-employee directors (the "Independent Committee"), was appointed to administer and approve grants under that plan. The Independent Committee also administers the Company's Employee Stock Purchase Plan.

  The Board also has a Corporate Development Committee of two Directors. Mr. Krauter and Mr. Bragg presently serve as its members. The committee's charter is to assist in the Company's efforts to identify, and consider the purchase of, businesses and portfolios of leases and equipment that may be suitable for acquisition by the Company, to screen acquisition candidates and, as appropriate, to negotiate the principal terms and conditions of any such acquisition.

                       SECURITY OWNERSHIP OF MANAGEMENT
                          AND PRINCIPAL SHAREHOLDERS

  The following table sets forth certain information, as of August 31, 1996, regarding the beneficial ownership of the Common Stock of the Company, with respect to (i) each officer and director of the Company, (ii) each person who is known by the Company to own beneficially 5% or more of the Common Stock, and (iii) all directors and officers of the Company as a group.

                                                         NUMBER OF   PERCENTAGE
                                                           SHARES        OF
                  NAME AND ADDRESS OF                   BENEFICIALLY OUTSTANDING
                  BENEFICIAL OWNER(1)                   OWNED(2)(3)    SHARES
                  -------------------                   ------------ -----------
Hal J Krauter (4)......................................  1,209,750      14.5%
Robert J. Kearns III...................................     19,109        *
Glenda B. Allen........................................      7,954        *
Ronald M. Bannerman....................................     10,974        *
Dorian Jay DiMarco.....................................      5,598        *
Steven J. Pressler.....................................        --         *
Timothy P. Laehy.......................................        916        *
Steven L. Yeffa........................................     11,949        *
Ian Harrison (5).......................................        --         *
Terence W. Murphy......................................      2,500        *
Louis R. Adimare.......................................    804,000       9.6%
George L. Bragg........................................     64,467        *
James C. Castle........................................     18,317        *
J.& W. Seligman & Co.(6)...............................    846,872      10.2%
All directors and officers as a group (13 persons).....  2,155,534      25.9%

- --------
 * Less than 1%.
(1) Except as noted, all addresses are 10 Almaden Boulevard, Suite 1500, San Jose, California 95113.
(2) The number of shares beneficially owned is deemed to include shares as to which the persons named have or share either investment or voting power. Unless otherwise noted, and except for voting powers held jointly with a person's spouse, each person identified possesses sole voting and investment power with respect to the shares shown.
(3) Includes an aggregate of 230,876 shares which such persons have a right to acquire, on or before December 31, 1996, upon exercise of outstanding stock options granted under the Company's stock option plans. The amount of such shares for each person named above, other than J.&W. Seligman & Co., is as follows: Mr. Krauter -- 87,500; Mr. Kearns -- 37,500; Ms.
    Allen -- 2,687; Mr. Bannerman -- 3,762; Mr. DiMarco -- 1,406; Mr.
    Pressler -- none; Mr. Laehy -- none; Mr. Yeffa -- 1,437; Mr. Adimare -- 78,750; Mr. Harrison -- none; Mr. Murphy -- 2,500; Mr. Bragg -- 1,667; and Mr. Castle -- 13,667.
(4) Includes 78,000 shares held of record by certain members of Mr. Krauter's family, with respect to which he disclaims beneficial ownership.
(5) Mr. Harrison's address is Continental House, West End, Woking, Surrey, GU24 9PJ United Kingdom.
(6) From a Schedule 13G filed with the Securities and Exchange Commission by the shareholder on or about February 2, 1996. The actual number of shares beneficially owned may have changed since that date. The shareholder's address is 100 Park Avenue, New York, NY 10017.

                             DESCRIPTION OF NOTES

  The Notes will be issued under an indenture to be dated as of October    ,
1996 (the "Indenture") between the Company and Bankers Trust Company, as trustee (the "Trustee"), a copy of which has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part. The terms of the Notes will include those stated in the Indenture and those made a part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "TIA"), as in effect on the date of the Indenture. The Notes will be subject to all such terms, and holders of the Notes are referred to the Indenture and the TIA for a statement of such terms. The following is a summary of important terms of the Notes and does not purport to be complete. Reference should be made to all provisions of the Indenture, including the definitions therein of certain terms and all terms made a part of the Indenture by reference to the TIA. Certain definitions of terms used in the following summary are set forth under "Certain Definitions" below. As used in this section, the "Company" means Leasing Solutions, Inc.

GENERAL

  The Notes will be general unsecured, subordinated obligations of the
Company, will mature on October    , 2003 (the "Maturity Date"), and will be
limited to an aggregate principal amount of $50,000,000 ($57,500,000 if the Underwriters' over-allotment option is exercised in full). The Notes are exchangeable, and transfers thereof will be registrable without charge therefor, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge in connection therewith.

  The Notes will accrue interest at the rate per annum set forth on the cover
page of this Prospectus from October    , 1996, or from the most recent
interest payment date to which interest has been paid or duly provided for, and accrued and unpaid interest will be payable semi-annually in arrears on
April     and October     of each year, beginning April    , 1997. Interest
will be paid to the person in whose name the Note is registered at the close of business on the March 15th or September 15th immediately preceding the relevant interest payment date; provided that, with respect to a Note or portion thereof called for redemption, or repurchased in connection with a Change of Control, during the period from a record date to (but excluding) the next succeeding interest payment date, accrued interest shall be payable (unless such Note is converted) to the holder of the Note redeemed or repurchased. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

  Principal of, premium, if any, and interest on the Notes will be payable at the office or agency of the Company maintained for such purpose or, at the option of the Company, payment of interest may be made by check mailed to the holders of the Notes at their respective addresses set forth in the register of holders of Notes. Until otherwise designated by the Company, the Company's office or agency maintained for such purpose will be the principal corporate trust office of the Trustee. For interest payments on a Note of U.S. $5,000,000 or more in principal amount, the holder of such Note may elect at any time to have payment made by transfer to a United States Dollar account.

  The Notes will be issued in the form of a Global Security, which will be deposited with DTC in New York, New York as custodian (the "Custodian") and as Depositary (in such capacity, the "Depositary"). Interests in the Global Security will be shown in, and transfers thereof will be effected only through, records maintained by DTC and its participants (as hereinafter defined).

  So long as the Custodian holds a Global Security, the Custodian will be considered the sole owner or Holder of such Global Security for purposes of the Indenture and such Global Security. Except as provided below, owners of beneficial interests in the Global Securities will not be entitled to have Notes registered in their names, will not be entitled to receive physical delivery of Notes in definitive form and will not be considered the owners or Holders thereof under the Indenture.

  The Indenture does not contain any financial covenants, and does not limit or contain any restriction on (i) the payment of dividends, (ii) the Company's ability to incur Senior Debt or (iii) the issuance or repurchase of securities of the Company. The Indenture contains no covenants or other provisions to afford protection to holders of Notes in the event of a highly leveraged transaction or a change in control of the Company except to the extent described under "Change of Control" below.

GLOBAL SECURITIES

  The following description of the operations and procedures of DTC is provided solely as a matter of convenience. These operations and procedures are solely within the control of DTC's Next-Day Settlement System and are subject to changes by it from time to time. The Company takes no responsibility for these operations and procedures and urges investors to contact DTC's systems or their participants directly to discuss these matters.

  Upon the issuance of the Global Security, DTC will credit, on its internal system, the respective principal amounts of the individual beneficial interests in the Global Securities to the accounts of persons who maintain accounts with DTC ("participants"). Such accounts initially will be designated by or on behalf of the initial purchasers. Ownership of beneficial interests in the Global Securities will be limited to participants or persons who hold interests through participants. Ownership of beneficial interests in the Global Securities will be shown on, and the transfer of such interests will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants) and in accordance with the applicable procedures of DTC (in addition to those under the Indenture referred to herein).

  Unless Notes in definitive registered form are issued, owners of beneficial interests in a Global Security will not be entitled to have any portions of such Global Security registered in their names, will not receive or be entitled to receive physical delivery of Notes in certificated form and will not be considered the owners or Holders of such Global Security (or any Notes represented thereby) under the Indenture or the Notes.

  In the event of an increase or decrease in the aggregate principal amount of the Notes represented by any Global Security, whether pursuant to conversion, exchange for an interest in another Global Security, the issue of additional Notes to be represented by such Global Security, the issue of definitive notes or the repurchase and cancellation of the Notes represented by such Global Security or otherwise, the Holder will present such Global Security to the Company or its agent for increase or decrease, as the case may be, of the aggregate principal amount of the Notes represented by such Global Security by annotation thereon.

  Payments of the principal of and interest on Global Securities will be made to the Holder thereof. Neither the Company, the Trustee nor any of their respective agents will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests. See""Payments'' below.

  Subject to the following considerations, beneficial interests in a Global Security will trade in DTC's Next Day Funds Settlement System, and secondary market trading activity in such interests will therefore settle in next-day funds. The Company expects that DTC or its nominee, upon receipt of any payment of principal or interest in respect of a Global Security held by it or its nominee, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security as shown on the records of DTC or its nominee. The Company also expects that payments by participants to owners of beneficial interests in such Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in "street name." Such payments will be the responsibility of such participants.

  The laws of some U.S. states require that certain persons take physical delivery of securities in certificated form. Consequently, the ability to transfer beneficial interests in a Global Security to such persons may be limited. Because DTC can act only on behalf of participants, which, in turn, act on behalf of indirect participants (as hereinafter defined) and certain banks, the ability of a person having a beneficial interest in a Global Security to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate evidencing such interest.

  DTC has advised that it will take any action permitted to be taken by a Holder of Global Securities (including taking action required by it for conversion as described below) only at the direction of one or more participants to whose accounts with DTC interests in the Global Securities are credited and only in respect of such portion of the aggregate principal amount of the Global Security as to which such participant or participants has or have given such direction. However, if payment of principal of the Notes becomes due following the occurrence of an Event of Default (as defined in "Events of Default and Remedies" below) under the Notes, DTC reserves the right to cause the Global Securities to be exchanged for legended definitive Notes, and to distribute such Notes to its participants.

  DTC has also advised as follows: (i) DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code, as amended, and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act; (ii) DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts to its participants, thereby eliminating the need for the physical transfer and delivery of certificates;
(iii) Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations; and (iv) indirect access to the DTC system is available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

DEFINITIVE NOTES

  Definitive Notes in registered form will be issued if (i) DTC notifies the Company that it is unwilling or unable to continue as Global Security Holder, or if at any time it ceases to be a clearing agency registered under the Exchange Act and a successor Global Security Holder is not appointed by the Company within 90 days, or (ii) payment of principal of the Notes becomes due following the occurrence of an Event of Default under the Notes and the Holder requires that definitive Notes be issued.

  Any definitive Notes will be issued in denominations of $1,000 or integral multiples of $1,000 in excess thereof.

  Notwithstanding any statement herein, the Company reserves the right to impose or remove such transfer, certification, substitution or other requirements and to require such restrictive legends on Notes as it may determine are necessary to ensure compliance with the securities laws of the U.S., and the status therein, and any other applicable laws may require.

CONVERSION

  The holders of Notes will be entitled at any time after the date 60 days following the last Issue Date of the Notes and prior to the close of business on the last trading day prior to the Maturity Date of the Notes, subject to prior redemption or repurchase, to convert any Notes or portions thereof (in denominations of $1,000 or multiples thereof) into Common Stock of the Company, at the conversion price set forth on the cover page of this Prospectus, subject to adjustment as described below (the "Conversion Price"). Except as described below, no adjustment will be made on conversion of any Notes for interest accrued thereon or for dividends on any Common Stock issued. If Notes not called for redemption are converted after a record date for the payment of interest and prior to the next succeeding interest payment date, such Notes must be accompanied by funds equal to the interest payable on such succeeding interest payment date on the principal amount so converted. The Company is not required to issue fractional shares of Common Stock upon conversion of Notes and, in lieu thereof, will pay a cash adjustment based upon the market price of the Common Stock on the last trading day prior to the date of conversion. In the case of Notes called for redemption by the Company, conversion rights will expire at the close of business on the trading day preceding the date fixed for redemption, unless the

Company defaults in payment of the redemption price, in which case the conversion right will terminate at the close of business on the date such default is cured. In the event any holder exercises its repurchase right upon a Change of Control, such holder's conversion right will terminate. See "Change of Control" below.

  The right of conversion attaching to any Note may be exercised by the holder by delivering the Note at the specified office of a conversion agent, accompanied by a duly signed and completed notice of conversion, together with any funds that may be required as described in the preceding paragraph. The conversion date shall be the date on which the Note, the duly signed and completed notice of conversion, and any funds that may be required as described in the preceding paragraph shall have been so delivered. A holder delivering a Note for conversion will not be required to pay any taxes or duties payable in respect of the issue or delivery of Common Stock on conversion, but will be required to pay any tax or duty which may be payable in respect of any transfer involved in the issue or delivery of the Common Stock in a name other than the holder of the Note. Certificates representing shares of Common Stock will not be issued or delivered unless all taxes and duties, if any, payable by the holder have been paid.

  The Conversion Price is subject to adjustment (under formula set forth in the Indenture) in certain events, including: (i) the issuance of Common Stock as a dividend or distribution on Common Stock of the Company; (ii) certain subdivisions and combinations of the Common Stock; (iii) the issuance to all holders of Common Stock of certain rights or warrants to purchase Common Stock; (iv) the dividend or other distribution to all holders of Common Stock of shares of capital stock of the Company (other than Common Stock) or evidences of indebtedness of the Company or assets (including securities, but excluding those rights, warrants, dividends and distributions referred to above and dividends and distributions in connection with the liquidation, dissolution or winding up of the Company or paid exclusively in cash); (v) dividends or other distributions consisting exclusively of cash (excluding any cash portion of distributions referred to in clause (iv)) to all holders of Common Stock to the extent such distributions, combined together with (A) all such all-cash distributions made within the preceding 12 months in respect of which no adjustment has been made plus (B) any cash and the fair market value of other consideration payable in respect of any tender offers by the Company or any of its Subsidiaries for Common Stock concluded within the preceding 12 months in respect of which no adjustment has been made, exceeds 15% of the Company's market capitalization (being the product of the then current market price of the Common Stock times the number of shares of Common Stock then outstanding) on the record date for such distribution; and (vi) the purchase of Common Stock pursuant to a tender offer made by the Company or any of its Subsidiaries to the extent that the aggregate consideration, together with (X) any cash and the fair market value of any other consideration payable in any other tender offer expiring within 12 months preceding such tender offer in respect of which no adjustment has been made plus (Y) the aggregate amount of any such all-cash distributions referred to in clause (v) above to all holders of Common Stock within the 12 months preceding the expiration of such tender offer in respect of which no adjustments have been made, exceeds 15% of the Company's market capitalization on the expiration of such tender offer.

  In the case of (i) any reclassification or change of the Common Stock, (ii) a consolidation, merger or combination involving the Company or (iii) a sale or conveyance to another corporation of the property and assets of the Company as an entirety or substantially as an entirety, in each case as a result of which holders of Common Stock shall be entitled to receive stock, other securities, or other property or assets (including cash) with respect to or in exchange for such Common Stock, the holders of the Notes then outstanding will be entitled thereafter to convert such Notes into the kind and amount of shares of stock, other securities or other property or assets, which they would have owned or been entitled to receive upon such reclassification, change, consolidation, merger, combination, sale or conveyance had such Notes been converted into Common Stock immediately prior to such reclassification, change, consolidation, merger, combination, sale or conveyance (assuming, in a case in which the Company's shareholders may exercise rights of election, that a holder of Notes would not have exercised any rights of election as to the stock, other securities or other property or assets receivable in connection therewith and received per share the kind and amount received per share by a plurality of non-electing shares). Certain of the foregoing events may also constitute or result in a Change of Control requiring the Company to offer to repurchase the Notes. See "Change of Control" below.

  In the event of a taxable distribution to holders of Common Stock (or other transaction) that results in any adjustment of the Conversion Price, the holders of Notes may, in certain circumstances, be deemed to have received a distribution subject to United States income tax as a dividend; in certain other circumstances, the absence of such an adjustment may result in a taxable dividend to the holders of Common Stock. See "Certain Tax Considerations" below.

  No adjustment in the Conversion Price will be required unless such adjustment would require a change of at least 1% of the Conversion Price then in effect; provided that any adjustment that would otherwise be required to be made shall be carried forward and taken into account in any subsequent adjustment. Except as stated above, the Conversion Price will not be adjusted for the issuance of Common Stock or any securities convertible into or exchangeable for Common Stock or carrying the right to purchase any of the foregoing.

SUBORDINATION

  The payment of principal of, premium, if any, and interest on the Notes will be subordinated in right of payment, as set forth in the Indenture, to the prior payment in full of all Senior Debt, whether outstanding on the date of the Indenture or thereafter incurred. Upon any distribution to creditors of the Company in a liquidation or dissolution of the Company or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property, an assignment for the benefit of creditors or any marshalling of the Company's assets and liabilities, the holders of Senior Debt will be entitled to receive payment in full of all obligations in respect of such Senior Debt before the holders of Notes will be entitled to receive any payment with respect to the Notes.

  In the event of any acceleration of the Notes because of an Event of Default, the holders of any Senior Debt then outstanding would be entitled to payment in full of all obligations in respect of such Senior Debt before the holders of the Notes are entitled to receive any payment or distribution in respect thereof. The Indenture further requires that the Company promptly notify holders of Senior Debt if payment of the Notes is accelerated because of an Event of Default.

  The Company also may not make any payment upon or in respect of the Notes if
(i) a default in the payment of the principal of, premium, if any, interest, rent or other obligations in respect of Senior Debt occurs and is continuing beyond any applicable period of grace, or (ii) any other default occurs and is continuing with respect to Designated Senior Debt that permits holders of the Designated Senior Debt as to which such default relates to accelerate its maturity and the Trustee receives a notice of such default (a "Payment Blockage Notice") from the Company or other person permitted to give such notice under the Indenture. Payments on the Notes may and shall be resumed (i) in the case of a payment default, upon the date on which such default is cured or waived, and (ii) in the case of a nonpayment default, the earlier of the date on which such nonpayment default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received. No new period of payment blockage may be commenced unless and until (i) 365 days have elapsed since the effectiveness of the immediately prior Payment Blockage Notice, and (ii) all scheduled payments of principal, premium, if any, and interest on the Notes that have come due have been paid in full in cash. No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice.

  By reason of the subordination provisions described above, in the event of the Company's liquidation or insolvency, holders of Senior Debt may receive more, ratably, and holders of the Notes may receive less, ratably, than the other creditors of the Company. Such subordination will not prevent the occurrence of any Event of Default under the Indenture.

  The Notes are obligations exclusively of the Company. Since the operations of the Company are partially conducted through Subsidiaries, the cash flow and the consequent ability to service debt, including the Notes, of the Company, are partially dependent upon the earnings of its Subsidiaries and the distribution of those earnings to, or upon loans or other payments of funds by those Subsidiaries to, the Company. The payment of dividends and the making of loans and advances to the Company by its Subsidiaries may be subject to statutory or contractual restrictions, are dependent upon the earnings of those Subsidiaries and are subject to various business considerations.

  Any right of the Company to receive assets of any of its Subsidiaries upon their liquidation or reorganization (and the consequent right of the holders of the Notes to participate in those assets) will be effectively subordinated to the claims of that Subsidiary's creditors (including trade creditors), except to the extent that the Company is itself recognized as a creditor of such Subsidiary, in which case the claims of the Company would still be subordinate to any security interests in the assets of such Subsidiary and any indebtedness of such Subsidiary senior to that held by the Company.

  At July 31, 1996, the Company had approximately $230 million of indebtedness outstanding that would have constituted Senior Debt (excluding accrued interest and Senior Debt constituting liabilities of a type not required to be reflected as a liability on the balance sheet of the Company in accordance with GAAP). At July 31, 1996, there was also outstanding approximately $28 million of indebtedness and other obligations of Subsidiaries of the Company (excluding intercompany liabilities and liabilities of a type not required to be reflected as a liability on the balance sheet of such Subsidiaries in accordance with GAAP) as to which the Notes would have been structurally subordinated. The Indenture will not limit the additional indebtedness, including Senior Debt, that the Company can create, incur, assume or guarantee, nor will the Indenture limit the amount of indebtedness and other liabilities that any Subsidiary can create, incur, assume or guarantee.

  In the event that, notwithstanding the foregoing, the Trustee or any holder of Notes receives any payment or distribution of assets of the Company of any kind in contravention of any of the terms of the Indenture, whether in cash, property or securities, including, without limitation, by way of set-off or otherwise, in respect of the Notes before all Senior Debt is paid in full, then such payment or distribution will be held by the recipient in trust for the benefit of holders of Senior Debt, and will be immediately paid over or delivered to the holders of Senior Debt or their representative or representatives to the extent necessary to make payment in full of all Senior Debt remaining unpaid, after giving effect to any concurrent payment or distribution, or provision therefor, to or for the holders of Senior Debt.

OPTIONAL REDEMPTION

  The Notes may be redeemed at the option of the Company, in whole or from time to time in part, on and after October , 1999, on not less than 20 nor more than 60 days prior written notice to the holders thereof by first class mail, at the following redemption prices (expressed as percentages of principal amount) if redeemed during the 12-month period beginning October , of each year indicated:

                                                                      REDEMPTION
      YEAR                                                              PRICE
      ----                                                            ----------
      1999...........................................................      .  %
      2000...........................................................      .  %
      2001...........................................................      .  %
      2002...........................................................      .  %
      2003........................................................... 100.0000%

  If less than all the Notes are to be redeemed, the Trustee will select Notes for redemption pro rata or by lot or by any other method that the Trustee considers fair and appropriate. The Trustee may select for redemption a portion of the principal of any Note that has a denomination larger than $1,000. Notes and portions thereof will be redeemed in the amount of $1,000 or integral multiples of $1,000. The Trustee will make the selection from Notes outstanding and not previously called for redemption.

  Provisions of the Indenture that apply to the Notes called for redemption also apply to portions of the Notes called for redemption. If any Note is to be redeemed in part, the notice of redemption will state the portion of the principal amount to be redeemed. Upon surrender of a Note that is redeemed in part only, the Company will execute and the Trustee will authenticate and deliver to the holder a new Note equal in principal amount to the unredeemed portion of the Note surrendered.

  On and after the redemption date, unless the Company shall default in the payment of the redemption price, interest will cease to accrue on the principal amount of the Notes or portions thereof called for redemption and for which funds have been set apart for payment. In the case of Notes or portions thereof redeemed on a redemption date which is also a regularly scheduled interest payment date, the interest payment due on such date shall be paid to the person in whose name the Note is registered at the close of business on the relevant record date.

CHANGE OF CONTROL

  In the event of a Change of Control (as defined below), each holder will have the option, subject to the terms and conditions of the Indenture, to require the Company to purchase all or any part (provided that the principal amount must be $1,000 or an integral multiple thereof) of the holder's Notes on the date that is 30 Business Days after the occurrence of such Change of Control (the "Change of Control Purchase Date") for a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest up to but not including the Change of Control Purchase Date, subject to the Company's ability to make such payments pursuant to the terms of agreements, whether or not amended after the issuance of such Notes, relating to Senior Debt, whether or not presently in existence.

  Within 20 Business Days after the occurrence of a Change of Control, the Company shall mail to the Trustee and to each holder and cause to be published a written notice of the Change of Control, setting forth, among other things, the terms and conditions of, and the procedures required for exercise of, the holder's right to require the purchase of such holder's Notes.

  To exercise the purchase right upon a Change of Control, a holder must deliver written notice of such exercise to the Paying Agent at any time prior to the close of business on the Change of Control Purchase Date, specifying the Notes with respect to which the purchase right is being exercised. Such notice of exercise may be withdrawn by the holder by a written notice of withdrawal delivered to the Paying Agent at any time prior to the close of business on the Change of Control Purchase Date.

  The Company will comply with the provisions of Rule 13e-4 and Rule 14e-1 under the Exchange Act, will file Schedule 13E-4 or any successor or similar schedule required thereunder, and will otherwise comply with all federal and state securities laws in connection with any offer by the Company to purchase Notes at the option of the holders upon a Change of Control.

  The Change of Control purchase feature of the Notes may in certain circumstances make more difficult or discourage a takeover of the Company and the removal of incumbent management. The Company is not aware of any specific effort to accumulate shares of Common Stock or to obtain control of the Company by means of a merger, tender offer, solicitation, or otherwise, nor is the Change of Control purchase feature part of a plan by management to adopt a series of anti-takeover provisions. Instead, the Change of Control purchase feature is a result of negotiations between the Company and the Underwriters.

  Depending on the terms of the transaction, a future highly leveraged transaction, reorganization, restructuring, merger, or similar transaction involving the Company's present management or directors could constitute a Change of Control. Neither the Company nor its current management has any present intention to engage in a transaction involving a Change of Control, although it is possible that the Company or its management may decide to do so in the future.

  Subject to the limitation on mergers and consolidations discussed below, the Company could, in the future, enter into certain transactions, including certain recapitalizations, the sale of all or substantially all of its assets, or the liquidation of the Company, that would not constitute a Change of Control under the Indenture, but that would increase the amount of Senior Debt (or any other indebtedness) outstanding at such time or substantially reduce or eliminate the Company's assets. There are no restrictions in the Indenture on the creation of additional Senior Debt (or any other indebtedness), and, under certain circumstances, the incurrence of significant amounts of additional Indebtedness could have an adverse effect on the Company's ability to service its Indebtedness, including the Notes.

  If a Change of Control were to occur, there can be no assurance that the Company would have sufficient funds to pay the Change of Control Purchase Price for all Notes tendered by the holders thereof. In addition, the right to require the Company to repurchase Notes as a result of the occurrence of a Change of Control could create an event of default under future Senior Debt of the Company, as a result of which any repurchase could, absent a waiver, be blocked by the subordination provisions of the Notes. See "Subordination" below. Further, the terms of future Senior Debt or other future Indebtedness ranking pari passu in right of payment with the Notes could require that such Indebtedness be repaid upon the occurrence of a Change of Control. Failure by the Company to repurchase the Notes when required will result in an Event of Default with respect to the Notes whether or not such repurchase is permitted by the subordination provisions thereof.

  A "Change of Control" will be deemed to have occurred when: (i) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange
Act) (a) is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of shares representing more than 50% of the combined voting power of the then outstanding securities entitled to vote generally in elections of directors of the Company ("Voting Stock"), or (b) has the right or the ability by voting right, contract or otherwise to elect or designate for election 50% or more of the directors of the Company, or (ii) the Company consolidates with or merges into any other corporation, or conveys, transfers, or leases all or substantially all of its assets to any person, or any other corporation merges into the Company, and, in the case of any such transaction, the outstanding Common Stock of the Company is changed or exchanged as a result, unless the stockholders of the Company immediately before such transaction own, directly or indirectly immediately following such transaction, at least a majority of the combined voting power of the outstanding voting securities of the corporation resulting from such transaction in substantially the same proportion as their ownership of the Voting Stock immediately before such transaction.

  The definition of Change of Control includes a phrase relating to the lease, transfer or conveyance of "all or substantially all" of the assets of the Company. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes to require the Company to repurchase such Notes as a result of a lease, transfer or conveyance of less than all of the assets of the Company to another person or group may be uncertain.

MERGER AND CONSOLIDATION

  The Indenture will provide that the Company may not consolidate or merge with or into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, another corporation, person or entity as an entirety or substantially as an entirety unless (i) the Company is the surviving corporation, or the entity or the person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made, is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia; (ii) the entity or person formed by or surviving any such consolidation or merger (if other than the Company), or the entity or person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made, assumes all the obligations of the Company under the Notes and the Indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee;
(iii) immediately after such transaction, no Default or Event of Default exists; and (iv) the Company or such person shall have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that such transaction and the supplemental indenture comply with the Indenture and that all conditions precedent in the Indenture relating to such transaction have been satisfied.

  For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more subsidiaries of the Company, the capital stock of which constitutes all or substantially all of the properties and assets of the Company, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

  Upon any such consolidation, merger, sale, assignment, conveyance, lease, transfer or other disposition in accordance with the foregoing, the successor person formed by such consolidation or into which the Company is merged or to which such sale, assignment, conveyance, lease, transfer or other disposition is made will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture with the same effect as if such successor had been named as the Company therein, and thereafter (except in the case of a sale, assignment, transfer, lease, conveyance or other disposition) the predecessor corporation will be relieved of all further obligations and covenants under the Indenture and the Notes.

EVENTS OF DEFAULT AND REMEDIES

  An Event of Default is defined in the Indenture as being (i) default in payment of the principal of, or premium, if any, on the Notes, whether or not such payment is prohibited by the subordination provisions of the Indenture,
(ii) default for 30 days in payment of any installment of interest on the Notes, whether or not such payment is prohibited by the subordination provisions of the Indenture, (iii) default by the Company for 90 days after notice in the observance or performance of any other covenants in the Indenture, (iv) failure of the Company to repurchase the Notes when required, whether or not such payment is prohibited by the subordination provisions of the Indenture, (v) failure to provide timely notice of a Change of Control or
(vi) certain events involving bankruptcy, insolvency or reorganization of the Company or any material subsidiary.

  If an Event of Default (other than an Event of Default specified in clause
(vi) above with respect to the Company) occurs and is continuing, then and in every such case the Trustee, by written notice to the Company, or the holders of not less than 25% in aggregate principal amount of the then outstanding Notes, by written notice to the Company and the Trustee, may declare the unpaid principal of, premium, if any, and accrued and unpaid interest on all the Notes then outstanding to be due and payable. Upon such declaration, such principal amount, premium, if any, and accrued and unpaid interest will become immediately due and payable, notwithstanding anything contained in the Indenture or the Notes to the contrary, but subject to the provisions limiting payment described in "Subordination" above. If any Event of Default specified in clause (vi) above occurs with respect to the Company, all unpaid principal of, and premium, if any, and accrued and unpaid interest on the Notes then outstanding will automatically become due and payable, subject to the provisions described in "Subordination" above, without any declaration or other act on the part of the Trustee or any holder of Notes.

  Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the holders, unless such holders have offered to the Trustee an indemnity satisfactory to it against any loss, liability or expense. Subject to all provisions of the Indenture and applicable law, the holders of a majority in aggregate principal amount of the then outstanding Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. If a Default or Event of Default occurs and is continuing and is known to the Trustee, the Indenture requires the Trustee to mail a notice of Default or Event of Default to each holder within 60 days of the occurrence of such Default or Event of Default, provided, however, that the Trustee may withhold from the holders notice of any continuing Default or Event of Default (except a Default or Event of Default in the payment of principal of, premium, if any or interest on the Notes) if it determines that withholding notice is in their interest. The holders of a majority in aggregate principal amount of the Notes then outstanding, by notice to the Trustee, may rescind any acceleration of the Notes and its consequences if all existing Events of Default (other than the nonpayment of principal of, premium, if any, and interest on the Notes that has become due solely by virtue of such acceleration) have been cured or waived and if the rescission would not conflict with any judgment or decree of any court of competent jurisdiction. No such rescission shall affect any subsequent Default or Event of Default or impair any right consequent thereto.

  In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the Notes pursuant to the optional redemption provisions of the Indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Notes. If an Event of Default occurs prior to any date on which the Company is prohibited from redeeming the Notes by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding the prohibition on redemption of the Notes prior to such date, then the premium specified in the Indenture shall also become immediately due and payable to the extent permitted by law upon the acceleration of the Notes.

  The holders of a majority in aggregate principal amount of the Notes then outstanding may, on behalf of the holders of all the Notes, waive any past Default or Event of Default under the Indenture and its consequences, except Default in the payment of principal of, premium, if any, or interest on the Notes (other than the non-payment of principal of, premium, if any, and interest on the Notes that has become due solely by virtue of an acceleration that has been duly rescinded as provided above) or in respect of a covenant or provision of the Indenture that cannot be modified or amended without the consent of all holders of Notes.

  The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture and the Company is required, upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

AMENDMENT, SUPPLEMENT AND WAIVER

  Except as provided in the next two succeeding paragraphs, the Indenture or the Notes may be amended or supplemented with the consent of the holders of not less than 66 2/3% in aggregate principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for Notes), and any existing default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the holders of 66 2/3% in principal amount of the then outstanding Notes (including consents obtained in connection with a tender offer or exchange offer for Notes).

  Without the consent of each holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting holder) (i) reduce the principal amount of Notes whose holders must consent to an amendment, supplement or waiver, (ii) reduce the principal of or change the fixed maturity of any Note or, other than as set forth in the next paragraph, alter the provisions with respect to the redemption of the Notes, (iii) reduce the rate of or change the time for payment of interest on any Notes, (iv) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration), (v) make any Note payable in money other than that stated in the Indenture and the Notes, (vi) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of holders of Notes to receive payments of principal of, premium, if any, or interest on the Notes, (vii) waive a redemption payment with respect to any Note, (viii) make any change in the foregoing amendment and waiver provisions or (ix) except as permitted by the Indenture, increase the Conversion Price or, other than as set forth in the next paragraph, modify the provisions of the Indenture relating to conversion of the Notes in a manner adverse to the holders thereof. In addition, any amendment to the provisions of Article XI of the Indenture (which relate to subordination) will require the consent of the holders of at least 75% in aggregate principal amount of the Notes then outstanding if such amendment would adversely affect the rights of holders of Notes.

  Notwithstanding the foregoing, without the consent of any holder of Notes, the Company and the Trustee may amend or supplement the Indenture or the Notes to (i) cure any ambiguity, defect or inconsistency, (ii) provide for uncertificated Notes in addition to or in place of certificated Notes, (iii) provide for the assumption of the Company's obligations to holders of Notes in the circumstances required under the Indenture as described under "Merger and Consolidation" above, (iv) provide for conversion rights of holders of Notes in certain events, such as a consolidation, merger or sale of all or substantially all of the assets of the Company, (v) reduce the Conversion Price, (vi) make any change that would provide any additional rights or benefits to the holders of Notes or that does not adversely affect the legal rights under the Indenture of any such holder, or (vii) comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the TIA.

SATISFACTION AND DISCHARGE

  The Company may discharge its obligations under the Indenture while Notes remain outstanding if (i) all outstanding Notes will become due and payable at their scheduled maturity within one year, or (ii) all outstanding Notes are scheduled for redemption within one year, and, in either case, the Company has deposited with the Trustee an amount sufficient to pay and discharge all outstanding Notes on the date of their scheduled maturity or the scheduled date of redemption.

GOVERNING LAW

  The Indenture will provide that the Notes will be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to applicable principles of conflicts of law.

TRANSFER AND EXCHANGE

  A holder may transfer or exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Note selected for redemption or repurchase. Also, the Company is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

  The registered holder of a Note will be treated as the owner of it for all purposes.

THE TRUSTEE

  The Indenture will provide that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. In case an Event of Default shall occur (and shall not be cured) and holders of the Notes have notified the Trustee of such event, the Trustee will be required to exercise its powers with the degree of care and skill of a prudent person in the conduct of such person's own affairs. Subject to such provisions, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request of any of the holders of Notes, unless they shall have offered to the Trustee security and indemnity satisfactory to it.

  The Indenture and the TIA will contain certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the TIA, the Trustee will be permitted to engage in other transactions, provided, however, that if it acquires any conflicting interest (as described in the TIA), it must eliminate such conflict or resign.

CERTAIN DEFINITIONS

  "Default" means any event that is, or after notice or passage of time or both would be, an Event of Default.

  "Designated Senior Debt" means any particular Senior Debt in which the instrument creating or evidencing the same or the assumption or guarantee thereof (or related agreements or documents to which the Company is a party) expressly provides that such Indebtedness shall be "Designated Senior Debt" for purposes of the Indenture (provided that such instrument, agreement or other document may place limitations and conditions on the right of such Senior Debt to exercise the rights of Designated Senior Debt).

  "Event of Default" has the meaning set forth under "Events of Default and Remedies" above.

  "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which principles are in effect from time to time.

  "Indebtedness" means, with respect to any person, all obligations and other liabilities, whether or not contingent, of such person: (i) (a) for borrowed money (including, but not limited to, any indebtedness secured by a security interest, mortgage or other lien on the assets of the Company that is (1) given to secure all or part of the purchase price of property subject thereto, whether given to the vendor of such property or to another, or (2) existing on property at the time of acquisition thereof, (b) evidenced by a note, debenture, bond or other written instrument, (c) under a lease required to be capitalized on the balance sheet of the lessee under GAAP or under any lease or related document (including a purchase agreement) that provides that the Company is contractually obligated to purchase or cause a third party to purchase and thereby guarantee a minimum residual value of the lease property to the lessor and the obligations of the Company under such lease or related document to purchase or to cause a third party to purchase such leased property, (d) in respect of letters of credit, bank guarantees or bankers' acceptances (including reimbursement obligations with respect to any of the foregoing), (e) with respect to Indebtedness secured by a mortgage, pledge, lien, encumbrance, charge or adverse claim affecting title or resulting in an encumbrance to which the property or assets of such person are subject, whether or not the obligation secured thereby shall have been assumed by or shall otherwise be such person's legal liability, (f) in respect of the balance of deferred and unpaid purchase price of any property or assets, (g) under interest rate or currency swap agreements, cap, floor and collar agreements, spot and forward contracts and similar agreements and arrangements; (ii) with respect to any obligation of others of the type described in the preceding clause (i) or under clause (iii) below assumed by or guaranteed in any manner by such person or in effect guaranteed by such person through an agreement to purchase (including, without limitation, "take or pay" and similar arrangements), contingent or otherwise (and the obligations of such person under any such assumptions, guarantees or other such arrangements); and (iii) any and all deferrals, renewals, extensions, refinancings and refundings of, or amendments, modifications or supplements to, any of the foregoing.

  "Issue Date" means the date on which the Notes are issued under the Indenture.

  "Material Subsidiary" means, at any date of determination, any Subsidiary of the Company that, together with its subsidiaries, as of the end of such fiscal year, was the owner of more than 25% of the consolidated assets of the Company, after eliminating any inter-company receivables of such Subsidiary, all as set forth on the most recently available consolidated financial statements of the Company and its consolidated Subsidiaries for such fiscal year prepared in conformity with GAAP.

  "Maturity Date" means October  , 2003.

  "Obligations" means any principal, interest, penalties and fees payable under the documentation governing any Indebtedness.

  "Person" means any individual, corporation, partnership, joint venture, trust, estate, unincorporated organization or government or any agency or political subdivision thereof.

  "Senior Debt" means the principal of, premium, if any, and interest (including all interest accruing subsequent to the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowable as a claim in any such proceeding) and rent payable on or in connection with Indebtedness of the Company, whether outstanding on the date of the Indenture or thereafter created, incurred, assumed, guaranteed or in effect guaranteed by the Company (including all deferrals, renewals, extensions or refundings of, or amendments, modifications or supplements to the foregoing); provided, however, that Senior Debt does not include (i) Indebtedness evidenced by the Notes, (ii) any liability for federal, state, local or other taxes owed or owing by the Company, (iii) Indebtedness of the Company to any Subsidiary of the Company except to the extent such Indebtedness is of a type described in clause (ii) of the definition of Indebtedness, (iv) trade payables of the Company (other than, to the extent they may otherwise constitute trade payables, any obligations of the type described in clause (ii) of the definition of Indebtedness), and (v) any particular Indebtedness in which the instrument creating or evidencing the same or the assumption or guarantee thereof (or related agreements or documents to which the Company is a party) expressly provides that such Indebtedness shall not be senior in right of payment to, or is pari passu with, or is subordinated or junior to, the Notes.

  "Subsidiary" means, with respect to any person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such person or one or more of the other subsidiaries of that person (or a combination thereof), and (ii) any partnership (a) the sole general partner or the managing general partner of which is such person or a subsidiary of such person or (b) the only general partners of which are such person or of one or more subsidiaries of such person (or any combination thereof).

                         DESCRIPTION OF CAPITAL STOCK

GENERAL

  The Company is authorized to issue 20,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock. As of August 31, 1996, 8,105,237 shares of Common Stock were outstanding and the Company had approximately 180 shareholders of record. No shares of Preferred Stock are outstanding.

COMMON STOCK

  The holders of Common Stock are entitled to one vote for each share held of record on each matter submitted to a vote of shareholders. In general and subject to any voting rights applicable to any shares of Preferred Stock then outstanding, the approval of proposals submitted to a vote of shareholders requires a favorable vote of either the majority of the voting power of the holders of Common Stock or the majority of the voting power of the shares represented and voting at a duly held meeting at which a quorum is present. Additionally, under California law, certain fundamental matters affecting the Company may require a favorable vote of a greater percentage. The shareholders, upon giving the notice required by law, may cumulate votes for the election of directors. Under cumulative voting, each shareholder may give one nominee, whose name is placed in nomination prior to the commencement of voting, a number of votes equal to the number of directors to be elected, multiplied by the number of votes to which a shareholder's shares are normally entitled, or distribute such number of votes among as many nominees as the shareholder sees fit. The effect of cumulative voting is that the holders of a majority of the outstanding shares of Common Stock may not be able to elect all of the Company's directors.

  Subject to preferences that may be applicable to any shares of Preferred Stock then outstanding, the holders of the shares of Common Stock will be entitled to receive ratably such dividends, if any, as may be declared by the Board out of legally available funds and to share pro rata in any distribution to the shareholders, including any distribution upon liquidation of the Company. However, the current policy of the Board is to retain earnings for the operation of the Company's business, and the Company is currently contractually limited in the amount of cash dividends it may pay. See "Dividend Policy."

  All outstanding shares of Common Stock are, and the shares of Common Stock that would be issued upon the conversion of the Notes offered hereby will be, upon payment therefor, validly issued, fully paid and non-assessable. The shares of Common Stock are not subject to any conversion or redemption rights, and have no preemptive rights or other rights to subscribe for additional securities.

PREFERRED STOCK

  The Board may, without further action of the shareholders of the Company, issue shares of Preferred Stock in one or more series and fix the rights and preferences thereof, including the dividend rights, dividend rates, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, liquidation preferences and the number of shares constituting any series or the designations of such series, and increase or decrease the number of shares of any such series (but not below the number of such shares then outstanding). The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of holders of any Preferred Stock that may be issued in the future. Issuance of Preferred

Stock provides desirable flexibility in connection with possible acquisitions and other corporate purposes. However, the Board, without further shareholder approval, can issue Preferred Stock with voting and conversion rights that would adversely affect the voting power and other rights of the holders of Common Stock. In addition, the Board can issue and sell shares of Preferred Stock to designated persons, the impact of which could make it more difficult for a holder of a substantial block of Common Stock to remove incumbent directors or otherwise gain control of the Company. The Company has no present plans to issue any shares of Preferred Stock.

RIGHTS AS A LISTED CORPORATION

  The Company is a "listed corporation," as defined in the California General Corporation Law. As a listed corporation, it has the right to amend its Articles of Incorporation to divide its Board into two classes of directors or eliminate cumulative voting, or both. Such amendment would require the approval of shareholders of the Company holding a majority of the outstanding shares of Common Stock. Hal J Krauter and Louis R. Adimare, directors of the Company, own an aggregate of approximately 22% of the outstanding Common Stock.

  Any such classified board provision in the Company's Articles of Incorporation might discourage a third party from making a tender offer or otherwise attempting to obtain control of the Company, even though such an attempt might be beneficial to the Company and its shareholders. In addition, the classified board provision could delay shareholders from removing a majority of the Board for two years, unless they can show cause and obtain the requisite vote. Without cumulative voting, a purchaser of a block of stock of the Company constituting less than a majority of the outstanding shares will have no assurance of proportional representation on the Board. Furthermore, without cumulative voting, a person or group controlling the vote of a majority of the shares of Common Stock of the Company could elect all of the directors.

                          CERTAIN TAX CONSIDERATIONS

  The following is a summary of certain United States federal income tax considerations relevant to original purchasers of the Notes. This discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, Internal Revenue Service ("IRS") rulings and judicial decisions now in effect, all of which are subject to change (possibly with retroactive effect). This summary does not purport to discuss all aspects of federal income taxation that may be relevant to a particular holder in light of its individual investment circumstances or to certain types of holders which may be subject to special tax rules (e.g., dealers in securities, banks, insurance companies, tax-exempt organizations and non-United States persons). In addition, this summary does not discuss any aspect of state, local or foreign tax law and assumes that the holders will hold the Notes as "capital assets" as defined in the Code (generally, property held for investment).

  ALL PROSPECTIVE PURCHASERS OF THE NOTES ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE SPECIFIC FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES AND CONCERNING ANY RECENTLY PROPOSED CHANGES IN APPLICABLE TAX LAWS.

INTEREST

  Interest on the Notes should be taxable to the holders of the Notes as ordinary interest income in accordance with each holder's method of accounting for U.S. federal income tax purposes.

CONVERSION OF NOTES INTO COMMON STOCK

  In general, no gain or loss will be recognized for federal income tax purposes on the conversion of a Note into shares of Common Stock. However, a holder will recognize capital gain (or loss) with respect to cash paid in lieu of a fractional share of Common Stock to the extent that the amount of such cash exceeds (or is exceeded by) the portion of the adjusted basis of the Note allocable to such fractional share. Such gain (or loss) will be long term if the Note has been held for more than one year. The adjusted tax basis of shares of Common Stock received on conversion will equal the adjusted tax basis of the Note converted, reduced by the portion of the adjusted tax basis allocated to any fractional share of Common Stock exchanged for cash. The holding period of the shares of the Common Stock received on conversion will include the holding period of the Note converted.

CONSTRUCTIVE DIVIDEND

  The conversion price of the Notes is subject to adjustment under certain circumstances. Certain adjustments in the conversion price that may occur in limited circumstances (particularly adjustments to reflect a taxable dividend to holders of Common Stock) may be deemed to constitute a constructive distribution if and to the extent that such adjustments increase the proportionate interest of a holder in the fully diluted Common Stock, whether or not such holder ever exercises its conversion privilege. Such a constructive distribution will result in ordinary income to holders (subject to a possible dividends received deduction in the case of corporate holders) to the extent of the Company's current and accumulated earnings and profits. For example, a decrease in the conversion price in the event of distributions of evidences of indebtedness or assets to holders of Common Stock will generally result in deemed dividend treatment to holders, whereas a decrease in the event of stock dividends or the distribution of rights to subscribe for Common Stock generally will not.

SALE, EXCHANGE OR RETIREMENT OF THE NOTES

  In general, a holder will recognize gain or loss upon the sale, exchange, redemption, retirement or other disposition of a Note measured by the difference (if any) between (i) the amount of cash and the fair market value of any property received (except to the extent that such cash or other property is attributable to the payment of accrued interest not previously included in income, which amount will be taxable as ordinary income) and (ii) the holder's adjusted tax basis of the Note. Any such gain or loss would be long-term capital gain or loss if the

Note has been held for more than one year at the time of the sale or exchange. A holder's initial tax basis in a Note will be the cash price it paid therefor.

DIVIDENDS

  Dividends paid on shares of Common Stock received upon conversion of a Note will be taxable to a holder as ordinary income, to the extent paid out of the Company's current or accumulated earnings and profits. Subject to certain restrictions, dividends received by a corporate a holder generally should be eligible for the 70% dividends received deduction.

SALE OF COMMON STOCK

  A holder of Common Stock received on conversion of a Note who sells or otherwise disposes of such stock in a taxable transaction will recognize capital gain or loss equal to the difference between the cash and the fair market value of any property received on such sale and the holder's tax basis in such stock. Such gain or loss will be long-term gain or loss if the holding period for such Common Stock was more than one year.

BACKUP WITHHOLDING

  A holder may be subject to "backup withholding" at a rate of 31% with respect to certain "reportable payments", including interest payments and, under certain circumstances, principal payments on the Notes, proceeds of a sale of the Notes, and dividends on, and proceeds from the sale of, the Common Stock received on conversion of the Notes. These backup withholding rules apply if the holder, among other things, (i) fails to furnish a social security number or other taxpayer identification number ("TIN") within a reasonable time after the request therefor, (ii) furnishes an incorrect TIN,
(iii) fails to report properly interest or dividends, or (iv) under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN furnished is the correct number and that such holder is not subject to backup withholding. A holder who does not provide the Company with its correct TIN also may be subject to penalties imposed by the IRS. Any amount withheld from a payment to a holder under the backup withholding rules is refundable or creditable against the holder's federal income tax liability, provided that the required information is furnished to the IRS. Backup withholding will not apply, however, with respect to payments made to certain holders, including corporations, tax-exempt organizations and certain foreign persons, provided their exemption from backup withholding is properly established.

                        SHARES ELIGIBLE FOR FUTURE SALE

  At the time of the offering, approximately 6,268,287 shares of Common Stock (excluding the shares of Common Stock issuable upon the conversion of the Notes) will be outstanding and freely transferable without restriction. The Company and each of the Company's directors and officers have agreed that, for a period of 90 days after the date of this Prospectus, they will not directly or indirectly, offer, sell, offer to or contract to sell, pledge, grant any option to purchase or otherwise sell or otherwise sell or dispose (or announce any offer, sale, offer of sale, contract of sale, pledge, grant of any option to purchase or sell or other sale or disposition) of any Common Stock or any securities convertible or exchangeable or exercisable therefor, or other capital stock of the Company or any right or option to acquire Common Stock or other capital stock of the Company without the prior written consent of Prudential Securities Incorporated, on behalf of the Underwriters. At the end of such 90-day period, approximately 1,922,158 shares subject to such lock-up agreements will become eligible for sale, subject, with respect to approximately 1,836,950 of those shares, to the provisions of Rule 144.

  In general, under Rule 144 a person (or persons whose shares must be aggregated for purposes of the volume limitation under the rule), including any affiliate, who has beneficially owned shares for at least two years would be entitled to sell, within any three-month period, a number of shares that does not exceed the greater of 1% of the outstanding shares of the Common Stock (approximately 80,000 shares) or the reported average weekly trading volume of the Common Stock in the over-the-counter market for the four weeks preceding the sale. Sales under Rule 144 are also subject to certain manner of sale restrictions and notice requirements and to the availability of current public information about the Company. Affiliates are also subject to the volume and other limitations with respect to all shares held by them regardless of whether such shares are restricted shares. Persons who have not been affiliates of the Company for at least three months, or who have held their shares for more than three years, are entitled to sell such shares without any volume limitations, in reliance upon paragraph (k) of Rule 144.

  No predictions can be made as to the effect, if any, that possible future sales of the Notes, the issuance of Common Stock upon conversion of the Notes or possible future sales of shares of Common Stock by present or future shareholders or by persons who exercise options under either of the Company's stock option plans will have on the market price of the Common Stock prevailing from time to time. See "Security Ownership of Management and Principal Shareholders." Sales of substantial amounts of the Common Stock in the public market, including any future public offering of such stock, or the "overhang" of significant numbers of shares that might be sold by affiliates or other holders of such shares or the Notes, could adversely affect prevailing market prices and could impair the Company's future ability to issue capital through an offering of its capital securities.

  If the Company proposes to register any of its securities for sale under the Securities Act, for either its own account or the account of others, pursuant to a firm commitment underwritten public offering, each of Hal Krauter, Louis Adimare and George Bragg, directors of the Company, is entitled to notice of such registration and to include their shares therein. These rights are subject to certain conditions, including the right of the Company to exclude or limit the number of shares included in such registration if the underwriters determine that marketing conditions so require. A total of approximately 1,836,950 shares of Common Stock are subject to these registration rights.

                                 UNDERWRITING

  The Underwriters named below (the "Underwriters"), for whom Prudential Securities Incorporated and Smith Barney Inc. are acting as representatives (the "Representatives"), have severally agreed, subject to the terms and conditions contained in the Underwriting Agreement, to purchase from the Company the aggregate principal amount of Notes set forth opposite their respective names below.

                                                                     PRINCIPAL
           UNDERWRITER                                                 AMOUNT
           -----------                                              -----------
   Prudential Securities Incorporated.............................. $
   Smith Barney Inc................................................
                                                                    -----------
     Total......................................................... $50,000,000
                                                                    ===========

  The Company is obligated to sell, and the Underwriters are obligated to purchase, all of the Notes offered hereby if any are purchased.

  The Underwriters, through the Representatives, have advised the Company they propose to offer the Notes initially at the public offering price set forth on the cover page of this Prospectus; that the Underwriters may allow to selected
dealers a concession of   % of the principal amount of the Notes; and that
such dealers may reallow a concession of   % of the principal amount of the
Notes to certain other dealers. After the initial public offering, the offering price and the concession may be changed by the Representatives.

  The Company has granted the Underwriters an option, exercisable for 30 days from the date of this Prospectus, to purchase up to an additional $7,500,000 in aggregate principal amount of Notes at the initial public offering price, less underwriting discount and commissions, as set forth on the cover page of this Prospectus. The Underwriters may exercise such option solely for the purpose of covering over-allotments incurred in the sale of the Notes offered hereby. To the extent such option to purchase is exercised, each Underwriter will be obligated, subject to certain conditions, to purchase approximately the same percentage of such additional Notes as the number set forth next to such Underwriter's name in the preceding table bears to $50,000,000.

  The Company and each of the Company's directors and officers have agreed that, for a period of 90 days after the date of this Prospectus, they will not, directly or indirectly, offer, sell, offer to sell, contract to sell, pledge, grant any option to purchase or otherwise sell or otherwise sell or dispose (or announce any offer, sale, offer of sale, contract of sale, pledge, grant of any option to purchase or other sale or disposition) of any Common Stock or any securities convertible into or exchangeable or exercisable therefore, or other capital stock of the Company or any right to purchase or acquire Common Stock or other capital stock of the Company without the prior written consent of Prudential Securities Incorporated, on behalf of the Underwriters.

  The Company has agreed to indemnify the Underwriters or contribute to losses arising out of certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

  The legality of the Notes being offered hereby and the Common Stock of the Company to be issued upon the conversion of the Notes has been passed upon for the Company by Brown & Bain, P.A., Palo Alto, California. Certain legal matters will be passed upon for the Underwriters by Brobeck, Phleger & Harrison LLP, Palo Alto, California. Douglas Clark Neilsson, Esq., who is Of Counsel with Brown & Bain, P.A. and acts as the General Counsel of the Company, owns 2,850 shares of the Common Stock and holds options, under the Company's stock option plans, to acquire an aggregate of 35,750 shares of Common Stock.

                                    EXPERTS

  The consolidated financial statements as of December 31, 1995 and 1994 and for each of the three years in the period ended December 31, 1995 of Leasing Solutions, Inc. included and incorporated by reference in this Prospectus and the related financial statement schedule also incorporated by reference in the Registration Statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein and also incorporated by reference in the Registration Statement, and are included and incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                            LEASING SOLUTIONS, INC.

                               ----------------

                         INDEX TO FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
   Report of Independent Accountants.....................................  F-2
   Consolidated Balance Sheets for the Years ended December 31, 1994 and
    1995 and for the Six Months ended June 30, 1996......................  F-3
   Consolidated Income Statements for the Years ended December 31, 1993,
    1994 and 1995 and for the Six Months ended June 30, 1995 and 1996....  F-4
   Consolidated Statements of Shareholders' Equity for the Years ended
    December 31, 1993, 1994 and 1995 and for the Six Months ended June
    30, 1996.............................................................  F-5
   Consolidated Statements of Cash Flows for the Years ended December 31,
    1993, 1994 and 1995 and for the Six Months ended June 30, 1995 and
    1996.................................................................  F-6
   Notes to Consolidated Financial Statements............................  F-7

                     LEASING SOLUTIONS INC. AND SUBSIDIARY

                         INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders of Leasing Solutions, Inc.:

  We have audited the accompanying consolidated balance sheets of Leasing Solutions, Inc. and subsidiary as of December 31, 1995 and 1994, and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Leasing Solutions, Inc. and subsidiary at December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP

San Jose, California
January 26, 1996

                     LEASING SOLUTIONS, INC. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS

                         DECEMBER 31, 1994 AND 1995 AND
                                 JUNE 30, 1996

                                                                     SIX MONTHS
                                           YEAR ENDED DECEMBER 31,     ENDED
                                          -------------------------   JUNE 30,
                                              1994         1995         1996
                                          ------------ ------------ ------------
                                                                    (UNAUDITED)
                 ASSETS
Cash and cash equivalents...............  $ 11,706,000 $  8,423,000 $  8,152,000
Accounts receivable.....................     2,413,000    4,068,000   11,589,000
Investment in direct finance leases-net.    22,365,000   18,461,000   19,255,000
Investment in operating leases-net......   102,256,000  190,022,000  272,089,000
Property and equipment-net..............       935,000    1,527,000    1,715,000
Other assets............................     1,689,000    1,601,000    2,017,000
                                          ------------ ------------ ------------
  TOTAL ASSETS..........................  $141,364,000 $224,102,000 $314,817,000
                                          ============ ============ ============
  LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES
Accounts payable-equipment purchases....  $ 11,877,000 $ 19,376,000 $  1,846,000
Accrued and other liabilities...........     3,633,000    5,709,000    8,484,000
Income taxes payable....................       916,000      553,000       75,000
Recourse debt...........................     9,897,000   71,681,000  118,728,000
Nonrecourse debt........................    89,594,000   93,354,000  123,264,000
Capital lease obligations...............        50,000      143,000          --
Deferred income taxes...................       959,000    2,374,000    4,697,000
                                          ------------ ------------ ------------
  TOTAL LIABILITIES.....................   116,926,000  193,190,000  257,094,000
                                          ------------ ------------ ------------
COMMITMENTS (Note 8)                               --           --           --
SHAREHOLDERS' EQUITY
Preferred stock, authorized 5,000,000
shares; none outstanding................           --           --           --
Common stock, authorized 20,000,000
 shares; shares outstanding: 1994--
 6,136,929; 1995--6,263,930; and 1996--
 8,099,082..............................    14,115,000   14,661,000   37,342,000
Retained earnings.......................    10,323,000   16,251,000   20,361,000
Accumulated translation adjustment......           --           --        20,000
                                          ------------ ------------ ------------
TOTAL SHAREHOLDERS' EQUITY..............    24,438,000   30,912,000   57,723,000
                                          ------------ ------------ ------------
TOTAL LIABILITIES AND SHAREHOLDERS'
EQUITY..................................  $141,364,000 $224,102,000 $314,817,000
                                          ============ ============ ============

                See Notes to Consolidated Financial Statements.

                     LEASING SOLUTIONS, INC. AND SUBSIDIARY

                         CONSOLIDATED INCOME STATEMENTS

                  YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
                 AND SIX MONTHS ENDED JUNE 30, 1996 (UNAUDITED)

                                                                SIX MONTHS ENDED
                               YEAR ENDED DECEMBER 31,              JUNE 30,
                         ----------------------------------- -----------------------
                            1993        1994        1995        1995        1996
                         ----------- ----------- ----------- ----------- -----------
                                                                   (UNAUDITED)
REVENUES
  Operating lease
   revenue.............. $39,908,000 $53,886,000 $77,046,000 $34,752,000 $58,014,000
  Earned lease income...   6,603,000   4,256,000   2,885,000   1,513,000   1,146,000
  Operating lease
   revenue--related
   party................   1,547,000     330,000         --          --          --
  Gain on sale of lease
   equipment............   2,416,000   1,103,000     271,000     206,000      88,000
  Interest income.......     239,000     327,000     462,000     237,000     327,000
  Other.................     105,000     185,000      12,000       5,000     289,000
                         ----------- ----------- ----------- ----------- -----------
    TOTAL REVENUES......  50,818,000  60,087,000  80,676,000  36,713,000  59,864,000
                         ----------- ----------- ----------- ----------- -----------
COSTS AND EXPENSES
  Depreciation--
   operating leases.....  29,830,000  37,781,000  51,164,000  23,557,000  39,035,000
  Selling, general and
   administrative.......   7,435,000   7,294,000   8,584,000   4,077,000   5,419,000
  Interest..............   7,701,000   6,523,000  10,428,000   4,506,000   7,738,000
  Other.................     391,000     837,000     641,000     279,000     716,000
                         ----------- ----------- ----------- ----------- -----------
    TOTAL COSTS AND
     EXPENSES...........  45,357,000  52,435,000  70,817,000  32,419,000  52,908,000
                         ----------- ----------- ----------- ----------- -----------
INCOME BEFORE INCOME
 TAXES..................   5,461,000   7,652,000   9,859,000   4,294,000   6,956,000
PROVISION FOR INCOME
 TAXES..................   2,242,000   3,060,000   3,931,000   1,718,000   2,846,000
                         ----------- ----------- ----------- ----------- -----------
NET INCOME.............. $ 3,219,000 $ 4,592,000 $ 5,928,000 $ 2,576,000 $ 4,110,000
                         =========== =========== =========== =========== ===========
NET INCOME PER COMMON
 AND COMMON EQUIVALENT
 SHARE..................        $.66        $.75        $.93        $.41        $.53
                         =========== =========== =========== =========== ===========
COMMON AND COMMON
 EQUIVALENT SHARES......   8,099,082   6,096,000   6,373,000   6,241,000   7,727,000
                         =========== =========== =========== =========== ===========


                See Notes to Consolidated Financial Statements.

                     LEASING SOLUTIONS, INC. AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                  YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
                       AND SIX MONTHS ENDED JUNE 30, 1996

                             COMMON STOCK                     ACCUMULATED
                         ----------------------   RETAINED    TRANSLATION
                          SHARES      AMOUNT      EARNINGS    ADJUSTMENT     TOTAL
                         ---------  -----------  -----------  ----------- -----------
BALANCES, January 1,
 1993 .................. 3,931,688  $ 1,197,000  $ 2,547,000              $ 3,744,000
  Issuance of common
   stock................ 1,000,000    3,916,000          --                 3,916,000
  Exercise of stock
   options..............   184,638       65,000          --                    65,000
  Repurchase of common
   stock................   (73,892)      (3,000)     (35,000)                 (38,000)
  Tax benefit of stock
   option transactions..       --       193,000          --                   193,000
  Net income............       --           --     3,219,000                3,219,000
                         ---------  -----------  -----------              -----------
BALANCES, December 31,
 1993................... 5,042,434    5,368,000    5,731,000               11,099,000
  Issuance of common
   stock................ 1,009,190    8,564,000          --                 8,564,000
  Exercise of stock
   options..............    85,305       78,000          --                    78,000
  Tax benefit of stock
   option transactions..       --       105,000          --                   105,000
  Net income............       --           --     4,592,000                4,592,000
                         ---------  -----------  -----------              -----------
BALANCES, December 31,
 1994................... 6,136,929   14,115,000   10,323,000               24,438,000
  Issuance of common
   stock................    10,122       87,000          --                    87,000
  Exercise of stock
   options..............   116,879      190,000          --                   190,000
  Tax benefit of stock
   option transactions..       --       269,000          --                   269,000
  Net income............       --           --     5,928,000                5,928,000
                         ---------  -----------  -----------              -----------
BALANCES, December 31,
 1995................... 6,263,930   14,661,000   16,251,000               30,912,000
  Issuance of common
   stock*............... 1,804,455   22,556,000          --                22,556,000
  Exercise of stock
   options*.............    30,697      125,000          --                   125,000
  Foreign currency
   translation
   adjustment*..........       --           --                  $20,000        20,000
  Net income*...........                           4,110,000                4,110,000
                         ---------  -----------  -----------    -------   -----------
BALANCES, June 30,
 1996*.................. 8,099,082  $37,342,000  $20,361,000    $20,000   $57,723,000
                         =========  ===========  ===========    =======   ===========

- --------
* Unaudited


                See Notes to Consolidated Financial Statements.

                     LEASING SOLUTIONS, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                  YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
                  AND SIX MONTHS ENDED JUNE 30, 1995 AND 1996

                                                                      SIX MONTHS ENDED
                                YEARS ENDED DECEMBER 31,                  JUNE 30,
                          --------------------------------------  -------------------------
                             1993         1994          1995         1995          1996
                          -----------  -----------  ------------  -----------  ------------
                                                                        (UNAUDITED)
OPERATING ACTIVITIES
Net income..............  $ 3,219,000  $ 4,592,000  $  5,928,000  $ 2,576,000  $  4,110,000
Adjustments to reconcile
 net income to net cash
 provided by operating
 activities:
 Depreciation and
  amortization..........   29,897,000   38,136,000    51,655,000   23,765,000    39,350,000
 Provision for
  uncollectible
  amounts...............       60,000        5,000           --           --         25,000
 Deferred income taxes..   (1,021,000)     820,000     1,415,000     (709,000)    2,323,000
 Changes in assets and
  liabilities:
   Accounts receivable..     (601,000)    (157,000)   (1,655,000)    (264,000)   (7,521,000)
   Other assets.........     (285,000)  (1,018,000)       88,000     (444,000)     (416,000)
   Accounts payable -
    equipment purchases.    6,187,000    5,334,000     7,499,000   (7,599,000)  (17,530,000)
   Accrued and other
    liabilities.........    1,691,000     (351,000)    2,076,000    1,360,000     2,775,000
   Income taxes
    receivable and
    payable.............    2,225,000   (1,553,000)      (94,000)    (211,000)     (478,000)
   Other................          --           --            --           --         20,000
                          -----------  -----------  ------------  -----------  ------------
Net cash provided by
 operating activities...   41,372,000   45,808,000    66,912,000   18,474,000    22,658,000
                          -----------  -----------  ------------  -----------  ------------
INVESTING ACTIVITIES
Property and equipment
 purchases..............     (386,000)    (636,000)     (921,000)    (144,000)     (503,000)
Cash received over
 revenue recognized.....   34,691,000   17,052,000    14,356,000    6,153,000     5,932,000
Cost of equipment
 acquired for lease.....  (65,777,000) (82,980,000) (149,382,000) (45,968,000) (127,853,000)
Cost of equipment
 acquired for lease-
 related party..........  (21,478,000)  (2,588,000)          --           --            --
                          -----------  -----------  ------------  -----------  ------------
Net cash used for
 investing activities...  (52,950,000) (69,152,000) (135,947,000) (39,959,000) (122,424,000)
                          -----------  -----------  ------------  -----------  ------------
FINANCING ACTIVITIES
Borrowings:
 Nonrecourse............   69,390,000  114,600,000    61,307,000   20,848,000    63,466,000
 Recourse...............   24,866,000   76,428,000   105,597,000   42,982,000   160,493,000
Repayments:
 Nonrecourse............  (58,590,000) (93,884,000)  (57,547,000) (28,524,000)  (33,556,000)
 Recourse...............  (25,440,000) (74,034,000)  (43,813,000) (18,152,000) (113,446,000)
Issuance of common stock
 - net of repurchases...    4,136,000    8,747,000       277,000      166,000    22,681,000
Repayment of capital
 lease obligations......      (44,000)     (50,000)      (69,000)     (46,000)     (143,000)
                          -----------  -----------  ------------  -----------  ------------
Net cash provided by
 financing activities...   14,318,000   31,807,000    65,752,000   17,274,000    99,495,000
                          -----------  -----------  ------------  -----------  ------------
INCREASE (DECREASE) IN
 CASH AND
 CASH EQUIVALENTS.......    2,740,000    8,463,000    (3,283,000)  (4,211,000)     (271,000)
CASH AND CASH
 EQUIVALENTS
 Beginning of period....      503,000    3,243,000    11,706,000   11,706,000     8,423,000
                          -----------  -----------  ------------  -----------  ------------
 End of period..........  $ 3,243,000  $11,706,000  $  8,423,000  $ 7,495,000  $  8,152,000
                          ===========  ===========  ============  ===========  ============
NON-CASH INVESTING AND
 FINANCING ACTIVITIES
 Note receivable
  converted to
  operating lease.......  $ 2,132,000
                          ===========

                    LEASING SOLUTIONS, INC. AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                 YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
                AND SIX MONTHS ENDED JUNE 30, 1996 (UNAUDITED)

1. THE BUSINESS

  Leasing Solutions, Inc. (the "Company") was incorporated in California and commenced operations in July 1986. The Company is principally a vendor leasing company engaged in the business of leasing information processing and communications equipment, primarily to large, domestic, creditworthy customers in a variety of industries. In January 1994, the Company formed a wholly-owned subsidiary, Leasing Solutions Receivables, Inc., as a special purpose corporation to issue debt securities collateralized by lease receivables and the underlying leased equipment.

2. SIGNIFICANT ACCOUNTING POLICIES

  The financial information as of June 30, 1996, and with respect to the six months ended June 30, 1995 and 1996, included in these financial statements, and the related information disclosed in these footnotes, are unaudited. In the opinion of management, such information contains all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results of such periods. The results of operations for the six months ended June 30, 1996 are not necessarily indicative of the results to be expected for the entire year.

  Principles of consolidation--The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, Leasing Solutions Receivables, Inc., after elimination of intercompany accounts and transactions.

  Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets, liabilities, revenues and expenses as of the dates and for the periods presented. Actual results could differ from those estimates.

  Cash and cash equivalents--Cash equivalents are highly liquid debt instruments with a remaining maturity of three months or less from date of purchase by the Company. At December 31, 1994, December 31, 1995, and June 30, 1996, $3,832,000, $3,983,000 and $5,060,000, respectively, of such amount was restricted in connection with certain debt securities issued by the Company and was not available for other uses (see Note 7).

  Investment in direct finance leases--Lease contracts (whether financed with recourse or nonrecourse debt) which meet the appropriate criteria specified in Statement of Financial Accounting Standards (SFAS) No. 13 are classified as direct finance leases. Direct finance leases are recorded upon acceptance of the equipment by the customer. Original unearned lease income represents the excess of the gross lease receivable and estimated residual value over the equipment cost. Unearned lease income is recognized as revenue (earned lease income) over the lease term at a constant rate of return on the net investment in the lease.

  Investment in operating leases--Leases which do not meet the criteria of direct finance leases are accounted for as operating leases. Leased equipment is recorded at cost and depreciated over the lease term, to the estimated residual value at the expiration of the lease term, generally on a straight-line basis. Purchased portfolios of certain leases are depreciated on an accelerated method. The Company reviews estimated net realizable values on a regular basis and adjustments are made as necessary.

  Initial direct costs are capitalized and amortized over the original lease term.

  Property and equipment are recorded at cost. Depreciation is computed using the straight-line method over estimated useful lives, which range from three to five years.

                    LEASING SOLUTIONS, INC. AND SUBSIDIARY

                 YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
                AND SIX MONTHS ENDED JUNE 30, 1996 (UNAUDITED)


  The Company adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets to be Disposed of" effective January 1, 1995. The adoption of this statement had no effect on the Company's financial condition or results of operations.

  Income taxes--Deferred income taxes are provided for temporary differences between financial statement and income tax reporting, in accordance with SFAS No. 109.

  Net income per share--Net income per common and common equivalent share is computed by dividing net income by the weighted average number of common shares and dilutive common share equivalents (stock options and warrants) outstanding during the year. The difference between primary and fully diluted net income per share is not significant in any year.

  Recently Issued Accounting Standard--In October 1995, The Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock-Based Compensation." The new standard defines a fair value method of accounting for stock options and other equity instruments, such as stock purchase plans. The new standard permits companies to continue to account for equity transactions with employees under existing accounting rules, but requires disclosure in a note to the financial statements of the pro-forma net income and earnings per share as if the Company had applied the new method of accounting. The Company intends to follow these disclosure requirements for its employee stock plans. As a result, adoption of the new standard will not impact reported earnings or earnings per share, and will have no effect on the Company's cash flows.

  Reclassifications--Certain items have been reclassified in the prior period financial statements to conform to the 1995 presentation and had no effect on net income or shareholders equity.

3. INVESTMENT IN DIRECT FINANCE LEASES

  Investment in direct finance leases represents equipment leased for up to five years. The components of the net investment in direct finance leases, as of December 31, 1994 and 1995 and June 30, 1996, are as follows:

                                           YEARS ENDED DECEMBER
                                                    31,
                                          ------------------------   JUNE 30,
                                             1994         1995         1996
                                          -----------  -----------  -----------
   Minimum lease payments receivable....  $24,984,000  $19,832,000  $20,386,000
   Estimated unguaranteed residual
   value................................      876,000    1,372,000    1,658,000
   Initial direct costs--net............       59,000       73,000       30,000
   Unearned lease income................   (3,554,000)  (2,816,000)  (2,819,000)
                                          -----------  -----------  -----------
   Investment in direct finance leases--
   net..................................  $22,365,000  $18,461,000  $19,255,000
                                          ===========  ===========  ===========

  Interest rates implicit in the leases generally range from 5% to 22%.

  During 1993, an unaffiliated lessee and the Company mutually agreed to extend certain leases for a five-month period. As a result of this extension, the Company has no further residual interest in the equipment. The unaffiliated lessee referred to above has the right to prepay both the original lease payments and the extended lease payments of the leases it has with the Company. In 1993, the lessee prepaid and purchased certain leases with a net book value of $13,394,000, resulting in a $1,532,000 gain on sale. In 1994, the lessee prepaid portions of certain leases in the aggregate amount of $4,000,000, which did not result in any gain or loss on sale. As of December 31, 1994 and 1995, the net book value of leases subject to this prepayment arrangement was $13,308,000 and $5,262,000, respectively.

                    LEASING SOLUTIONS, INC. AND SUBSIDIARY

                 YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
                AND SIX MONTHS ENDED JUNE 30, 1996 (UNAUDITED)


4. INVESTMENT IN OPERATING LEASES

  Investment in operating leases primarily represents equipment leased for two to three years. The components of the net investment in operating leases, as of December 31, 1994 and 1995 and June 30, 1996, are as follows:

                                    YEARS ENDED DECEMBER 31,
                                   ----------------------------    JUNE 30,
                                       1994           1995           1996
                                   -------------  -------------  -------------
   Equipment under operating
   leases......................... $ 175,079,000  $ 301,255,000  $ 417,583,000
   Initial direct costs--net......       674,000      1,664,000      2,324,000
   Accumulated depreciation.......   (73,310,000)  (112,784,000)  (147,680,000)
   Allowance for doubtful
   accounts.......................      (187,000)      (113,000)      (138,000)
                                   -------------  -------------  -------------
   Investment in operating
   leases--net.................... $ 102,256,000  $ 190,022,000  $ 272,089,000
                                   =============  =============  =============

5. FUTURE MINIMUM LEASE PAYMENTS

  Future minimum lease payments to be received by the Company on direct finance leases and noncancelable operating leases, as of December 31, 1995, are as follows:

                                                 DIRECT FINANCE
   YEARS ENDED DECEMBER 31                           LEASES     OPERATING LEASES
   -----------------------                       -------------- ----------------
   1996.........................................  $10,854,000     $ 78,842,000
   1997.........................................    4,315,000       55,565,000
   1998.........................................    3,054,000       25,151,000
   1999.........................................    1,504,000        4,092,000
   2000.........................................      105,000          591,000
                                                  -----------     ------------
       Total....................................  $19,832,000     $164,241,000
                                                  ===========     ============

6. PROPERTY AND EQUIPMENT

  Property and equipment, as of December 31, 1994 and 1995, consist of:

                                                          1994         1995
                                                       -----------  -----------
   Equipment and software ............................ $ 1,530,000  $ 2,399,000
   Furniture..........................................     219,000      245,000
                                                       -----------  -----------
   Total..............................................   1,749,000    2,644,000
   Accumulated depreciation...........................    (814,000)  (1,117,000)
                                                       -----------  -----------
   Property and equipment--net........................ $   935,000  $ 1,527,000
                                                       ===========  ===========

7. DEBT AND CREDIT FACILITIES

  The Company and its wholly-owned subsidiary, Leasing Solutions Receivables, Inc. (the "Subsidiary") utilize their lease receivables and the underlying leased equipment as collateral to obtain debt financing on either a recourse or nonrecourse basis for the acquisition of equipment for lease. Principal and interest payments on the debt are generally due monthly in amounts that are approximately equal to the total payments due from the lessee under the leases that collateralize the debt. Under recourse financing, in the event of a default by a lessee, the lender has recourse against the lessee, the equipment serving as collateral, and the borrower. Under nonrecourse financing, in the event of a default by a lessee, the lender generally only has recourse against the lessee and the equipment serving as collateral, but not against the borrower.

                    LEASING SOLUTIONS, INC. AND SUBSIDIARY

                 YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
                AND SIX MONTHS ENDED JUNE 30, 1996 (UNAUDITED)


  Prior to 1994, the Company obtained debt financing for its leasing activity primarily from banks, insurance and finance companies, and financial intermediaries. In 1994, the Company, through the Subsidiary, initiated a program to provide long-term, permanent financing for a substantial portion of its leasing activity through the issuance of nonrecourse debt securities. Such financing is generally known as a securitization.

  On an interim basis, prior to a portfolio of leases being permanently financed under a securitization, or other long-term loan agreement, the Company finances its lease transactions under short-term, secured, recourse credit facilities. The Company has the following such short-term facilities in place as of December 31, 1995:

  . a $92,500,000 revolving facility ($51,009,000 outstanding at December 31, 1995) syndicated with eight banks, expiring September 13, 1996. Borrowings under the facility bear an interest rate, at the Company's option, of the agent bank's prime rate (8.50% at December 31, 1995) or LIBOR (5.77% at December 31, 1995) plus 150 basis points.

  . a $10,000,000 revolving facility ($5,637,000 outstanding at December 31, 1995) with one bank, with borrowing available through June 30, 1996, and repayments due 240 days after each borrowing. Borrowings under the facility bear interest at the federal funds rate (5.33% at December 31, 1995) plus 240 basis points.

  . a $3,000,000 revolving facility (all outstanding at December 31, 1995) with one bank expiring July 26, 1996. Borrowings under the facility bear interest at the bank's prime rate (8.50% at December 31, 1995) plus 75 basis points. In addition to interim financing of lease transactions, proceeds borrowed under this facility are available for general corporate purposes.

  . an $11,000,000 revolving facility ($7,500,000 outstanding at December 31, 1995) with one bank, expiring September 20, 1996. Borrowings under the facility bear interest at the bank's prime rate (8.50% at December 31, 1995) plus 100 basis points. In addition to interim financing of lease transactions, proceeds under this facility are available for general corporate purposes.

  Borrowings under the above facilities are generally secured by lease receivables and the underlying equipment financed under the respective facility. The agreements for the facilities contain covenants regarding leverage, interest coverage, minimum net worth and profitability and a limitation on the payment of dividends. As of December 31, 1994, the Company had $9,159,000 outstanding under similar facilities. The Company maintains relationships with several other banks for additional recourse financing. At December 31, 1994 and 1995, the Company had $738,000 and $4,535,000 (bearing interest at rates ranging from 7.3% to 10.5%) outstanding under facilities from such sources. Operating and direct finance leases and the related underlying leased equipment serving as collateral for the above secured borrowings had an aggregate net book value of $70,782,000 at December 31, 1995.

  In order to issue nonrecourse, lease-backed debt securities to permanently finance its lease transactions, the Subsidiary filed a $150,000,000 shelf registration statement with the Securities and Exchange Commission in January 1994. Securities issued under this registration are collateralized by the lease receivables financed by such securities and residual proceeds of the underlying equipment and are backed by credit enhancement provided by a national bond guarantor. The Subsidiary had two issuances under the shelf registration in 1994. The first was for $36,685,000, issued in April 1994 at a coupon rate of 5.575%, and is due through March 1998, with $21,244,000 and $6,892,000 (including accrued interest) outstanding at December 31, 1994 and 1995, respectively. The second was for $37,499,000, issued in December 1994 at a coupon rate of 8.075%, and is due through October 1999, with $37,625,000 and $20,360,000 (including accrued interest) outstanding at

                    LEASING SOLUTIONS, INC. AND SUBSIDIARY

                 YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
                AND SIX MONTHS ENDED JUNE 30, 1996 (UNAUDITED)

December 31, 1994 and 1995, respectively. Of the April 1994 issuance, $30,046,000 was used to refinance existing recourse and nonrecourse debt with various financial institutions. Covenants for the securities include certain restrictions on the use of cash and restrictions on the sale or transfer of assets. Cash restrictions include requirements that (a) all rent received by the Subsidiary from leases collateralizing the securities be held in trust and used for repayment of the securities, and (b) a reserve account be established, in a maximum amount of $2,046,000, to be used to repay, in the event of a default by a lessee, any outstanding balance under the securities relating to such defaulted lease if proceeds from the sale of the related underlying equipment was not sufficient to repay such balance. At December 31, 1994, and 1995, $2,526,000 and $1,501,000 of lease receipts were held in trust and an additional $1,306,000 and $2,482,000, respectively, were held in the reserve account. These amounts were unavailable for other uses.

  In 1995 the Company issued $17,500,000 of nonrecourse subordinated debt at a coupon rate of 9.71% due through May 1998. Borrowings under this arrangement are to be repaid from expected residuals from portfolios of equipment subject to the two public securitizations and are secured by the residual cash flows from such portfolios. At December 31, 1995, the Company had $16,541,000 outstanding under this arrangement. The residual interests securing this borrowing had a net book value of $17,683,000 at December 31, 1995.

  The Company continues to maintain relationships with banks, insurance and finance companies, and financial intermediaries as additional nonrecourse, permanent financing sources. At December 31, 1994 and 1995, the Company had $30,725,000 and $49,561,000, respectively, outstanding under facilities from such sources at debt rates ranging from 5% to 13%.

  Collateral for nonrecourse debt includes $105,878,000 and $112,790,000 of net investment in direct finance and operating leases and related underlying leased equipment at December 31, 1994 and 1995, respectively.

  Future maturities of nonrecourse and recourse debt are as follows:

                                                         NONRECOURSE  RECOURSE
   YEARS ENDED DECEMBER 31                                  DEBT        DEBT
   -----------------------                               ----------- -----------
   1996................................................. $50,230,000 $71,681,000
   1997.................................................  32,308,000         --
   1998.................................................  10,478,000         --
   1999.................................................     338,000         --
                                                         ----------- -----------
       Total............................................ $93,354,000 $71,681,000
                                                         =========== ===========

  Cash paid for interest in 1993, 1994 and 1995 was $7,417,000, $7,233,000 and
$10,294,000, respectively.

                    LEASING SOLUTIONS, INC. AND SUBSIDIARY

                 YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
                AND SIX MONTHS ENDED JUNE 30, 1996 (UNAUDITED)


8. COMMITMENTS

  The Company leases its facilities under noncancelable operating leases expiring through 2000. Rent expense for 1993, 1994 and 1995 was $351,000, $377,000 and $377,000, respectively.

  Future minimum annual rental payments for all leases are as follows:

                                                            CAPITAL   OPERATING
   YEARS ENDING DECEMBER 31                                  LEASES     LEASES
   ------------------------                                 -------   ----------
   1996...................................................  $ 57,000  $  513,000
   1997...................................................    57,000     516,000
   1998...................................................    51,000     510,000
   1999...................................................       --      505,000
   2000...................................................       --      506,000
                                                            --------  ----------
    Total.................................................   165,000  $2,550,000
                                                            ========  ==========
   Amount representing interest...........................   (22,000)
                                                            --------
   Present value of minimum lease payments................  $143,000
                                                            ========

9.  RELATED PARTY TRANSACTIONS

  Prior to February 1994, Memorex Telex Corporation was a significant shareholder of the Company. In February 1994, Memorex Telex sold its entire remaining interest in the Company, at which point they were no longer a related party. The Company has an agreement with Memorex Telex which designates the Company as a lease financing source for Memorex Telex products. The Company's sales force works directly with Memorex Telex to provide leases for Memorex Telex customers and to secure agreements for the extension, re-lease, or sale of such equipment to initial and/or subsequent customers. The parties will share the net remarketing proceeds generated after the original equipment cost and related fees are fully recovered by the Company, at an agreed upon rate of return.

  Transactions between Memorex Telex and the Company included purchases of equipment for lease by the Company with aggregate purchase prices of $2,588,000 and $21,478,000 through February 1994 and during 1993.

  Memorex Telex, as a lessee, had lease transaction obligations with the Company at December 31, 1993, with an underlying investment of $1,303,000. All such obligations were fully paid in 1994. Through February 1994 and during 1993, the Company recognized $330,000 and $1,547,000 in operating lease revenue from lease transactions with Memorex Telex. In addition, the Company recognized interest income of $134,000 in 1993 from lease transactions with Memorex Telex.

                    LEASING SOLUTIONS, INC. AND SUBSIDIARY

                 YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
                AND SIX MONTHS ENDED JUNE 30, 1996 (UNAUDITED)


10. INCOME TAXES

  The provision for income taxes at December 31 consists of:

                                                  1993        1994       1995
                                               ----------  ---------- ----------
   Current:
     Federal.................................. $2,536,000  $1,749,000 $1,984,000
     State....................................    727,000     491,000    532,000
                                               ----------  ---------- ----------
   Total current..............................  3,263,000   2,240,000  2,516,000
                                               ----------  ---------- ----------
   Deferred:
     Federal..................................   (763,000)    385,000  1,236,000
     State....................................   (258,000)    435,000    179,000
                                               ----------  ---------- ----------
   Total deferred............................. (1,021,000)    820,000  1,415,000
                                               ----------  ---------- ----------
   Total provision............................ $2,242,000  $3,060,000 $3,931,000
                                               ==========  ========== ==========

  The cumulative items giving rise to deferred taxes at December 31 were as follows:

                                                         1994         1995
                                                      -----------  -----------
   Deferred tax liability:
    Lease transactions treated differently for tax
     and financial reporting........................  $(4,157,000) $(8,896,000)
                                                      -----------  -----------
   Deferred tax assets:
    Alternative minimum tax credits.................    2,631,000    5,890,000
    State income tax................................      450,000      471,000
    Other...........................................      117,000      161,000
                                                      -----------  -----------
   Total deferred tax asset.........................    3,198,000    6,522,000
                                                      -----------  -----------
   Net deferred tax liability.......................  $  (959,000) $(2,374,000)
                                                      ===========  ===========

  The effective tax rate differs from the federal statutory income tax rate as follows:

                                                               1993  1994  1995
                                                               ----  ----  ----
   Statutory rate ............................................ 35.0% 35.0% 35.0%
   State taxes, net of federal effect.........................  3.8   4.9   4.8
   Other......................................................  2.3   0.1   0.1
                                                               ----  ----  ----
   Total...................................................... 41.1% 40.0% 39.9%
                                                               ====  ====  ====

  Cash paid for income taxes in 1993, 1994, and 1995 $381,000, $3,666,000, and
$2,687,000, respectively.

11. SHAREHOLDERS' EQUITY

  Stock Option Plans--The Company's stock option plans provide that incentive and nonqualified stock options to purchase up to an aggregate of 1,840,000 shares of the common stock of the Company may be granted to key contributors to the Company, including officers, directors and employees. Options are granted at the fair market value of the common stock as of the date of grant, as determined by the Board of Directors. Options generally become exercisable ratably over three or four years and expire five or ten years from the grant date.

                    LEASING SOLUTIONS, INC. AND SUBSIDIARY

                 YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
                AND SIX MONTHS ENDED JUNE 30, 1996 (UNAUDITED)


  At December 31, 1995, the Company had reserved 853,676 shares for issuance under these plans.

  Activity under the stock option plans is as follows:

                                           NUMBER OF
                                            SHARES     OPTION PRICE    TOTAL
                                           ---------  -------------- ----------
   Outstanding, January 1, 1993 ..........  418,355   $  .10 -  2.50 $  267,000
     Granted..............................   66,900     4.00 -  5.00    309,000
     Exercised............................ (184,638)     .10 -  2.50    (65,000)
     Canceled.............................  (11,100)     .50 -  1.25     (9,000)
                                           --------   -------------- ----------
   Outstanding, December 31, 1993.........  289,517      .50 -  5.00    502,000
     Granted..............................  164,450     6.50 - 10.00  1,329,000
     Exercised............................  (85,305)     .50 -  4.50    (78,000)
     Canceled.............................  (15,960)     .50 - 10.00    (66,000)
                                           --------   -------------- ----------
   Outstanding, December 31, 1994.........  352,702      .50 -  9.75  1,687,000
     Granted..............................  259,725     7.25 - 15.25  2,165,000
     Exercised............................ (116,879)     .50 -  9.50   (191,000)
     Canceled.............................  (19,174)    1.00 - 10.13   (128,000)
                                           --------   -------------- ----------
   Outstanding, December 31, 1995.........  476,374   $  .50 - 15.25 $3,533,000
                                           ========   ============== ==========

  At December 31, 1995, options to purchase 147,241 shares were exercisable and options for 377,302 shares were available for future grant under the Stock Option Plans.

  At December 31, 1995, warrants to purchase 66,667 shares were exercisable at $6.00 per share. These warrants expire in April 1998.

  Stock Purchase Plans--In 1994, the shareholders of the Company approved the 1994 Employee Stock Purchase Plan (the "ESPP") under which 200,000 shares of the Company's common stock were reserved for issuance. The ESPP permits virtually all employees to purchase common stock, through payroll deductions, at the lower of (a) 85% of the fair market value of the common stock on the first day of each twelve-month offering period, or (b) 85% of the fair market value of the common stock on the applicable exercise date. Each offering period has two six-month exercise periods with the last day of each exercise period being an exercise date. During 1994 and 1995, employees purchased 9,190 and 10,122 shares, respectively, under the ESPP for a total purchase price of $87,000 and $64,000, respectively. At December 31, 1995, the Company had reserved 180,688 shares for issuance under the ESPP.

12. SIGNIFICANT CUSTOMER

  One customer accounted for 19% of the Company's revenues in 1993. No customer accounted for more than 10% of the Company's revenues in 1994. Two customers accounted for 11% and 10% of the Company's revenues in 1995.

                    LEASING SOLUTIONS, INC. AND SUBSIDIARY

                 YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
                AND SIX MONTHS ENDED JUNE 30, 1996 (UNAUDITED)


13. ESTIMATED FAIR VALUES OF FINANCIAL INSTRUMENTS

  The following disclosure of the estimated fair value of the Company's financial instruments is in accordance with the provisions of SFAS No. 107, Disclosures About Fair Value of Financial Instruments. The valuation methods used by the Company are set forth below.

  The accuracy and usefulness of the fair value information disclosed herein is limited by the following factors:

  . These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

  . These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holding of a particular financial asset.

  . SFAS No. 107 excludes from its disclosure requirements lease contracts and various significant assets and liabilities that are not considered to be financial instruments.

  Because of these and other limitations, the aggregate fair value amounts presented in the following table do not represent the underlying value of the Company.

  The carrying amounts and estimated fair values of the Company's financial instruments as of December 31, 1995 are as follows:

                                                            DECEMBER 31, 1995
                                                         -----------------------
                                                          CARRYING
                                                           AMOUNT    FAIR VALUE
                                                         ----------- -----------
   Assets:
     Cash............................................... $ 8,423,000 $ 8,423,000
   Liabilities:
     Recourse debt...................................... $71,681,000 $71,734,000
     Non-recourse debt.................................. $93,354,000 $94,127,000

  The following methods and assumptions were used by the Company in computing the estimated fair value in the above table:

    Cash--The carrying amounts of these financial instruments approximated their fair value.

    Debt and Subordinated Notes Payable--The fair value of recourse and nonrecourse debt is based on the borrowing rates currently available to the Company for debt with similar terms and average maturities.

                    LEASING SOLUTIONS, INC. AND SUBSIDIARY

                 YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
                AND SIX MONTHS ENDED JUNE 30, 1996 (UNAUDITED)


14. SUBSEQUENT EVENTS (UNAUDITED)

  In February 1996, the Company closed a public offering of 2,000,000 shares of its Common Stock, 1,800,000 of which were sold by the Company. It received net proceeds of $22,493,000 from the offering.

  In April 1996, the Company acquired all of the stock of a company, located in the United Kingdom, in the equipment leasing business. The purchase price in the acquisition was U.S. $1,100,000, $150,000 of which was held back at closing as security for the seller's performance of certain of its obligations and representations and warranties in the purchase agreement. The acquisition was accounted for as a purchase.

  In September 1996, the syndicated revolving credit facility described in footnote 7 above was amended to increase the aggregate availability thereunder from $92,500,000 at December 31, 1995 to $155,000,000.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY IN-FORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE NOTES OFFERED BY THIS PROSPECTUS, NOR DOES IT CON-STITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE NOTES BY AN-YONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHO-RIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALI-FIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR THE SALE MADE HERE-UNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMA-TION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                                ---------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Available Information.....................................................    2
Incorporation of Certain Documents by Reference...........................    2
Prospectus Summary........................................................    3
Risk Factors..............................................................    6
Use of Proceeds...........................................................   12
Price Range of Common Stock...............................................   12
Capitalization............................................................   13
Dividend Policy...........................................................   13
The Company...............................................................   13
Selected Consolidated Financial Data......................................   14
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   15
Business..................................................................   21
Management................................................................   34
Security Ownership of Management and Principal Shareholders...............   37
Description of Notes......................................................   38
Description of Capital Stock..............................................   50
Certain Tax Considerations................................................   52
Shares Eligible for Future Sale...........................................   53
Underwriting..............................................................   55
Legal Matters.............................................................   55
Experts...................................................................   56
Index to Consolidated Financial Statements................................  F-1

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------


- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                                  $50,000,000

                       [LOGO OF LEASING SOLUTIONS, INC.]

                            LEASING SOLUTIONS, INC.

                           % Convertible Subordinated
                                Notes Due 2003

                                 -------------
                                  PROSPECTUS

                                 -------------

                      PRUDENTIAL SECURITIES INCORPORATED

                               SMITH BARNEY INC.


                                     , 1996

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The following table sets forth the various expenses in connection with the issuance and distribution of the securities to be registered, other than underwriting discounts and commissions. All of the amounts shown are estimates except the Securities and Exchange Commission registration fee and the NASDAQ National Market application and filing fees. All of the expenses will be paid by the Company.

  SEC registration fee................................................ $ 19,828
  Nasdaq National Market application and filing fee...................   20,375
  NASD filing fee.....................................................    6,250
  Accounting fees and expenses........................................   50,000
  Printing expenses...................................................   60,000
  Trustee, registrar and paying agent expenses........................    9,000
  Blue Sky fees and legal expenses....................................    7,500
  Other legal fees and legal expenses.................................   95,000
  Miscellaneous expenses..............................................   32,047
                                                                       --------
    Total............................................................. $300,000
                                                                       ========


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  As allowed by the California General Corporation Law, the Company's Articles of Incorporation provide that the liability of the directors of the Company for monetary damages shall be eliminated to the fullest extent permissible under California law. This is intended to eliminate the personal liability of a director for monetary damages in an action brought by or in the right of the Company for breach of a director's duties to the Company or its shareholders, except for liability: (1) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law; (2) for acts or omissions that a director believes to be contrary to the best interests of the Company or its shareholders or that involve the absence of good faith on the part of the director; (3) for any transaction from which a director derived an improper personal benefit; (4) for acts or omissions that show a reckless disregard for the director's duty to the Company or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to the Company or its shareholders; (5) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the Company or its shareholders; (6) with respect to certain transaction, or the approval of transactions, in which a director has a material financial interest; and (7) with respect to approval of certain improper distributions to shareholders or certain loans or guarantees. This provision does not eliminate or limit the liability of an officer for any act or omission as an officer, notwithstanding that the officer is also a director or that his actions, if negligent or improper, have been ratified by the Board of Directors. Further, the provision has no effect on claims arising under federal or state securities laws and does not affect the availability of injunctions and other equitable remedies available to the Company's shareholders for any violation of a director's fiduciary duty to the Company or its shareholders. Although the validity and scope of the legislation underlying the provision have not yet been interpreted to any significant extent by the California courts, the provision may relieve directors of monetary liability to the Company for grossly negligent conduct, including conduct in situations involving attempted takeovers of the Company.

  The Company's Bylaws permit it to indemnify its officers and directors to the fullest extent permitted by law. In addition, the Company's Articles of Incorporation expressly authorize the use of indemnification agreements, and the Company has entered into separate indemnification agreements with each of its directors and its executive officers. These agreements required the Company to indemnify its officers and directors to the fullest extent permitted by law, including circumstances in which indemnification would otherwise be discretionary. Among other things, the agreements require the Company to indemnify directors and officers against certain liabilities that may arise by reason of their status or service as directors and officers and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

  The Company has obtained directors and officers liability and company reimbursement insurance pursuant to a policy currently in effect (the "D&O Policy") with several Lloyd's syndicates (collectively, "Lloyds"). Pursuant to the D&O Policy, Lloyds will pay, on behalf of directors and officers of the Company, certain losses (a "Loss") incurred as a result of a wrongful act (a "Wrongful Act") by such persons, for which they are not being indemnified by the Company. In addition, Lloyds will reimburse the Company for Losses over $100,000 ($200,000 if the loss is related to a securities law claim) incurred as a result of the Company's indemnification of all officer or director in connection with a Wrongful Act. The D&O Policy provides that Lloyds aggregate liability to the Company with respect to a single policy year shall not exceed $10,000,000. The D&O Policy is subject to customary exclusions. The Company also has obtained an excess directors and officers liability and company reimbursement policy (the "Excess Policy"). The Excess Policy, with RLI Insurance Company, has essentially the same terms and conditions as the D&O Policy except that it provides $2,500,000 of coverage in excess of the $10,000,000 coverage under the D&O Policy.

  The Underwriting Agreement (Exhibit 1.1) provides for indemnification of the Company by the Underwriters for certain liabilities, including liabilities arising under the Securities Act of 1933, as amended (the "Securities Act").

ITEM 16. EXHIBITS.

  (a) Exhibits.

   EXHIBIT
     NO.   DESCRIPTION
   ------- -----------
    1.1    Proposed form of Underwriting Agreement.
    4.1.1  Proposed form of Indenture Agreement with respect to the  %
           Convertible Subordinated Notes Due 2003 between Bankers Trust
           Company, as Trustee, and the Company.
    4.1.2  Form of Indenture relating to the  % Convertible Subordinated Notes due 2003 between Bankers Trust, as Trustee, and the Company
           (included in Exhibit 4.1.1).
    5.1    Form of opinion of Brown & Bain, P.A., legal counsel to the Company, with respect to legality of the securities being registered.
   12.1    Statement regarding Computation of Ratio of Earnings to Fixed
           Charges.
   23.1    Consent of Deloitte & Touche LLP, independent auditors.
   23.2    Consent of Brown & Bain, P.A., legal counsel to the Company
           (included in Exhibit 5.1).
   24.1    Power of Attorney (included on signature page II-4).
   25.1    Form T-1 Statement of Eligibility under the Trust Indenture Act of
           1939, as amended, of Bankers Trust Company, as Trustee.

ITEM 17. UNDERTAKINGS.

  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended ("Exchange Act") (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the Prospectus, to each person to whom the Prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the Prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the Prospectus, to deliver, or cause to be delivered to each person to whom the Prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the Prospectus to provide such interim financial information.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  The undersigned Registrant hereby undertakes that:

  (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

  (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE COMPANY CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF SAN JOSE, STATE OF CALIFORNIA, ON SEPTEMBER 20, 1996.

                                          Leasing Solutions, Inc.

                                                    /s/ Hal J Krauter
                                          By:__________________________________
                                               (Hal J Krauter, President and
                                                 Chief Executive Officer)

                               POWER OF ATTORNEY

  KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Hal J Krauter and Robert J. Kearns III, and each of them, his true and lawful attorney-in-fact and agent, each with full power of substitution and resubstitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that either of said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

             SIGNATURES                        TITLE                 DATE
             ----------                        -----                 ----

         /s/ Hal J Krauter             Chairman, President,     September 20,
- -------------------------------------   Chief Executive              1996
           (HAL J KRAUTER)              Officer and
                                        Director (Principal
                                        Executive Officer)

     /s/ Robert J. Kearns III          Executive Vice           September 20,
- -------------------------------------   President, Finance           1996
       (ROBERT J. KEARNS III)           and Chief Financial
                                        Officer (Principal
                                        Financial Officer)

       /s/ Terence W. Murphy           Controller               September 20,
- -------------------------------------   (Principal                   1996
         (TERENCE W. MURPHY)            Accounting Officer)

       /s/ Louis R. Adimare            Director                 September 20,
- -------------------------------------                                1996
         (LOUIS R. ADIMARE)

        /s/ George L. Bragg            Director                 September 20,
- -------------------------------------                                1996
          (GEORGE L. BRAGG)

        /s/ James C. Castle            Director                 September 20,
- -------------------------------------                                1996
          (JAMES C. CASTLE)

                                 EXHIBIT INDEX

   EXHIBIT
     NO.   DESCRIPTION                                                     PAGE
   ------- -----------                                                     ----
    1.1    Proposed form of Underwriting Agreement.
    4.1.1  Proposed form of Indenture Agreement with respect to the  %
           Convertible Subordinated Notes Due 2003 between Bankers Trust
           Company, as Trustee, and the Company.
    4.1.2  Form of Indenture relating to the  % Convertible Subordinated
           Notes due 2003 between Bankers Trust, as Trustee, and the
           Company (included in Exhibit 4.1.1).
    5.1    Form of opinion of Brown & Bain, P.A., legal counsel to the
           Company, with respect to legality of the securities being
           registered.
   12.1    Statement regarding Computation of Ratio of Earnings to Fixed
           Charges.
   23.1    Consent of Deloitte & Touche LLP, independent auditors.
   23.2    Consent of Brown & Bain, P.A., legal counsel to the Company
           (included in Exhibit 5.1).
   24.1    Power of Attorney (included on signature page II-4).
   25.1    Form T-1 Statement of Eligibility under the Trust Indenture
           Act of 1939, as amended, of Bankers Trust Company, as
           Trustee.